Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HARTE HANKS, INC.

a Delaware corporation,

HARTE HANKS SMART, INC.

a Delaware corporation,

3Q DIGITAL, INC.

a Delaware corporation,

and

MAURY DOMENGEAUX

as Representative

Dated as of March 16, 2015

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 16, 2015 (the “Agreement Date”) by and among Harte Hanks, Inc., a Delaware corporation (“Acquirer”), Harte Hanks Smart, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), 3Q Digital, Inc., a Delaware corporation (the “Company”), and Maury Domengeaux, as Representative (the “Representative”).

RECITALS

A.                                   The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.

B.                                   The Boards of Directors of Acquirer, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger.

C.                                   Concurrently with the execution and delivery of this Agreement, each employee of the Company listed on Exhibit B is executing and delivering to Acquirer an Employment Offer Letter in the form mutually agreed between Acquirer and such employee (the “Employment Offer Letters”), in each case to become effective upon the Closing (as defined below).

D.                                  Concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquirer’s willingness to enter into this Agreement, each individual listed on Exhibit C-1 is executing and delivering to Acquirer a Non-Competition Agreement substantially in the form attached hereto as Exhibit C-2 (the “Non-Competition Agreement”), in each case to become effective upon the Closing.

E.                                   Immediately following the execution and delivery of this Agreement, the Company shall obtain and deliver to Acquirer irrevocable written consents in the form attached hereto as Exhibit D (each, a “Written Consent” and collectively, the “Written Consents”) from Company Stockholders holding that number of shares of Company Capital Stock constituting the Company Stockholder Approval.

F.                                    Acquirer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“3Q Business” means the business of the Company as conducted prior to the Closing and as such business may be operated by or for Acquirer after the Effective Time.

“Acquirer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Acquirer by an officer or officers of Acquirer at the Closing pursuant to Article 7 and each agreement or document (other than this Agreement) that Acquirer is to enter into as a party thereto pursuant to this Agreement.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, prosecution, or hearing commenced, brought, conducted or heard by or before any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Adjustment Amount Per Share” means, for each particular Company Stockholder or Optionholder, as applicable, an amount equal to (A) the Adjustment Amount multiplied by such Company Stockholder’s Participation Percentage divided by (B) the number of outstanding shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the Effective Time, or in the case of Company Optionholders, the total number of shares of Company Common Stock issuable upon exercise of all outstanding vested Company Options held by such holder as of immediately prior to the Effective Time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including without limitation a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary or another Subsidiary of a Person of which the first Person is also a Subsidiary; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Aggregate Exercise Price” shall mean the sum of the exercise prices of all vested Company Options which are unexpired, unexercised and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger).

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all Orders applicable to a Person or any of its assets, properties or businesses.

“Applicable Closing Amount Per Share” means (i) with respect to the Company Class B Common Stock, the Class B Closing Amount Per Share, (ii) with respect to the Company Series 1-A Common Stock, the Series 1-A Closing Amount Per Share, (iii) with respect to the Company Series 1-B Common Stock, the Series 1-B Closing Amount Per Share, (iv) with respect to the Company Series 2 Common Stock, the Series 2 Closing Amount Per Share, (v)

with respect to the Series 3 Common Stock, the Company Series 3 Closing Amount Per Share, (vi) with respect to the Series 4 Common Stock, the Company Series 4 Closing Amount Per Share and (vii) with respect to the Common Stock, the Common Closing Amount Per Share.  In each case, the Applicable Closing Amount Per Share shall be determined for each class of Company Capital Stock pursuant to the Company Certificate of Incorporation and this Agreement and shall take into consideration the relative rights, priorities and preferences of each class or series of Company Capital Stock upon a liquidation, dissolution or winding up of the Company, all as set forth in the Company Certificate of Incorporation.  The Applicable Closing Amount Per Share is set forth on the Spreadsheet.

“Applicable Multiple” means the multiple determined based on the Revenue CAGR achieved as determined based on Schedule 1 attached hereto.

“Average Measurement Period Revenue” means the average Revenue of the 3Q Business during the Measurement Period calculated by dividing the Measurement Period Revenue by three.

“Balance Sheet Date” means December 31, 2014, the date of the Company Balance Sheet.

“Base Revenue” means the Revenue of the Company for the Base Period.

“Base Period” means the twelve full calendar months period preceding the month in which the Closing Date occurs.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“California Law” means the California General Corporation Law.

“Cause” means (i) the willful and continued failure of the relevant 3Q Manager to perform his duties and responsibilities after Acquirer has delivered to such 3Q Manager a written demand for performance which describes the basis for its belief that such 3Q Manager has not substantially performed his duties and that such failure of performance, if not corrected, would constitute Cause hereunder and such 3Q Manager does not take corrective action within 60 days of receipt of such written demand, (ii) any act of personal dishonesty by the relevant 3Q Manager, taken in connection with his responsibilities as an employee of Acquirer with the intention or reasonable expectation that such action may result in such 3Q Manager’s substantial personal enrichment, (iii) the conviction of the relevant 3Q Manager of, or plea by such 3Q Manager of nolo contendere to, a felony involving dishonesty, breach of trust or fraud or which could reasonably be expected to materially and adversely affect the reputation or business of Acquirer, (iv) any breach by the relevant 3Q Manager of any material provision of the Confidentiality/Non-Disclosure Agreement with Acquirer or other improper disclosure of Acquirer’s confidential or proprietary information and such breach is materially and demonstrably injurious to the Company, or (v) any failure by the relevant 3Q Manager to comply with the material terms of any written Acquirer policy or rule as they may be in effect from time to time during such 3Q Manager’s employment with Acquirer and such failure is materially and demonstrably injurious to Acquirer.

“Class B Closing Amount Per Share” means the portion of the Stockholder Closing Merger Consideration payable to holders of Class B Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Class B Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Closing” means the closing of the transactions to consummate the Merger.

“Closing Date” means the date that the Closing occurs.

“Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, certifying (A) the amount of Estimated Company Closing Cash; (B) the amount of Estimated Company Closing Debt; (C) the amount of the Estimated Company Net Working Capital; (D) the amount of the Estimated Company Net Working Capital Shortfall or Estimated Company Net Working Capital Surplus, as applicable; (E) the Aggregate Exercise Price; and (F) the Estimated Company Merger Expenses.

“Closing Merger Consideration” means (A) $30,000,000 (the “Base Amount”), plus (B) the Aggregate Exercise Price, plus (C) the Estimated Company Closing Cash, plus (D) the Estimated Company Net Working Capital Surplus (if any), minus (E) the Estimated Company Closing Debt, minus (F) the Estimated Company Net Working Capital Shortfall (if any), minus (F) the Estimated Company Merger Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalent Shares” means with respect to any one or more Effective Time Holder, the sum of (i) the aggregate number of shares of Company Capital Stock held by such Effective Time Holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all vested Company Options held by such Effective Time Holder immediately prior to the Effective Time.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article 7 (the “Company Closing Certificates”) and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of December 31, 2014 included in the Company Financial Statements.

“Common Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Company Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Company Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Company Business” means the business of the Company as presently conducted.

“Company Bylaws” means the Company’s bylaws, in effect as of the Agreement Date, as may be amended from time to time.

“Company Capital Stock” means the Company Common Stock, the Company Class A Common Stock (consisting of the Company Series 1-A Common Stock, the Company Series 1-B Common Stock, the Company Series 2 Common Stock, the Company Series 3 Common Stock and the Company Series 4 Common Stock) and the Company Class B Common Stock.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation in effect as of the Agreement Date, as may be further amended from time to time.

“Company Class A Common Stock” means the Company Series 1-A Common Stock, the Company Series 1-B Common Stock, the Company Series 2 Common Stock, the Company Series 3 Common Stock and the Company Series 4 Common Stock (all such series of shares, collectively, and each such series individually).

“Company Class B Common Stock” means the Class B Common Stock, $0.00001 par value per share, of the Company.

“Company Closing Cash” means, as of the Closing Date, (a) the Company’s cash and cash equivalents (including marketable securities and restricted cash) (as defined by and determined in accordance with U.S. GAAP) and (b) the aggregate amount of the Stockholder Loans.

“Company Closing Debt” means, as of the Closing Date, the Company’s Debt.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Financial Statements” means (a) the Company Balance Sheet and the Company’s unaudited statement of operations for the twelve month period ended December 31, 2014 (the “2014 Financial Statements”), and (b) a Statement of Income for the twelve month period ended December 31, 2013 that will solely include the following line items on a consolidated basis for 3Q Digital, LLC and iSearch Media, Inc.: Revenue; COGS; Operating Margin; Expense; EBITDA.

“Company Merger Expenses” means (a) all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby and that have not been paid prior to the Closing (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company, and any such fees and expenses incurred by the Company Securityholders or Company employees, paid for or to be paid for by the Company), (b) any bonus payments or separation payments to employees of the Company in connection with the consummation of the Merger, including the payments set forth in Schedule 2 attached hereto, and the employer portion of any payroll taxes attributable thereto (the “Transaction Bonuses”) and (c) the employer portion of any payroll taxes attributable to the Closing Option Cash-Out Amount paid to Company Optionholders at the Closing (but excluding, for the avoidance of doubt, any payroll taxes attributable to any other amounts paid to the Company Optionholders following the Closing pursuant to Section 2.1(b)(3)).  Without limiting the generality of the foregoing, “Company Merger Expenses” shall include any fees that are payable or may become payable by the Company to third parties in connection with the Merger for services that were performed by such third parties related to the Merger at or prior to the Closing that remain unpaid at the Closing (even if the invoice for such fees is not issued until after the Closing).

“Company Net Working Capital” means, as of the Closing Date, (A) the Company’s total current assets (as defined by and determined in accordance with U.S. GAAP) less (B) the Company’s total current liabilities (as defined by and determined in accordance with U.S. GAAP).  For clarity, for purposes of calculating Company Net Working Capital, (1) the Company’s current assets shall (x) include accounts receivable, prepaid expenses and other current assets on a net basis, but shall exclude deferred Tax assets and (y) exclude Company Closing Cash, and (2) the Company’s current liabilities shall (w) include accounts payable, accrued liabilities and other current liabilities, (x) include any Company Merger Expenses which remain unpaid, (y) exclude deferred rent, deferred revenue and Taxes, and (z) exclude Company Closing Debt.  For clarity, there shall be no double counting with respect to any of the items set forth above.

“Company Optionholders” means the holders of Company Options.

“Company Option Plan” means the 3Q Digital, Inc. 2014 Stock Plan and any other non-plan option grant, agreement or arrangement with respect to Company Common Stock, in each case as amended.

“Company Options” means options to purchase shares of Company Common Stock including, but not limited to, options to purchase shares of Company Common Stock under the Company Option Plan.

“Company Securityholders” means the Company Stockholders and the Company Optionholders, collectively.

“Company Series 1-A Common Stock” means the Series 1-A Common Stock, $0.00001 par value per share, of the Company.

“Company Series 1-B Common Stock” means the Series 1-B Common Stock, $0.00001 par value per share, of the Company.

“Company Series 2 Common Stock” means the Series 2 Common Stock, $0.00001 par value per share, of the Company.

“Company Series 3 Common Stock” means the Series 3 Common Stock, $0.00001 par value per share, of the Company.

“Company Series 4 Common Stock” means the Series 4 Common Stock, $0.00001 par value per share, of the Company.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Contract” means any legally binding, executory written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, purchase order, or binding commitment or undertaking of any nature.

“Debt” means, with respect to any Person, the aggregate of the following:  (A) any liability of such Person (1) for borrowed money (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility, credit card line or the like, (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) for the deferred purchase price of property, (5) under any capitalized or synthetic leases, or (6) under any financial hedging, swap or similar arrangements; and (B) any liability described in clause (A) of other Persons to the extent guaranteed by such first Person, or recourse to such first Person or any of its assets, or that is otherwise the legal liability of such first Person.  Debt includes (without duplication) (i) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Debt and (ii) any and all amounts of the nature described in clauses (A)(1)-(3) owed by such Person to any of its Affiliates including any of its stockholders.  Debt excludes trade payables and other similar liabilities incurred in the ordinary course of business.

“Delaware Law” means the Delaware General Corporation Law.

“Deemed Revenue Amount” means an amount equal to the sum of (1) the actual amount of the Revenue of the 3Q Business from the commencement of the Measurement Period through the end date of the last month preceding the occurrence of the relevant earnout acceleration event under Section 2.8 (the “Actual Revenue End Date”), and (2) the total amount of Revenue of the 3Q Business that is projected to be achieved during the period from the Actual Revenue End Date until the Measurement Date as set forth in the then-current Revenue forecast in effect as of the Actual Revenue End Date that has been prepared by the 3Q Managers (with the prompt review and approval of Acquirer’s Chief Financial Officer, acting reasonably) in the ordinary course of business consistent with the then past practice.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law or California Law in connection with the Merger.

“Dissenting Shares Payments” means the aggregate sum of (1) any payments made by Acquirer in respect of Dissenting Shares in excess of the amount of cash that would have been payable pursuant to Section 2.1(b) in respect of such shares had they never been Dissenting Shares, and (2) any reasonable costs or expenses incurred by Acquirer or its Affiliates, including the Surviving Corporation (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any Action or in connection with any investigation), in connection with claims related to any Dissenting Shares.

“Earnout Amount” means an amount equal to the sum of (a) the Gross Earnout Amount less the Base Amount, and (b) the Tax Credit Amount; provided, however, in no event shall the Earnout Amount be less than zero.

“Earnout Amount Per Share” means, for each particular Company Stockholder or Company Optionholder, as applicable, an amount equal to (A) the Earnout Amount multiplied by such Company Stockholder’s Participation Percentage divided by (B) the number of outstanding shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the Effective Time, or in the case of Optionholders, the total number of shares of Company Common Stock issuable upon exercise of all outstanding vested Company Options held by such holder as of immediately prior to the Effective Time.

“Effective Time” means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Acquirer and specified in the Certificate of Merger).

“Effective Time Holders” means the Company Securityholders as of immediately prior to the Effective Time (other than holders solely of shares of Company Capital Stock which constitute and remain Dissenting Shares).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, option, right of first refusal, preemptive right, community property interest or other similar encumbrance of any kind in respect of such asset, other than Permitted Encumbrances.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, association, organization or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Amount Per Share” means, for each particular Effective Time Holder, an amount equal to (A) the amount of any Escrow Cash distributed to the Effective Time Holders in accordance with this Agreement and the Escrow Agreement, if any, multiplied by such Effective Time Holder’s Pro Rata Share, divided by (B) the number of outstanding shares of Company Capital Stock held by such Effective Time Holder as of immediately prior to the Effective Time and/or the total number of the shares of Company Common Stock issuable upon exercise of all outstanding vested Company Options held by such Effective Time Holder as of immediately prior to the Effective Time.

“Escrow Cash” means cash in an aggregate amount equal to $750,000.

“Escrow Fund” means the Escrow Cash plus all accrued interest thereon.

“Estimated Company Closing Cash” means the amount of the Company Closing Cash estimated in good faith by the Company as of the Closing Date and set forth in the Closing Financial Certificate.

“Estimated Company Closing Debt” means the amount of the Company Closing Debt estimated in good faith by the Company as of the Closing Date and set forth in the Closing Financial Certificate.

“Estimated Company Merger Expenses” means the amount of the Company Merger Expenses estimated in good faith by the Company as of the Closing Date and set forth in the Closing Financial Certificate.

“Estimated Company Net Working Capital” means the amount of the Company Net Working Capital estimated in good faith by the Company as of the Closing Date and set forth in the Closing Financial Certificate.

“Estimated Company Net Working Capital Shortfall” means, if the Estimated Company Net Working Capital as set forth in the Closing Financial Certificate is less than the Target Net Working Capital, the Target Net Working Capital minus the Estimated Company Net Working Capital.

“Estimated Company Net Working Capital Surplus” means, if the Estimated Company Net Working Capital as set forth in the Closing Financial Certificate is greater than or equal to the Target Net Working Capital, the Estimated Company Net Working Capital minus the Target Net Working Capital.

“Expense Amount Per Share” means, for each particular Effective Time Holder, an amount equal to (A) the amount of any Expense Cash distributed to the Effective Time Holders hereunder multiplied by such Effective Time Holder’s Pro Rata Share divided by (B) the number of outstanding shares of Company Capital Stock held by such Effective Time Holder as of immediately prior to the Effective Time and/or the total number of shares of Company Common Stock issuable upon exercise of all outstanding vested Company Options held by such Effective Time Holder as of immediately prior to the Effective Time.

“Expense Cash” means an amount of cash equal to $250,000.

“Fraud” means actual fraud under Delaware Law (including the requisite elements of (A) false representation, usually one of fact, (B) knowledge or belief that the representation was false (i.e., scienter), (C) intention to induce the claimant to act or refrain from acting, (D) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (E) the claimant was damaged by such reliance and as established by the standard of proof applicable to such actual fraud).

“Fully Diluted Company Capital Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Class B Common Stock issued and outstanding immediately prior to the

Effective Time, (D) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options to acquire shares of Company Common Stock that are issued and outstanding and vested as of immediately prior to the Effective Time.

“Governmental Authority” means any (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Gross Earnout Amount” means an amount equal to the Average Measurement Period Revenue multiplied by the Applicable Multiple; provided, however, in no event shall the Gross Earnout Amount exceed $65 million.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (B) all trademarks, service marks, trade dress, design rights, logos and trade names, all applications, registrations, and renewals in connection therewith, and including all goodwill associated with any of the foregoing; (C) all copyrights, copyrightable works, moral rights, and all applications, registrations, and renewals in connection therewith; (D) all Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses (“Domain Names”); (E) all mask works and all applications, registrations, and renewals in connection therewith; (F) all trade secrets, know-how and confidential business information; (G) all computer software and code (including source code, executable code, assemblers, applets, compilers, binaries, development tools, design tools, user interfaces, data, databases, in any form or format, however fixed, and related documentation) (collectively, “Software”); and (H) all copies and tangible embodiments of any of the foregoing, in whatever form or medium, including electronic media, and including manuals, programmers’ notes, memoranda and records.

“knowledge” means the actual knowledge of the executive officers of an Entity of a particular fact, circumstance, event or other matter in question following reasonable inquiry of the Persons employed by such Entity charged with administrative or operational responsibility for the relevant matter being represented, provided, however, that with respect to the Company, executive officers shall mean solely David Rodnitzky, Maury Domengeaux, David Yoo, Scott Rayden, Brian Grabowski and Laura Rodnitzky.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to be materially adverse in relation to the financial condition, assets (including intangible assets), liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect directly or indirectly results from, arises out of, is attributable to or related to any one or more of the following:  (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes in such conditions) in the industries in which such Entity conducts business; (C) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (E) the announcement of this Agreement or consummation of the transactions contemplated hereby, (F) any actions taken or failure to take action, in each case, which Acquirer has approved or consented to in writing or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement; (G) changes in any Applicable Law or changes in U.S. GAAP; and (G) any failure of the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance metrics (but not, in each case, the underlying cause of such failure, unless such failure would otherwise be excepted from this definition), except to the extent any such change, event, circumstance, condition or effect directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (A) - (C) above disproportionately affects such the Company or its subsidiaries in a material respect as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company or its subsidiaries conduct business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur).

“Maximum Earnout Amount” means $65,000,000 less the Base Amount plus the Tax Credit Amount.

“Measurement Date” means the last day of the Measurement Period.

“Measurement Period” means the three-year period beginning on the first day of the calendar month in which the Closing Date occurs.

“Measurement Period Revenue” means the Revenue of the 3Q Business for the Measurement Period.

“Merger Sub Common Stock” means the Common Stock, $0.01 par value per share, of Merger Sub.

“NDA” means that certain non-disclosure agreement, dated as of September 17, 2014, by and between the Company and Acquirer.

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement or equivalent governing documents (as applicable) of such entity.

“Participation Percentage” means the percentage of the Earnout Amount, Adjustment Amount, and Tax Refund Amount, as applicable, and in each case, if any, that may become payable to each Effective Time Holder as set forth on the Spreadsheet.

“Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable or liens for taxes that are being contested in good faith through appropriate proceedings; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws;  (F) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; and (G) except with respect to Intellectual Property, such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Indemnification Share” means, for the applicable Effective Time Holder, the fraction, expressed as a percentage, (x) the numerator of which is the number of Common Stock Equivalent Shares held by such Effective Time Holder and (y) the denominator of which is (i) the number of Common Stock Equivalent Shares held by all Effective Time Holders, less (ii) 50% of the aggregate amount of all Common Stock Equivalent Shares held by all Effective Time Holders who have not, as of the Effective Time, executed an Indemnification Backstop Agreement and/or an Option Cancellation Agreement.

“Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is entitled to receive pursuant to Section 2.1(b) at the Closing with respect to such Effective Time Holder’s Company Capital Stock (other than Dissenting Shares) and/or with respect to such Effective Time Holders’ vested Company Options relative to the amount of cash all Effective Time Holders are entitled to receive pursuant to Section 2.1(b) at the Closing with respect to their shares of Company Capital Stock (other than Dissenting Shares) and Company Options.

“Revenue” means the gross revenues of the Company.

“Revenue CAGR” means the compound annual growth rate of Revenue determined pursuant to the following formula and expressed as a percentage:

Revenue CAGR = (Measurement Period Revenue/Base Revenue)^0.3333 - 1

“Series 1-A Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Series 1-A Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Series 1-A Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Series 1-B Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Series 1-B Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Series 1-B Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Series 2 Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Series 2 Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Series 2 Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Series 3 Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Series 3 Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Series 3 Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Series 4 Closing Amount Per Share” means the portion of the Closing Merger Consideration payable to holders of Series 4 Common Stock in accordance with Article IV.A.6 of the Company Certificate of Incorporation, determined on a per share of Series 4 Common Stock basis, which per share amount is set forth on the Spreadsheet.

“Spreadsheet” means a spreadsheet dated as of the Closing Date which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock and Company Options:  (A) the names of all the Company Securityholders and their respective addresses; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons; (C) the summary vesting schedule description with respect to such Company Capital Stock and Company Options; (D) the exercise price per share in effect for each Company Option; (E) the amount of cash payable to each Company Stockholder and each Company Optionholder in exchange for the Company Capital Stock and/or Company Options held by such Persons pursuant to Section 2.1(b) and/or Section 2.1(c), as applicable; (F) the Pro Rata Share of each Effective Time Holder and the amount of Escrow Cash and Expense Cash allocated to each Effective Time Holder; (G) the Participation Percentage of each Effective Time Holder; and (H) other items required pursuant to this Agreement.

“Stockholder Closing Payment Amount” means (i) the Closing Merger Consideration minus (ii) the Escrow Cash, minus (iii) the Expense Cash, minus (iv) the Optionholders’ Closing Consideration, (v) minus the Stockholder Loan.

“Stockholder Loan” means that the principal amount of the loans made by the Company to any Company Securityholder, together with all accrued interest thereon, that are outstanding as of the Closing Date and set forth in Section 3.12(b) of the Company Disclosure Letter and the

amount of which is set forth on the Spreadsheet, which Stockholder Loans shall be deducted by Acquirer from the portion of the Closing Merger Consideration otherwise payable to such Company Securityholders hereunder with respect to shares of Company Capital Stock or Company Options held by the relevant Company Securityholder and transferred to the Company in discharge of such Stockholder Loans.

“Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.  For all purposes of this Agreement, with respect to taxes of the Company relating to a Straddle Period, the amount of taxes attributable to the portion of such Straddle Period ending on the Closing Date shall, (i) in the case of any taxes that are imposed on a periodic basis and are not based upon or related to income or receipts, be deemed to be the amount of taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all Straddle Period taxes not described in the preceding clause (i), be determined based on an interim closing of the books as of the Closing Date.

“Subsidiary” means any corporation or other business Entity (A) in which a Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest; (B) in which a Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by a Person.

“Target Net Working Capital” means $2,853,000.

“Target Performance” has the meaning set forth in Schedule 2.8 attached hereto.

“tax” (and, with correlative meaning, “taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person under Applicable Law, by Contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any tax.

“Tax Credit Amount” means the aggregate amount of any San Francisco Enterprise Zone Payroll Expense Tax Credit earned by the Company or any of its Subsidiaries with respect to the time period prior to the Closing that is unused as of the Closing and that is credited against any Taxes of the Company or of any Subsidiary following the Closing arising with respect to the post-Closing time period.

“Tax Refund Amount” means the aggregate amount of Tax refunds received by the Company, Acquirer or any of their Affiliates with respect to Taxes previously paid by the Company or any Subsidiaries related to any Pre-Closing Tax Period.

“Tax Refund Amount Per Share” means, for each particular Company Stockholder or Optionholder, as applicable, an amount equal to (A) the Tax Refund Amount multiplied by such Company Stockholder’s Participation Percentage, divided by (B) the number of outstanding shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the Effective Time, or in the case of Company Optionholders, the total number of shares of Company Common Stock issuable upon exercise of all outstanding vested Company Options held by such holder as of immediately prior to the Effective Time.

“Total Common Shares” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Merger Consideration” means the sum of the Closing Merger Consideration (as adjusted by Section 2.3 and Section 2.9) and the Earnout Amount, if any.

“Unvested Company Options” means any Company Options that are not vested and may be forfeited to the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement).

“U.S. GAAP” means United States generally accepted accounting principles, as applied on a consistent basis by the Person in question.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER

2.1                              Conversion of Shares

(a)        Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.00001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.

(b)                                Merger Consideration; Conversion of Company Securities.

(1)                                 Company Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be cancelled and extinguished and converted into and represent the right to receive in cash, without interest, (A) an amount equal to the Applicable Closing Amount Per Share, payable to the holder thereof in accordance with the procedures set forth in Section 6.2, (B) to the extent that any of the Escrow Fund is distributed to the Effective Time Holders pursuant to Section 2.2, the Escrow Amount Per Share, (C) to the extent any Adjustment Amount becomes payable to the Effective Time Holders pursuant to Section 2.3, the Adjustment Amount Per Share, (D) to the extent any Tax Refund Amount is paid to the Effective Time Holders pursuant to Section 2.9, the Tax Refund Amount Per Share, (E) the Earnout Amount Per Share, if any, subject to any Acquirer right of set-off as set forth in Section 9.3 hereof, and (F) to the extent any Expense Cash is distributed to the Effective Time Holders, the Expense Amount Per Share.  Subject to the terms and conditions of this Agreement, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time but that is not vested and may be forfeited to the Company under the terms of any Contract with the Company (taking into account any acceleration of vesting of Company Capital Stock in connection with the consummation of the Merger) will be forfeited and cancelled at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration.

(2)                                 Certain Qualifications. The preceding provisions of Section 2.1(b)(1) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares).

(3)                                 Vested Company Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, each vested Company Option that is issued and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be cancelled and extinguished and converted into and represent the right to receive in cash, without interest:

(A)                               an amount equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) the amount by which the Common Closing Amount Per Share exceeds the exercise price per share attributable to such Company Option (such amount, the “Closing Option Cash-Out Amount”);

(B)                               to the extent that any of the Escrow Fund is distributed to the Effective Time Holders in accordance with Section 2.2, an amount equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) Escrow Amount Per Share;

(C)                               to the extent any Adjustment Amount is paid to the Effective Time Holders pursuant to Section 2.3, an amount equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) the Adjustment Amount Per Share;

(D)                              to the extent any Tax Refund Amount is paid to the Effective Time Holders pursuant to Section 2.9, an amount equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) the Tax Refund Amount Per Share,

(E)                               an amount of cash equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) the Earnout Amount Per Share, if any, subject to any Acquirer right of set-off as set forth in Section 9.3 hereof, to the extent payable pursuant to Section 2.7; and

(F)                                an amount of cash, upon any release of the Expense Cash and subject to Article 9, equal to the product of (1) the number of shares of Company Common Stock subject to such vested Company Option multiplied by (2) the Expense Amount Per Share;

provided, however, that the Surviving Corporation and Acquirer shall be entitled to deduct and withhold from such payments made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(3).  The aggregate consideration to which holders of vested Company Options become entitled to pursuant to this Section 2.1(b)(3) is collectively referred to herein as the “Optionholders’ Merger Consideration” and the portion of the Optionholders’ Merger Consideration payable solely with respect to clause (A) of this Section 2.1(b)(3) is referred to herein as the “Optionholders’ Closing Consideration.”

(4)                                 Unvested Options. Each Unvested Company Option that is issued and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration.

(5)                                 Rounding.  The amount of cash each holder of Company Capital Stock or Company Options is entitled to receive pursuant to the terms and conditions of this Section 2.1(b), for the Company Capital Stock and/or Company Options held by such holder, shall be rounded to the nearest cent.

(6)                                 Option Cancellation Agreement.  Prior to the Closing, the Company shall have used its commercially reasonable best efforts to seek execution by the Company Optionholders requested by Acquirer of an option cancellation agreement in substantially the form approved by Acquirer and attached hereto as Exhibit E (each, an “Option Cancellation Agreement”).

(c)                                 Dissenting Shares.  As more fully set forth in Section 6.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting appraisal rights as set forth in Delaware Law or dissenters’ rights as set forth in California Law, if applicable, shall be entitled to their rights under Delaware Law or California Law, respectively, with respect to such shares.

(d)                                Cancellation of Company-Owned Stock.  Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(e)                                 Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2                              Escrow Cash and Expense Cash.

(a)                                 Prior to the Closing, Acquirer, the Representative and Wilmington Trust, National Association (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”).  Upon the Closing, Acquirer shall cause the Escrow Cash to be withheld from the Closing Merger Consideration otherwise payable to the Effective Time Holders hereunder and deposited with the Escrow Agent into an escrow account (the “Escrow Account”) to serve as security for the Effective Time Holders’ obligations under Section 2.3 and for certain indemnification obligations of the Effective Time Holders under Section 9.2(i).  Upon the Closing, Acquirer shall cause the Expense Cash to be deposited in an account designated by the Representative for the purposes of paying Representative Expenses incurred in connection with the discharge of his duties under this Agreement and the Escrow Agreement.

(b)                                Unless there has been an Early Escrow Release pursuant to Section 9.5(c), promptly following the one year anniversary of the Closing Date (the “Escrow Expiration Date”) (and in any event within two (2) Business Days thereafter), and pursuant to the terms of this Agreement and the Escrow Agreement, any amount of the Escrow Fund then remaining in the Escrow Account, less (B) an amount reasonably sufficient to satisfy any pending Claim pursuant to Section 2.3 and/or Section 9.2(i) properly made by any Acquirer Indemnified Person prior to the Escrow Expiration Date, shall be distributed by the Escrow Agent by wire transfer (unless payment by wire transfer is not reasonably practicable, in which case payment will be made by check) to each Company Stockholder of the amount determined pursuant to Section 2.1(b)(1)(B) with respect to the Company Capital Stock held by such Company Stockholder and the Escrow Agent will pay to Acquirer, or the Surviving Corporation, the aggregate portion of such amount payable to the holders of vested Company Options pursuant to Section 2.1(b)(3)(B) which amount will be paid by Acquirer or the Surviving Corporation to the Company Optionholders after deduction of any required tax withholding amounts.  At such time as any such pending Claim is finally resolved, promptly following final resolution thereof and the payment to the Acquirer Indemnified Persons of amounts, if any, from the Escrow Account to which they become entitled hereunder in connection with such Claims, any remaining funds in the Escrow Account that were being held for such pending Claim shall be paid by the Escrow Agent to the Company Stockholders pursuant to Section 2.1(b)(1)(B), and paid by the Escrow Agent to Acquirer, or the Surviving Corporation, for distribution to holders of vested Company Options pursuant to Section 2.1(b)(3)(B) after deduction of any required tax withholding amounts.  The Representative and Acquirer shall deliver joint written instructions to the Escrow Agent as and when appropriate in order to effect the terms of this Section 2.2(b).

2.3                              Post-Closing Working Capital, Debt and Cash Adjustments.

(a)                                 Attached hereto as Schedule 2.3(a) is the Closing Financial Certificate, prepared and delivered by the Company, containing an estimated balance sheet of the Company as of the Closing Date, and setting forth the Company’s good faith estimate of (i) the Estimated Company Net Working Capital, (ii) the Estimated Closing Company Closing Debt, (iii) the Estimated Closing Company Closing Cash and (iv) the Estimated Company Merger Expenses.

(b)                                Within 90 days after the Closing, Acquirer shall prepare and deliver to the Representative a certificate (the “Acquirer NWC Certificate”) executed by a duly authorized officer of Acquirer setting forth Acquirer’s calculation of (i) the Company Net Working Capital, (ii) Company Closing Debt, (iii) Company Closing Cash and (iv) Company Merger Expenses.  As part of the Acquirer NWC Certificate, Acquirer shall also deliver a certificate that sets forth Acquirer’s calculation of the Closing Merger Consideration (replacing the estimated amounts used at Closing with Acquirer’s calculations of the Company Net Working Capital, Company Closing Cash, and Company Closing Debt).  Acquirer’s failure to timely provide the Acquirer NWC Certificate shall be deemed an acceptance by Acquirer of the Company Net Working Capital calculations set forth in the Closing Financial Certificate, without prejudice to the Representative’s right to require that Acquirer deliver the Acquirer NWC Certificate and effectuate an adjustment pursuant to Section 2.3(g).

(c)                                 The Representative and its representatives shall be given all such access as they may reasonably require during Acquirer’s normal business hours (or such other times as the parties may agree) to the books and records of the Company and the Surviving Corporation and the work papers of Acquirer, and access to such personnel or representatives of the Company and Acquirer (including accountants) as they may reasonably require, for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Acquirer NWC Certificate and/or the calculation of the Company Net Working Capital, Company Closing Debt, Company Closing Cash, Closing Merger Consideration and Company Merger Expenses.

(d)                                If the Representative objects to the Company Net Working Capital, Company Closing Debt, Company Closing Cash, Closing Merger Consideration or Company Merger Expenses calculations set forth in the Acquirer NWC Certificate, the Representative may, within 30 days after delivery of the Acquirer NWC Certificate, deliver a notice (the “Notice of Objection”) to Acquirer disagreeing with such calculation(s) and describing with reasonable specificity the basis for such disagreement, and setting forth the Representative’s calculation(s) in the alternative (the “Disputed Amounts”).  The Representative shall be deemed to have agreed with all items, calculations and amounts contained in the Acquirer NWC Certificate, other than any Disputed Amounts, which are the subject of a timely delivered Notice of Objection.  If the Representative does not deliver a Notice of Objection within such 30-day period, the amounts set forth in the Acquirer NWC Certificate delivered by Acquirer shall be final and binding on the parties hereto.

(e)                                 If the Representative timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to 20 Business Days following Acquirer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement with respect to the calculation of the Company Net Working Capital, Company Closing Debt, Company Closing Cash, Closing Merger Consideration and Company Merger Expenses and any resolution by them of such disagreement shall be in writing and shall be final and binding on the parties hereto.

(f)                                   If, after such 20-Business Day period, the Representative and Acquirer cannot resolve any such disagreement, then the parties shall engage a nationally recognized auditing firm reasonably acceptable to Acquirer and the Representative that has not performed work for, and is otherwise independent of, each of Acquirer, the Company and the Representative (the “Reviewing Accountant”) to review the calculation of the Company Net Working Capital, Company Closing Debt, Company Closing Cash and Company Merger Expenses for the purpose of resolving all Disputed Amounts.  In making such calculation, the Reviewing Accountant shall consider only the Disputed Amounts set forth in the Notice of Objection delivered pursuant to Section 2.3(d) and the definitions and principles for calculation of such amounts as set forth in this Agreement and shall base its determination solely on presentations of Acquirer and the Representative (i.e., no independent investigation).  After review of such calculation, the Reviewing Accountant shall promptly determine the Company Net Working Capital, Company Closing Debt, Company Closing Cash, Closing Merger Consideration and Company Merger Expenses (and the parties shall instruct the Reviewing Accountant to make such determination within 30 days following submission) and such determination shall be final and binding on the parties.  Notwithstanding the foregoing, with regard to any Disputed Amount, the Reviewing Accountant may not assign a value to any disputed item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Acquirer or the Representative.

(g)                                The date on which the Company Net Working Capital, Company Closing Cash, Company Closing Debt, Closing Merger Consideration and the Company Merger Expenses are finally determined pursuant to Sections 2.3(d), (e) or (f), as applicable, shall be referred to as the “Determination Date,” and such amounts as finally determined shall be referred to as the “Final Company Net Working Capital,” “Final Company Closing Cash,” “Final Company Closing Debt,” “Final Closing Merger Consideration,” and “Final Company Merger Expenses,” respectively. Notwithstanding anything to the contrary herein, if the Final Company Net Working Capital is greater than or less than the Estimated Company Net Working Capital, in each case by an amount less than 10% of the amount of the Estimated

Company Net Working Capital, then for purposes hereof, the Final Company Net Working Capital shall be deemed to equal the Estimated Company Net Working Capital for purposes of this Section 2.3 (it being understood that if the Final Company Net Working Capital is greater than or less than the Estimated Company Net Working Capital by more than 10%, the Final Company Net Working Capital shall be as determined in accordance with this Agreement).  On the Determination Date, the Closing Merger Consideration shall be adjusted as follows:

(1)                                 If the Final Closing Merger Consideration exceeds the Closing Merger Consideration (the amount of such excess, the “Adjustment Amount”), within three Business Days of the Determination Date, Acquirer will pay to the Exchange Agent (with respect to the portions payable to the holders of Company Capital Stock) and cause to be paid to the Optionholders (with respect to the portions payable to the Company Optionholders) the amount by which the Final Closing Merger Consideration so exceeds the Closing Merger Consideration, as an adjustment to the dollar amount of the Total Merger Consideration.  The applicable portions payable to the Company Securityholders shall be paid as provided in Section 2.1(b)(1)(C) and Section 2.1(b)(3)(C);

(2)                                 If the Closing Merger Consideration exceeds the Final Closing Merger Consideration (the amount of such excess, the “Shortfall Amount”), and the Shortfall Amount is equal to or less than the amount of the Escrow Fund, within three Business Days of the Determination Date, Acquirer and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund to Acquirer an amount equal to the Shortfall Amount; and

(3)                                 If the Shortfall Amount is greater than the amount of the Escrow Fund, within three Business Days of the Determination Date, Acquirer and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the entire Escrow Fund to Acquirer, and the Company Securityholders, in accordance with their Pro Rata Share, shall pay to Acquirer any Shortfall Amount in excess of the Escrow Fund.

(h)                                 In the event of an Adjustment Amount (if any), the costs and expenses of the Reviewing Accountant, if any (the “Reviewing Accountant Fees”), shall be paid by Acquirer.  In the event of a Shortfall Amount (if any), Acquirer shall be entitled to reclaim an amount from the Escrow Fund equal to the Reviewing Accountant Fees.

2.4                              Effects of the Merger.  At and upon the Effective Time:

(a)                                 the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)                                the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law;

(c)                                 the bylaws of the Surviving Corporation shall be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by Delaware Law;

(d)                                the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e)                                 the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f)                                   the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

2.5                              Tax Consequences and Withholding

(a)                                 The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code.  The Company and the Company Securityholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b)                                Acquirer or Acquirer’s agents shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Company Securityholder the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent that amounts are so withheld and timely paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.  Any of Acquirer or Acquirer’s agents that deducts and withholds any amount from the consideration otherwise payable pursuant to this Agreement shall provide to any Company Securityholder on which withholding is imposed such documentation as may reasonably be required to support the Company Securityholder’s claim of having paid the withheld amounts to the applicable Tax Authorities.

2.6                              Further Assurances.  If, at any time before or after the Effective Time, Acquirer reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement or any Company Ancillary Agreement, or Acquirer Ancillary Agreement at or after the Effective Time, then the Company, Merger Sub, Acquirer, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement, the Company Ancillary Agreements and the Acquirer Ancillary Agreements.

2.7                              Earnout Consideration.

(a)                                 Earnout Obligation.  In accordance with the terms and conditions of this Section 2.7, including the review and dispute procedures set forth herein, and solely to the extent provided under this Section 2.7, Acquirer shall pay, or cause to be paid, to the Exchange Agent for further payment to the Effective Time Holders (on a pro rata basis according to each Effective Time Holder’s Participation Percentage) an aggregate amount equal to the Earnout

Amount (if any).  The Earnout Amount (if any) shall be determined as set forth in this Section 2.7.

(b)                                Calculation of Revenue.  The calculation of Revenue shall be determined based upon the Company’s existing principles, practices, methodologies and policies.

(c)                                 Determination of Base Revenue.

(i)             As promptly as practicable, but in any event within 90 days after the Closing Date, Acquirer will deliver to the Representative a statement (a “Preliminary Base Revenue Statement”) setting forth in reasonable detail Acquirer’s calculation of the Base Revenue.

(ii)          The Representative shall be permitted (but shall not be required) to engage an accountant (the “Representative Auditor”) for purposes of assisting the Representative with auditing the Preliminary Base Revenue Statement, which Representative Auditor shall not be the Reviewing Accountant.  Subject to entering into a confidentiality agreement with, and reasonably acceptable to, Acquirer, the Representative Auditor, if any, and the Representative shall be permitted reasonable access during normal business hours upon reasonable advance notice to review Acquirer’s, the Surviving Corporation’s and its Subsidiaries’ books and records and any work papers used in the preparation of the Preliminary Base Revenue Statement.  The Representative Auditor or the Representative may make reasonable inquiries of Acquirer, the Surviving Corporation and their respective accountants regarding questions or disagreements arising in the course of their review thereof, and Acquirer shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause the appropriate personnel of Acquirer or its Subsidiaries or any such accountants to reasonably cooperate with and respond to such inquiries.  If the Representative has any objections to the Preliminary Base Revenue Statement, the Representative shall deliver to Acquirer a statement setting forth his objections thereto (a “Base Revenue Objections Statement”) with reasonable supporting detail as to any such disputed items.  If a Base Revenue Objections Statement is not delivered to Acquirer within 60 days after delivery of the Preliminary Base Revenue Statement to the Representative, such Preliminary Base Revenue Statement and the amount of the Base Revenue set forth therein shall be final, binding and non-appealable by the parties hereto and the Effective Time Holders.  If a Base Revenue Objections Statement is timely delivered, the Representative and Acquirer shall negotiate in good faith to resolve any such objections set forth therein, and any resolution by them of such objections shall be in writing and shall be final and binding on the parties hereto and the Effective Time Holders with respect to the amount of Base Revenue agreed by Acquirer and the Representative through such negotiations.  If the Representative and Acquirer do not reach a final resolution of such objections within 60 days after the delivery of the Base Revenue Objections Statement, the Representative and Acquirer shall submit such dispute to the Reviewing Accountant.  Any further submissions to the Reviewing Accountant must be in writing and delivered to each party to the dispute.  The Reviewing Accountant shall make a final determination of the Base Revenue, in accordance with the guidelines, cost allocation and procedures set forth in Section 2.3 (applied mutatis mutandis to this Section 2.7(c)).  The parties will cooperate with the Reviewing Accountant during the term of its engagement.  The determination of the Base Revenue shall become final and binding on the parties (including the Effective Time Holders) on the date the Reviewing Accountant delivers its final resolution in writing to the parties.

(d)                                Determination of Earnout Amount.

(i)             As promptly as practicable, but in any event within 90 days after the Measurement Date, Acquirer will deliver to the Representative a statement (a “Preliminary Earnout Statement”) setting forth in reasonable detail Acquirer’s calculation of (i) the Gross Earnout Amount, which shall include a calculation of the following amounts (A) Revenue CAGR, (B) Measurement Period Revenue, (C) Base Revenue (as determined pursuant to Section 2.7(c)), (D) Average Measurement Period Revenue, (E) the Applicable Multiple, and (ii) the Earnout Amount.

(ii)          The Representative shall be permitted (but shall not be required) to engage the Representative Auditor for purposes of assisting the Representative with auditing the Preliminary Earnout Statement (which Representative Auditor shall not be the Reviewing Accountant).  Subject to entering into a confidentiality agreement with, and reasonably acceptable to, Acquirer, the Representative and the Representative Auditor shall be permitted reasonable access during normal business hours upon reasonable advance notice to review Acquirer’s, the Surviving Corporation’s and its Subsidiaries’ books and records and any work papers used in the preparation of the Preliminary Earnout Statement.  The confidentiality agreement referenced in the foregoing sentence shall, in any event, require the Representative and the Representative Auditor to hold in confidence and only disclose to the Effective Time Holders information to the extent relevant to objections to the Preliminary Earnout Statement and not otherwise disclose to any Effective Time Holder confidential information of Acquirer and its Affiliates, including the Surviving Corporation.  The Representative and the Representative Auditor may make reasonable inquires of Acquirer, the Surviving Corporation and their respective accountants regarding questions or disagreements arising in the course of their review thereof, and Acquirer shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause any appropriate personnel of Acquirer or its Subsidiaries or such accountants to reasonably cooperate with and respond to such inquiries.  If the Representative has any objections to the Preliminary Earnout Statement, the Representative shall deliver to Acquirer a statement setting forth its objections thereto (an “Earnout Objections Statement”) with reasonable supporting detail as to any such disputed items.  If an Earnout Objections Statement is not delivered to Acquirer within 60 days after delivery of the Preliminary Earnout Statement to the Representative, such Preliminary Earnout Statement, and the Earnout Amount set forth therein, shall be final, binding and non-appealable by the parties hereto and the Effective Time Holders.  If an Earnout Objections Statement is timely delivered, the Representative and Acquirer shall negotiate in good faith to resolve any such objections set forth therein, and any resolution by them of such objections shall be in writing and shall be final and binding on the parties hereto and the Effective Time Holders with respect to the Earnout Amount agreed by Acquirer and the Representative through such negotiations. If the Representative and Acquirer do not reach a final resolution of such objections within 60 days after the delivery of the Earnout Objections Statement, the Representative and Acquirer shall submit such dispute to the Reviewing Accountant.  Any further submissions to the Reviewing Accountant must be in writing and delivered to each party to the dispute.  The Reviewing Accountant shall make a final determination of the Earnout Amount, including each applicable component thereof (provided however, that the Reviewing Accountant shall not make any determination of the right of Acquirer to make any set off against such Earnout Amount for Indemnifiable Matters, which will be determined in accordance with Article 9 of this Agreement), in accordance with the guidelines, cost allocation and procedures set forth in Schedule 2.3 of the Agreement (applied mutatis mutandis to this Section 2.7(d)).  The parties will cooperate with the Reviewing Accountant during the term of its engagement.  The determination of the Earnout Amount shall become final and binding on the parties (including the Effective Time Holders) on the date the Reviewing Accountant delivers its final resolution in writing to the parties.

(e)                                 Earnout Payment Mechanics.

(i)             As promptly as practicable, but in any event no later than 15 days after the Earnout Amount is finally determined pursuant to Section 2.7(d)(ii), subject to the exercise by Acquirer of any set-off rights permitted pursuant to the Article 9, Acquirer shall pay, or cause to be paid, to the Effective Time Holders on a pro rata basis according to each Effective Time Holder’s Participation Percentage (as set forth on the Spreadsheet) the Earnout Amount by wire transfer of immediately available funds to the account or accounts designated in writing by the Effective Time Holders to Acquirer (which wire transfer instructions shall be delivered to Acquirer by the Representative).  Notwithstanding anything to the contrary herein, Acquirer shall be entitled to withhold amounts in respect of unresolved indemnification claims in accordance with Section 9.3(c) until such claims are finally resolved in accordance with Article 9.

(ii)          Any portion of the Earnout Payments due to be paid to Effective Time Holders that were Company Optionholders prior to the Effective Time must be made prior to the date that is five years following the Effective Time and otherwise in accordance with Treasury Regulation 1.409A-3 (i)(5)(iv)(A).

(f)                                   Assignment Prohibited.  The Representative, for itself and on behalf of each Effective Time Holder, acknowledges that the right to receive payment of the Earnout Amount, as applicable, pursuant to this Section 2.7, if any, is personal to the Effective Time Holders and may not be sold, transferred, assigned or pledged, in whole or in part.

2.8                              Acquirer Covenants

(a)                                 Notwithstanding Section 2.8(e), but subject to Section 2.8(c) and Section 2.8(d), during the Measurement Period, Acquirer shall, and shall cause the Surviving Corporation and its Subsidiaries to, take the following actions:

(i)                                     maintain the 3Q Business as a separate, standalone business unit that is independently managed by David Rodnitzky and Maury Domengeaux (the “3Q Managers”), subject to reasonable consultation with and monitoring by designated managers of Acquirer; provided, however, that nothing herein shall create any right to employment of any of the 3Q Managers, each of whom shall be employed “at will”;

(ii)                                  maintain separate books and records (including financial statements) for the business of the 3Q Business;

(iii)                               maintain the business of the 3Q Business and its Subsidiaries, including maintaining current customer relationships;

(iv)                              provide working capital and other reasonable support and resources to the 3Q Business sufficient to enable 3Q Managers to conduct the 3Q Business as contemplated by Section 2.8(d) below;

(v)                                 not terminate any business(es) or operations, or modify or terminate any product or service offerings, of the 3Q Business;

(vi)                              not take any actions, the primary effect of which would be the impairment or frustration of the achievement of the Maximum Earnout Amount;

(vii)                           maintain the separate brand of “3Q Digital” for the 3Q Business (subject to adding “A Harte Hanks company” (or a similar replacement designated by Acquirer));

(viii)                        work in good faith with the 3Q Managers to resolve actual and potential customer conflicts of interests in a manner mutually satisfactory to the 3Q Managers and Acquirer;

(ix)                              not permit the transfer of an employee of the 3Q Business to another operating unit, division or business of Acquirer without the prior consent of the 3Q Managers;

(x)                                 maintain the headquarters for the 3Q Business in San Francisco or in San Mateo, or in any other location that is within 30 miles of San Francisco;

(xi)                              provide to the employees of the 3Q Business compensation and employee benefits that are consistent with past practice and at least as favorable, on the whole, as that afforded other employees in similar roles in businesses that are comparable to the 3Q Business in similar markets (it being understood that bonus or other similar compensation would be payable to appropriate employees of the 3Q Business in lieu of equity incentives after considering the prospect of payments from the Earnout); and

(xii)                           not decrease the salary of any 3Q Manager or provide non-equity-based employment benefits to any 3Q Manager that are less favorable that those benefits provided to other non-executive employees of Acquirer having similar seniority and at a similar level.

(b)                                Notwithstanding Section 2.8(e), but subject to Section 2.8(c) and Section 2..8(d), during the Measurement Period, so long as the 3Q Business maintains Target Performance, the 3Q Managers shall have the authority to operate the 3Q Business in a manner consistent with past practice and its current 3-year operating plan to maximize the possibility of achieving the Maximum Earnout Amount, including:

(i)                                     hiring, termination and compensation of employees and consultants;

(ii)                                  developing new features, capabilities and products reasonably related to the 3Q Business;

(iii)                               marketing and promotional activities and conducting other public relations activities;

(iv)                              approving capital expenditures for items reasonably related to the 3Q Business;

(v)                                 determining the pricing and service level terms for clients; and

(vi)                              selecting vendors and technology partners, as well as the pricing and service-level terms for such arrangements.

(c)                                 Limitations.  Notwithstanding anything in this Agreement to the contrary:

(i)                                     The operation of the 3Q Business shall at all times be subject to the Business Conduct Policy and other policies of the Acquirer necessary or advisable (in Acquirer’s sole but reasonable determination) for compliance with applicable law, regulations, stock exchange rules and lender obligations, including without limitation (i) approval of content and timing of press releases, and (ii) adherence to corporate information security policies;

(ii)                                  The prior approval of the Chief Financial Officer of Acquirer (or his designee), not to be unreasonably withheld, shall be required for (i) capital expenditures of $100,000 individually, or related expenditures in excess of $300,000 in the aggregate, in any one 12-month period (measured based on the first date of the Measurement Period), (ii) approval of any commitment to spend, or perform services worth, in excess of $200,000 during any period commencing after the Measurement Period, and (iii) any lease of real property; and

(iii)                               The prior approval of the General Counsel of Acquirer (or his designee), not to be unreasonably withheld and otherwise to be promptly given, shall be required for: (i) the terms of any lease of real property, (ii) establishing standard terms and conditions for customer and vendor contracts, (iii) the terms of material contracts with clients or vendors entered into outside the ordinary course of business, and which terms are materially more onerous for the 3Q Business than 3Q’s standard terms and conditions, or the terms of other material non-ordinary course contracts entered into by the 3Q Business that have been previously approved by the General Counsel, (iv) retaining legal counsel for the 3Q Business, (iv) the prosecution and defense of disputes related to the 3Q Business (excluding the Specified Indemnified Matter (as defined in Section 9.1 below)).

(d)                                Integration; Acceleration; Replacement of 3Q Managers.  Notwithstanding anything in this Agreement to the contrary:

(i)                                     The obligations of Acquirer in this Section 2.8 shall terminate (A) immediately if Acquirer remits payment of the Maximum Earnout Amount, subject to any Acquirer right of set-off as set forth in Section 9.3 hereof, to the Exchange Agent for distribution to the Effective Time Holders, and (B) on the Measurement Date;

(ii)                                  If Target Performance is not achieved for any trailing six-month period during (and falling completely within) the Earnout Period, Acquirer, at its election, may (a) impose such additional controls as it deems reasonably necessary to return the 3Q Business to Target Performance (provided that such additional controls shall cease so long as Target Performance is again achieved), (b) compel integration of the 3Q Business, and/or (c) replace one or both 3Q Managers (in which case the obligations of Acquirer in Section 2.8(a)(i) and Section 2.8(b) shall terminate);

(iii)                               If Acquirer sells or otherwise transfers all or any part of the 3Q Business (regardless of the form of transaction) to an unaffiliated third party, then (i) immediately prior to the closing of such sale or transfer, Acquirer shall pay to the Exchange Agent for distribution to the Effective Time Holders an Earnout Amount that is calculated based on the Deemed Revenue Amount, and (ii) thereafter the provisions of this Section 2.8 shall terminate;

(iv)                              Acquirer may replace a 3Q Manager who (i) is terminated (whether for Cause or without Cause) or resigns, or (ii) dies or suffers a Disability lasting more than three consecutive months, provided that such replacement 3Q Manager shall be selected after conducting a bona fide and comprehensive candidate search and evaluation process that the remaining 3Q Manager is permitted to fully participate in (or if no remaining 3Q Manager, a designee of the former Company stockholders) using an independent third-party search agency (which process will enable consideration of candidates submitted by Acquirer, the remaining 3Q Manager and/or the former Company stockholders), and provided that Acquirer shall keep the remaining 3Q Manager fully informed throughout such process and use reasonable best efforts to address any concerns that the remaining 3Q Manager (or the designee of the former Company stockholders, as applicable) may raise with respect to any candidates;

(v)                                 If Acquirer terminates a 3Q Manager without Cause, then, at the election of the remaining 3Q Manager (or if no remaining 3Q Manager, at the election of the designee of the former Company Stockholders, as applicable), the Earnout Amount shall become payable hereunder calculated based on the Deemed Revenue Amount as of the date of such termination;

(vi)                              Any 3Q Manager emplaced by Acquirer shall be affirmatively obligated to pursue diligently and in good faith the objective of achieving the Maximum Earnout Amount consistent with the other terms herein.

(e)                                 General Operational Control by Acquirer.  The Representative, for itself and on behalf of each Effective Time Holder, acknowledges that, subject to Acquirer’s compliance with the covenants set forth in Section 2.8(a) and Section 2.8(b) above:

(i)                                     Acquirer will have the power and legal right to control all aspects of the business and operations of the 3Q Business;

(ii)                                  Acquirer may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Acquirer and its stockholders;

(iii)                               Acquirer’s operation of the 3Q Business (following the Closing) may impact Revenue for the Measurement Period or the achievement or satisfaction of the criteria for payment of the Earnout Amount;

(iv)                              the right to a portion of the Earnout Amount, if any, (w) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Effective Time Holders only the rights of a general unsecured creditor under applicable Law), (x) shall not be represented by a certificate or other instrument and shall not represent an ownership interest in the 3Q Business or Acquirer, (y) shall not entitle any Effective Time Holder to any rights (including, without limitation, any dividend rights, voting rights, liquidation rights, preemptive rights or other similar rights) in common to any holder of any equity security of the 3Q Business or Acquirer, and (z) is not redeemable;

(v)                                 Acquirer may acquire, license or develop any product, business or enterprise, provided that the primary effect of such acquisition is not to provide products or services which are materially competitive with the 3Q Business;

(vi)                              nothing in this Section 2.8 or otherwise in this Agreement creates a fiduciary or other duty on the part of Acquirer in respect of achieving Revenue that would trigger payment of any Earnout Amount

2.9                              Tax Refund Amount.  Acquirer shall cause each and any Tax Refund Amount received by the Company, Acquirer or any of their respective Affiliates following the Closing to be distributed to the Effective Time Holders promptly in accordance with their Participation Percentages. Such amount will be distributed by Acquirer directly, or through the Exchange Agent, in the same manner as the Closing Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company addressed to Acquirer, dated as of the Agreement Date and delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquirer as follows:

3.1                              Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power and authority to own, operate and lease its assets and properties and to carry on the Company Business as, and in places where, such assets and properties are currently owned, operated or held.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not in breach or violation of or default under the Company Certificate of Incorporation or Company Bylaws.  Section 3.1 of the Company Disclosure Letter

contains a true and complete list of the jurisdictions in which the Company is qualified to conduct business.

3.2                              Company Subsidiaries.

(a)                                 Section 3.2 of the Company Disclosure Letter lists each of the Company’s direct and indirect Subsidiaries (the “Company Subsidiaries” and, together with the Company, the “3Q Companies”) and sets forth opposite the name of such Company Subsidiary the jurisdiction of organization of such Company Subsidiary. All issued and outstanding shares of capital stock or limited liability company interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                Section 3.2 of the Company Disclosure Letter further lists a true and complete list of the jurisdictions in which each Company Subsidiary is qualified to conduct business and the authorized and outstanding shares of capital stock or equity interests, as applicable, of each Company Subsidiary and the owner of record thereof.  No Company Subsidiary owns directly or indirectly any interest in any Person.  Each of the Company Subsidiaries is duly organized and validly existing and is in good standing in its respective jurisdiction of formation.  None of the 3Q Companies is bound by any agreement or obligation to make any investment in or capital contribution in any other Person.

3.3                              Power, Authorization and Validity

(a)                                 Power and Authority.  Subject to approval of the Merger and adoption of this Agreement by holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger.  Subject to receipt of the Company Stockholder Approval, the Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, will have been duly and validly approved and authorized by all requisite corporate action of the Company.

(b)                                Board Approval.  The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved by the Company’s Board of Directors.  Without limiting the generality of the foregoing, the Company’s Board of Directors, at a meeting duly called and held or via written consent, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company Stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of Delaware Law and the Company Certificate of Incorporation and Company Bylaws, (iii) directed that the Merger and this Agreement be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

(c)                                 Enforceability.  This Agreement has been, and on the Closing Date the Company Ancillary Agreements will have been, duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4                              Capitalization of the Company

(a)                                 Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists of 184,551 shares of Company Common Stock, 1,212,500 shares of Company Class A Common Stock and 448,458 shares of Company Class B Common Stock. Of the 1,212,500 shares of Company Class A Common Stock, 500,000 shares have been designated as Company Series 1-A Common Stock, 500,000 shares have been designated as Company Series 1-B Common Stock, 66,100 shares have been designated as Company Series 2 Common Stock, 15,000 shares have been designated as Company Series 3 Common Stock, and 131,400 shares have been designated as Company Series 4 Common Stock.  A total of zero shares of Company Common Stock, 500,000 shares of Company Series 1-A Common Stock, 500,000 shares of Company Series 1-B Common Stock, 66,100 shares of Company Series 2 Common Stock, 15,000 shares of Company Series 3 Common Stock, 128,900 shares of Company Series 4 Common Stock, and 448,458 shares of Company Class B Common Stock are issued and outstanding as of the Agreement Date.  The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter.  All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights and have been offered, issued, sold and delivered by the Company in material compliance with Applicable Law and all requirements set forth in applicable Contracts.  There is no liability for dividends accrued and unpaid by the Company.

(b)                                Options.  The Company has reserved an aggregate of 184,551 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options).  A total of 32,639 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date.  Schedule 3.4(b) of the Company Disclosure Letter sets forth as of the Agreement Date and for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule and expiration date for such Company Option, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vi) whether such Company Option was granted under the Company Option Plan, and (vii) whether such Company Option is subject to any acceleration terms and a description of such terms (if any).  Complete and correct copies of the Company Option Plan, the standard agreement under the Company Option Plan, and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan in all material respects have been delivered by the Company to Acquirer.  All Company Options have not been issued in violation of any preemptive rights, rights of first refusal or similar rights and have been issued and granted in material compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c)                                 No Other Rights.  As of the Agreement Date, except for Company Options set forth in Schedule 3.4(b) of the Company Disclosure Letter and the conversion rights of the Company Class A Common Stock and Company Class B Common Stock, there are no stock appreciation rights, options, warrants, calls, commitments, conversion privileges or preemptive or other rights issued by the Company outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock, or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right issued by the Company.  The Company Certificate of Incorporation and Company Bylaws do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. None of the 3Q Companies is a party to any Contract regarding the voting of any of their respective outstanding securities.  Upon the consummation of the Merger, Acquirer will own, directly or indirectly, all of the issued and outstanding Company Capital Stock and all of the issued and outstanding capital stock of the Company Subsidiaries, free and clear of all Encumbrances, subscriptions, options, warrants, calls, proxies, and Contracts of any kind.

3.5                              No Conflict.  Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, (a) conflicts with, or constitutes a breach or default under any provision of the Company Certificate of Incorporation or Company Bylaws or Organizational Documents of the Company Subsidiaries; (b) violates in any material respect any Applicable Law applicable to any of the 3Q Companies or any of their respective assets or properties; (c) results in a material breach or material default of, renders void or results in the withdrawal or cancelation of any material right, interest or option under, or requires any notice pursuant to any Company Material Contract or Governmental Permit; or (d) results in the creation or imposition of any Encumbrances on any of the assets of any of the 3Q Companies.

3.6                              No Consents.  No consent, approval, Order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by any of the 3Q Companies to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

3.7                              Litigation.  There is no Action pending against any of the 3Q Companies or any of their respective assets or properties (or against any officer, director, employee or consultant of the Company in their capacity as such) before any Governmental Authority, arbitrator or mediator as of the Agreement Date.  To the knowledge of the Company, no such Action has been threatened as of the Agreement Date.  There is no Order outstanding against any of the 3Q Companies or any of their respective assets or properties (or against any officer, director, employee or consultant of any of the 3Q Companies in their capacity as such) as of the Agreement Date.  None of the 3Q Companies has any Action pending or threatened against any Governmental Authority or other Person as of the Agreement Date.

3.8                              Taxes

(a)                                 Each of the 3Q Companies has timely filed all federal, state, local, municipal, and foreign tax and information returns, including any certificate, schedule or attachment thereto, and including any amendment thereof, (the “Returns”) that it was required to file and has timely paid all material taxes due and owing whether or not shown on any Return.  All Returns were complete and accurate in all material respects and were prepared in material compliance with Applicable Law.  The Company has delivered to Acquirer or its representatives correct and complete copies of all income tax Returns and all examination reports and statements of deficiencies provided or issued to each of the 3Q Companies.

(b)                                The Company Balance Sheet reflects all liabilities for unpaid taxes of the 3Q Companies for periods (or portions of periods) through the Balance Sheet Date.  The 3Q Companies do not have any liability for unpaid taxes accruing after the Balance Sheet Date except for taxes arising in the ordinary course of business after such date.

(c)                                 There is (i) no written claim for taxes being asserted against any of the 3Q Companies, (ii) no lien against the property of any of the 3Q Companies for taxes other than liens for taxes not yet due and payable and for which adequate reserves have been recorded on the Company Balance Sheet, (iii) to the Company’s knowledge, no audit or pending audit of, or tax controversy associated with, any Return of any of the 3Q Companies being conducted by any Tax Authority and (iv) no extension or waiver of any statute of limitations on the assessment of any taxes granted by any of the 3Q Companies currently in effect.  No written claim has ever been made by a Tax Authority in a jurisdiction where any of the 3Q Companies does not file Returns that any of the 3Q Companies is or may be subject to tax in that jurisdiction.  To the Company’s knowledge, none of the 3Q Companies has a “permanent establishment” in any foreign country, as such term is defined in any applicable tax treaty or convention between the United States and such foreign country.

(d)                                None of the 3Q Companies has been, nor will any of the 3Q Companies be required to, include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state, local or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e)                                 None of the 3Q Companies is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement, nor does any of the 3Q Companies have any liability or potential liability to another party for taxes under any such agreement.

(f)                                   None of the 3Q Companies has consummated, has participated in, or is currently participating in any transaction which was or is a reportable transaction within the meaning of Section 6707A of the Code.

(g)                                None of the 3Q Companies has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(h)                                 None of the 3Q Companies has any liability for the taxes of any Person (other than the 3Q Companies) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(i)                                     None of the 3Q Companies will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(j)                                     Neither the Company, the Company Subsidiaries nor any separate unit of the Company or the Company Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(k)                                  Each of the 3Q Companies has in its possession official foreign government receipts for any taxes paid by it to any foreign Tax Authorities for which receipts are ordinarily provided.

(l)                                     The Company for itself has delivered to Acquirer or its representatives all documentation relating to any tax holidays or incentives.  Each of the 3Q Companies is in compliance in all material respects with the requirements for any applicable tax holidays or incentives.

(m)                             None of the 3Q Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n)                                 For all periods through and including the Effective Time, each of the 3Q Companies (i) has complied in all material respects with all Applicable Law relating to the payment and withholding of taxes (including the payment and withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law); (ii) has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Tax Authorities (or are properly holding for such timely payment) all material amounts required to be so withheld and paid over under all Applicable Law (including federal and state income taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant federal and state income and employment tax withholding laws); and (iii) has timely filed all material withholding tax Returns.

(o)                                None of the 3Q Companies is or has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

(p)                                No payment pursuant to any Company Benefit Arrangement or other arrangement between any of the 3Q Companies and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any Company Option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.  No Person has any right against any of the 3Q Companies to be grossed up for or reimbursed for any tax or interest imposed under Section 409A of the Code.

(q)                                All Company Options have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the exercise price of the Company Option and the substantive terms of each Company Option.  All Company Options granted to employees in the United States that are potentially subject to Code Section 409A have a per share exercise price that is not less than the fair market value of the Company Common Stock as determined in compliance with Section 409A of the Code and the regulations issued thereunder on the date that the Company Option was granted.  No Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively.

(r)                                    No benefit payable or that may become payable by any of the 3Q Companies pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.  No Person has any right against any of the 3Q Companies to be grossed up for or reimbursed for any tax imposed under Sections 4999 or 409A of the Code.

3.9                              Company Financial Statements.  Schedule 3.9(a) of the Company Disclosure Letter includes the Company Financial Statements.  The Company Financial Statements (a) fairly present in all material respects the financial condition of the 3Q Companies at the dates therein indicated and the results of operations and cash flows of the 3Q Companies for the periods therein specified and (b) to the knowledge of the Company, have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods.  None of the 3Q Companies has any outstanding liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability”), except for (1) those shown on the Company Balance Sheet, (2) those that were incurred after the Balance Sheet Date in the ordinary course of the 3Q Companies’ business consistent with its past practices (none of which results from, arises out of, relates to or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (3) the Company Merger Expenses, and (4) any Liability that is not material in nature or amount.  All reserves established by the 3Q Companies that are set forth in or reflected in the Company Balance Sheet have been, to the knowledge of the Company, established in accordance with U.S. GAAP.  At the Balance Sheet Date, there were no material loss contingencies (as such term is used in the FASB ASC Topic 450) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450.

3.10                       Properties.

(a)                                 Each of the 3Q Companies has good and marketable title to all of its respective assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated (including those shown on the Company Balance Sheet), free and clear of all Encumbrances.  All machinery, vehicles, equipment and other material items of tangible personal property owned or leased by any of the 3Q Companies (i) are in good operating condition, subject to ordinary wear and tear, are, to the knowledge of the Company, free from material defects, are usable in the ordinary course of the business of the 3Q Companies and are suitable for the purposes for which they are currently being used and (ii) constitute all the material personal property and assets necessary for the conduct of the Company Business as presently conducted.

(b)                                Schedule 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of all personal properties and assets (excluding Company IP Rights), in each case with an individual fair market value in excess of $50,000, that are owned, leased or otherwise used by any of the 3Q Companies as of the date hereof, specifying whether and by whom such properties and assets are owned or leased and the location of such properties and assets.

(c)                                 Schedule 3.10(c) of the Company Disclosure Letter sets forth a list of all real property leased by any of the 3Q Companies as lessee or lessor, including the address of any parcel of real property leased by any of the 3Q Companies as lessor or lessee, the name of the third party lessor or lessee, the date of such lease or sublease, the expiration date of such lease or sublease, the size of the real property leased and a list of all currently effective leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements relating to such leased or subleased real property (whether written or oral) (each or collectively, as context requires, a “Real Property Lease”).  The Company has delivered to Acquirer or its representatives correct and complete copies of each such Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease.

(d)                                All leases of real or personal property to which any of the 3Q Companies is a party are fully effective and afford the respective 3Q Company valid leasehold possession of the real or personal property that is the subject of the lease.  None of the 3Q Companies are in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties.  None of the 3Q Companies owns and has ever owned any real property.  Each of the 3Q Companies maintains good working relationships with its landlords and co-tenants with respect to each leased real property.

(e)                                 Notwithstanding the foregoing, the representations and warranties in this Section 3.10 do not apply to Company IP Rights, which are covered exclusively by the representations and warranties in Section 3.14.

3.11                       Absence of Certain Changes.  From the Balance Sheet Date to the Agreement Date, there has not been with respect to any of the 3Q Companies any:

(a)                                 Material Adverse Effect;

(b)                                damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(c)                                 amendment or change in the Company Certificate of Incorporation or Company Bylaws or Organizational Documents of the Company Subsidiaries;

(d)                                declaration, setting aside or payment of any dividend on, or the making of any other distribution (whether in cash, stock or property, or any combination thereof) in respect of, the Company Capital Stock or capital stock of the Company Subsidiaries, or any split, combination, reclassification, subdivision or recapitalization of Company Capital Stock or capital stock of the Company Subsidiaries or any issuance, sale or other disposition or redemption, purchase or other acquisition of any shares of, or rights of any kind to acquire (including options) any shares of, Company Capital Stock or capital stock of the Company Subsidiaries or any material change in any rights, preferences or privileges of any of its outstanding Company Capital Stock or capital stock of the Company Subsidiaries (other than repurchases of stock or termination of options in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(e)                                 incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties, (ii) any liability for any Debt, or (iii) any liability as a guarantor or surety with respect to the obligations of others;

(f)                                   payment or discharge of any Encumbrance on any of its assets or properties that was not either shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practices after the Balance Sheet Date;

(g)                                increase in the cash compensation payable or to become payable to any of its officers, directors or employees (other than increases in base salaries of employees in the ordinary course of business that do not exceed 5% of such base salaries), or increase in, or establishment of, any cash bonus, pension, severance, retention, insurance or other benefit payment or arrangement with respect to any such officers, directors or employees, or any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Treasury Regulations or guidance thereunder;

(h)                                 acceleration or release of any vesting condition to the right to exercise any Company Option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(i)                                     hiring or termination of any of its executive management personnel, or any termination of employment of any employees of the 3Q Companies;

(j)                                     making by it of any new loans or extension of existing loans to any officers, directors, employees or other Persons (other than routine expense advances to employees consistent with past practice);

(k)                                  sale, license, assignment or other disposition or transfer of any of its material assets or properties, other than the sale or nonexclusive license of its products or services to its customers in the ordinary course of business;

(l)                                     material change in the manner in which it extends discounts, credits or warranties to customers;

(m)                             (i) any deferral of the payment of any material account payable (other than in the ordinary course of business, consistent with past practices) or (ii) any discount, accommodation or other concession made (other than in the ordinary course of business, consistent with past practices) in order to accelerate or induce the collection of any material account receivable;

(n)                                 except as required by U.S. GAAP, any change in accounting methods or any revaluation of any of its assets;

(o)                                entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under U.S. GAAP;

(p)                                cancellation, material modification, or termination of, or granting of a material waiver or release with respect to, any Governmental Permit or Material Contract;

(q)                                making of any capital expenditure, or entering into a contractual commitment for any capital expenditure, in excess of $100,000; or

(r)                                    any entry into any Contract to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).

3.12                       Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 3.12(a)-(v) of the Company Disclosure Letter set forth a list of each of the following Contracts to which any of the 3Q Companies is a party or by which any of its assets or properties is bound (each a “Company Material Contract”):

(a)                                 any Contract with a customer or supplier that has resulted in payments by or to any of the 3Q Companies of $5,000 or more per month during the twelve-month period immediately preceding the Agreement Date or $150,000 in the aggregate;

(b)                                any Contract providing for future payments by or to any of the 3Q Companies in an aggregate amount of $100,000 or more over the life of the Contract;

(c)                                 any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Encumbrance on its assets or properties, or that evidences a leasing transaction of a type required to be capitalized in accordance with U.S. GAAP;

(d)                                any lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee or sublessee of any items of tangible personal property or real property owned by any third party, that involves payments by it in an aggregate amount of $100,000 or more over the life of the Contract;

(e)                                 any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of the 3Q Companies’ products, services or technology, other than such contracts that are terminable by the applicable 3Q Company for convenience upon not more than ninety (90) days’ notice;

(f)                                   any joint venture or partnership Contract that has involved a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(g)                                any Contract that (i) restricts any of the 3Q Companies from participating or competing in any line of business or market or geographic area, acquiring any property, or developing or distributing any product or providing any service, (ii) restricts any of the 3Q Companies from freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iii) restricts any of the 3Q Companies from hiring any individuals for employment, or (iv) involves the grant by any of the 3Q Companies of any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party;

(h)                                 any Contract providing for the development of any software, content, technology or intellectual property for any of the 3Q Companies that is incorporated into any 3Q Company Product or Service;

(i)                                     any Contract providing for indemnification (i) of any Person (other than Contracts entered into in the ordinary course of business and customer contracts) or (ii) of any current or past officer, director or employee of any of the 3Q Companies;

(j)                                     any Contract relating to the provision of technical support or maintenance services by any of the 3Q Companies (other than any such Contract having terms consistent with the Company’s standard customer agreement, the form of which is included in Schedule 3.12(j) of the Company Disclosure Letter (the “Standard Customer Agreement”);

(k)                                  any Contract of guarantee, assumption or endorsement (but not indemnification) of the obligations, liabilities or debts of any other Person or under which any Person directly or indirectly guarantees, assumes or endorses the obligations, liabilities or debts of any of the 3Q Companies;

(l)                                     any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of the Company Capital Stock or capital stock of the Company Subsidiaries or other 3Q Company securities or any Company Options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock of any of the 3Q Companies, or other securities or Company Options, warrants or other rights therefor, except for those Contracts conforming to the terms of the standard agreement under the Company Option Plan and listed on Schedule 3.4(a) or Schedule 3.4(b) of the Company Disclosure Letter;

(m)                             any Contract for or relating to (i) the employment by any of the 3Q Companies of any director, officer, employee or consultant that is (x) not terminable by the applicable 3Q Company on 30 days or less notice without further cost or other liability (or any longer notice period mandated by Applicable Law) or (y) in any case provides for annual base compensation (excluding commissions) in excess of $150,000, or (ii) termination of services of any director, officer, employee or consultant (including any separation, release or similar Contract) that has not been fully performed by the applicable 3Q Company (other than customary confidentiality obligations) which provide for payments in cash or other benefits with a value in excess of $100,000 in the aggregate, other than payments for accrued wages for services performed or payments required under Applicable Law (e.g., accrued PTO);

(n)                                 any Contract with any labor union, works council or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding its employees;

(o)                                any Contract pursuant to which any of the 3Q Companies has (i) acquired a business or Entity, or substantially all the assets of a business or Entity or (ii) disposed of any material assets or properties, in each case whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(p)                                any Contract with a Governmental Authority;

(q)                                any power of attorney other than routine powers of attorney relating to representation before governmental agencies;

(r)                                    any Contract expressly requiring capital expenditures by any of the 3Q Companies in excess of $100,000 in any calendar year;

(s)                                 any Contract relating to the settlement of any Action in the past two years involving payment of an amount in excess of $100,000; or

(t)                                    any Contract that is otherwise material to any of the 3Q Companies or was entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 3.12.

A correct and complete copy of each agreement or document required by these subsections (a)-(t) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter (including all modifications, amendments and supplements thereto and written waivers thereunder) has been delivered to Acquirer or its representatives.  All Company Material Contracts are in written form.

3.13                       No Default; No Restrictions.  Each of the 3Q Companies has performed all of the material obligations required to be performed by it under each Company Material Contract, and each of the 3Q Companies has materially complied with and is in material compliance with, and to the knowledge of the Company, all other parties thereto have complied with and are in compliance with, the provisions of each Company Material Contract.  Each of the Company Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms.  As of the Agreement Date, there exists no event, occurrence, condition or act, with respect to the Company or with respect to any other contracting party, which, with the giving of notice or the lapse of time, or both, would reasonably be expected to (1) become a material violation, breach, default or event of default under any Company Material Contract, or (2) give any Person (i) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (ii) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, (iii) the right to cancel, terminate or modify any Company Material Contract, (iv) give rise to any right to impose any additional material obligations or a loss of any material rights of any of the 3Q Companies under any Company Material Contract.  As of the Agreement Date, none of the 3Q Companies have given notice to, or received notice from, any Person regarding any alleged violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

3.14                       Intellectual Property.

(a)                                 To the Company’s knowledge, the Company (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all material Intellectual Property used or held for use for the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned or purported to be owned or exclusively licensed to the Company; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b)                                Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements, nor the consummation of the Merger and the other transactions contemplated by this Agreement or by the Company Ancillary Agreements, will (i) constitute a material breach of or material default under any instrument, license or other Contract pursuant to which the Company licenses any Company-Licensed IP Rights from any third party

(collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company-Licensed IP Rights; or (iii) materially impair the right of the Company to own, use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company IP Right or portion thereof.  Schedule 3.14(b) of the Company Disclosure Letter sets forth a list of all Company IP Rights Agreements pursuant to which the Company is obligated to pay any ongoing royalties, license fees or other payments to any third Person with respect to Company IP Rights and all other material Company IP Rights Agreements.

(c)                                 Schedule 3.14(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company (each a “Company Product or Service”).  To the Company’s knowledge, neither the operation of the Company Business, nor the use, development, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service, infringes, misappropriates or otherwise violates any Intellectual Property right of any Person.  As of the Agreement Date, there is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Company IP Right, nor has the Company received any written notice asserting that any Company IP Right or the proposed use, development, sale, offering for sale, licensing, or distribution thereof directly or indirectly (including via contribution or inducement) conflicts with or infringes the rights of any Person. The Company has not received any written notice or offer from any third party offering a license under any patents.

(d)                                The Company has taken reasonable steps to protect, preserve and maintain the secrecy, confidentiality and value of the Company’s trade secrets and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP Rights.  All current and former officers, employees, consultants and independent contractors of the Company having access to confidential and/or proprietary knowledge, data or information of the Company or inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information under which such person is obligated not to use or disclose any such knowledge, data, information or inventions except as required in connection with his or her employment with the Company.  The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company IP Rights on behalf of the Company.

(e)                                 Schedule 3.14(e) of the Company Disclosure Letter contains a true and complete list (in each case, identifying the owner and, where applicable, the jurisdiction in which and identifying number under which the item has been applied for, filed, issued or registered) of (i) all worldwide registrations made by or on behalf of the Company of any Intellectual Property, (including all patents, copyrights, mask works, trademarks and service marks) with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all Domain Names, (iii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company to secure, perfect or protect its interest in the Company IP Rights (including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks), and (iv) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights (the assets listed with respect to sub-sections (i), (ii), (iii) and (iv) are, collectively, the “Scheduled IP Rights”).

(f)                                   The Company exclusively owns all right, title and interest in and to all Scheduled IP Rights and all other Company-Owned IP Rights free and clear of all Encumbrances.

(g)                                The Company has not transferred ownership of any material Intellectual Property that is or was owned by the Company, to any third party, or knowingly permitted the Company’s rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(h)                                 Neither the Company, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on its behalf to any party of any Company Source Code.  As used in this Section 3.14(h), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Scheduled IP Rights or any other Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company.

(i)                                     To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party.

(j)                                     All Company Products or Services provided by or through any of the 3Q Companies to customers on or prior to the Closing Date conformed in all material respects to applicable contractual commitments and express and implied warranties, and none of the 3Q Companies has any material liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(k)                                  Schedule 3.14(k) of the Company Disclosure Letter lists all material Open Source Materials that have been incorporated into, combined with or distributed with any Company Products or Services. As used in this Section 3.14(k), “Open Source Materials” (i) means any software that (1) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., without limitation, Linux) or (2) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or delivered at no charge and (ii) includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

(l)                                     Except as set forth in Schedule 3.14(l) of the Company Disclosure Letter, none of the 3Q Companies is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the 3Q Companies to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

(m)                             To the Company’s knowledge, none of the Company Products or Services contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent or (iii) sending information to any of the 3Q Companies or any third party.

(n)                                 The Software that is part of the Company IP Rights (i) is in satisfactory working order and scalable to meet current and reasonably anticipated capacity of the Company; (ii) has no material defects and its technical documentation and manuals have no material errors; (iii) has appropriate security, back ups, disaster recovery arrangements and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure that if such event does occur it does not cause any loss of data or disruption to the operation of the Company Business or the business of the Company’s customers.  The Company has taken commercially reasonable steps to protect the security, confidentiality and integrity of (x) transactions executed through the Company’s computer systems and in connection with the Company Business and (y) all confidential or proprietary data and personally identifiable information in the possession or control of the Company or processed pursuant to the Company Business.  The Company has not had any material security breach that resulted in or required notification to its customers or employees or any Governmental Authority that information may have been compromised or otherwise accessed by an unauthorized Person.

3.15                       Compliance with Laws

(a)                                 Each of the 3Q Companies has materially complied, and is now in material compliance, with all Applicable Law.  As of the Agreement Date, none of the 3Q Companies has received any notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Authority regarding any alleged violation of Applicable Law applicable to it or its material assets or its operations.

(b)                                Each of the 3Q Companies holds all material permits, licenses and approvals from, and has made all material filings with, government agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business or that are necessary for the lawful ownership, lease or license of its properties (including real properties) and assets (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect and are listed on Section 3.15(b) of the Company Disclosure Letter.  None of the 3Q Companies has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Authority regarding (i) any alleged failure to comply with any term or requirement of any Governmental Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)                                 Neither any of the 3Q Companies nor any director, officer or employee of any of the 3Q Companies has, for or on behalf of any of the 3Q Companies, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.  There is not now, and there has never been, any employment by any of the 3Q Companies of any governmental or political official in any country in the world.

3.16                       Certain Transactions and Agreements.  None of the officers, directors or stockholders of any of the 3Q Companies nor, to the knowledge of the Company, any Affiliate or employee of any of the 3Q Companies or any immediate family member of an officer, director, employee, stockholder or affiliate of any of the 3Q Companies, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, any of the 3Q Companies (except with respect to any interest in less than 2% of the stock of any corporation whose stock is publicly traded).  None of said officers, directors, or said employees, stockholders or affiliates, is a party to, or otherwise financially interested in, any Contract with any of the 3Q Companies, except for employment-related Contracts providing for normal compensation for services as an officer, director or employee incurred in the ordinary course of business, consistent with past practice.

3.17                       Employees, ERISA and Other Compliance.

(a)                                 Each of the 3Q Companies is in compliance in all material respects with Applicable Law and Contracts relating to labor, employment and fair employment practices, including, without limitation, all Applicable Laws relating to, hiring, discharge and/or terms and conditions of employment, discrimination in employment, compensation matters, worker classification, wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, occupational safety and health and employment practices, work visas and/or employment authorization (including the Immigration Reform and Control Act). Each of the 3Q Companies has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing.  Each of the 3Q Companies has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees, independent contractors and consultants.  None of the 3Q Companies is liable for any payment to any trust or other fund, or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against any of the 3Q Companies under any workers compensation plan or policy or for long term disability (other than routine claims for benefits by employees, beneficiaries or dependents of such employees arising in the normal course of operation).  There are no controversies pending or, to the knowledge of the Company, threatened, between any of the 3Q Companies and any of its employees, which controversies have or would reasonably be expected to result in an Action.  A complete list of all employees, officers, consultants and contractors of each of the 3Q Companies and their current status (e.g., employee vs. consultant), title and/or job description, compensation (base compensation and bonuses), accrued vacation, and legal status for purposes of eligibility to work in the United States is set forth on Schedule 3.17(a) of the Company Disclosure Letter.  All employees of each of the 3Q Companies are legally permitted to be employed by the applicable 3Q Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.  None of the 3Q Companies has any employment or consulting Contracts currently in effect that are not terminable at will or on 30 days or less notice without liability (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).  As of the date hereof, none of the 3Q Companies has, and to the knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate any of the 3Q Companies or Acquirer to make an offer of employment to any present or former employee, consultant or contractor of any of the 3Q Companies and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, consultant or contractor of any of the 3Q Companies of any terms or conditions of employment with Acquirer following the Effective Time.

(b)                                None of the 3Q Companies is a party to or bound by any labor agreement or collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization, or works council, and no employees, consultants or contractors are represented by a labor union, labor organization or works council with respect to their employment or provision of services to any of the 3Q Companies.  There is and, prior to the date hereof, has been, no union organizing activities among employees, consultants or contractors.  There is no pending, or to the knowledge of the Company, threatened work stoppage, lockout, labor grievance, arbitration, labor dispute, slowdown or labor strike against or affecting any of the 3Q Companies.  Neither any of the 3Q Companies nor, to the knowledge of the Company, any of their respective representatives, agents or employees, consultants or contractors has committed any unfair labor practice and none of the 3Q Companies has any current labor disputes.

(c)                                 (i)                                     Schedule 3.17(c) of the Company Disclosure Letter lists, with respect to each of the 3Q Companies and any ERISA Affiliate of the 3Q Companies, each employment, consulting, contracting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA, each outstanding loan to an employee, consultant or contractor and each plan, agreement or arrangement, whether written or unwritten, providing for insurance coverage (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), vacation benefits, severance benefits, retention benefits, disability benefits, death benefits, hospitalization benefits, medical benefits, dental benefits, vision care benefits, relocation benefits, cafeteria benefits, child/dependent care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for current or former directors, employees, consultants or contractors that is currently in effect, maintained or contributed to by any of the 3Q Companies, or any ERISA Affiliate and which covers any current or former director, employee, consultant or contractor of any of the 3Q Companies, or any ERISA Affiliate or to which any of the 3Q Companies, or any ERISA Affiliate has or may have an obligation to contribute.  Such Contracts, plans and arrangements as are described in this Section 3.17(c) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(ii)                                  Each Company Benefit Arrangement has been operated, administered and maintained in compliance in all material respects with its terms and with the requirements prescribed by ERISA, the Code and any and all other Applicable Laws and regulations that are applicable to such Company Benefit Arrangement.  Unless otherwise indicated in Schedule 3.17(c) of the Company Disclosure Letter, each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code is so qualified.  With respect to each such employee pension benefit plan, the applicable 3Q Company (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of all current Applicable Laws, and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement, (2) the applicable 3Q Company has applied timely to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter, or (3) relies on a favorable Internal Revenue Service opinion letter or advisory letter issued to the master and prototype or volume submitter plan sponsor of such employee pension benefit plan in accordance with Internal Revenue Service guidance for reliance on such opinion or advisory letters.

(iii)                               The Company has delivered to Acquirer or its representatives a complete and correct copy and description of each Company Benefit Arrangement, including all plan documents, adoption agreements, and amendments and restatements thereto executed since the inception of such Company Benefit Arrangement and any resolutions executed in connection with such documents, trust documents, financial statements, insurance policies (including any stop-loss insurance policies pertaining to a self-insured Company Benefit Arrangement), vendor contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, nondiscrimination testing relating to any Company Benefit Arrangement, as applicable, and any material employee communications relating thereto, and any correspondence within the last three years with any Governmental Authority relating thereto.

(iv)                              Each of the 3Q Companies has timely filed and delivered to Acquirer or its representatives the most recent annual report (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto, and any recommendations to management prepared in connection with such Form 5500s.  All material reports, returns and similar documents with respect to each Company Benefit Arrangement required to be filed with any Governmental Authority or distributed to any participant of each Company Benefit Arrangement have been duly and timely filed or distributed.

(v)                                 No Action has been brought, or to the knowledge of the Company, is threatened against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor.  None of the 3Q Companies, nor any other ERISA Affiliate, nor, to the Company’s knowledge, any fiduciary of a Company Benefit Arrangement, has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA.

(vi)                              All contributions due from each of the 3Q Companies with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made.  No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business after the Balance Sheet Date as a result of the operations of the 3Q Companies after the Balance Sheet Date).

(vii)                           No Company Benefit Arrangement (other than life insurance arrangements providing benefits for individuals who die while actively employed with any of the 3Q Companies) provides post-termination or retiree welfare benefits to any Person for any reason, except as may be required by the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other Applicable Law.

(d)                                None of the 3Q Companies has a Company Benefit Arrangement which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), (iii) a “funded welfare plan” within the meaning of Code Section 419 or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  No Company Benefit Arrangement is or has ever been subject to Title IV of ERISA.  The Company has no Company Benefit Arrangement that is intended to constitute a nonqualified deferred compensation plan.

(e)                                 There has been no amendment to, written interpretation or announcement (whether or not written) by any of the 3Q Companies relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the most recent fiscal year.

(f)                                   Each of the 3Q Companies is in compliance in all material respects with the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, or any similar state statute and there are no outstanding, uncorrected COBRA violations, with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a material liability to any of the 3Q Companies. No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination welfare benefits to any person for any reason except as required by COBRA, any similar state statute, or other Applicable Law.

(g)                                Unless otherwise indicated in Schedule 3.17(g) of the Company Disclosure Letter, none of the 3Q Companies is a party to any (i) Contract with any Person (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (2) providing any term of employment or compensation guarantee, or (3) providing severance benefits or other benefits after the termination of employment or services of such Person regardless of the reason for such termination of employment or services; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment or services of any Person.  None of the 3Q Companies has any obligation to pay any material amount or provide any material benefit to any former director, officer, employee, consultant or contractor, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.20 of the Company Disclosure Letter) for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.17(g) of the Company Disclosure Letter.

(h)                                 To the knowledge of the Company, no director, officer, employee, consultant or contractor of any of the 3Q Companies is in material violation of (i) any Contract or (ii) any restrictive covenant, in each case, relating to the right of any such Person to be employed by or render services to any of the 3Q Companies or to use trade secrets or proprietary information of others.

(i)                                     None of the 3Q Companies has any employees located in jurisdictions outside the United States and none of the 3Q Companies maintains any Company Benefit Arrangement that is governed by the law of any jurisdiction outside of the United States.

(j)                                     None of the Company Benefit Arrangements, nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by any of the 3Q Companies or any ERISA Affiliate.

(k)                                  In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of any of the 3Q Companies or any WARN-type event as defined by Applicable Law.

3.18                       Corporate Documents.  The Company has delivered to Acquirer or its representatives (a) copies of the Company Certificate of Incorporation, Company Bylaws, the Organizational Documents of the Company Subsidiaries and all amendments thereto; (b) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors of each of the Company Subsidiaries and any committees thereof and of the stockholders of each of the Company Subsidiaries; and (c) the stock ledger, option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to the Company and each of the Company Subsidiaries.  The books, records and accounts of each of the 3Q Companies (x) have been maintained in accordance with reasonable business practices and (y) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the 3Q Companies in all material respects.

3.19                       No Brokers.  Neither the Company, the Company Subsidiaries nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement (other than fees and expenses payable to the Jordan Edmiston Group, Inc.).  Neither Acquirer nor the Surviving Corporation shall incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

3.20                       Insurance.  As of the Agreement Date, the 3Q Companies maintain the policies of insurance and bonds listed in Schedule 3.20 of the Company Disclosure Letter.  Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the Agreement Date as well as all material claims made under such policies and bonds since January 1, 2013.  As of the Agreement Date, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and each of the 3Q Companies is otherwise in material compliance with the terms of such policies and bonds.  As of the Agreement Date, all such policies and bonds remain in full force and effect and are valid and are enforceable in accordance with their terms, and none of the 3Q Companies has received written notice or other written communication (or, to the knowledge of the Company, oral communication) regarding any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  Such policies provide sufficient insurance coverage for compliance with all Applicable Laws and Contracts to which each of the 3Q Companies is a party or by which each of the 3Q Companies or their respective assets are subject.  None of the 3Q Companies has any self-insurance arrangements.

3.21                       Environmental Matters.  Each of the 3Q Companies is and has been in material compliance with all Environmental Laws, which compliance includes the possession by each of the 3Q Companies of all permits and other governmental authorizations required under Environmental Laws and compliance in all material respects with the terms and conditions thereof.  As of the Agreement Date, none of the 3Q Companies has received any written notice or other written communication (or, to the knowledge of the Company, oral communication) from a Governmental Authority that alleges that any of the 3Q Companies is not in compliance with any Environmental Law, and there are no Actions pending or, to the knowledge of the Company, threatened against any of the 3Q Companies under any Environmental Laws.  To the knowledge of the Company, no current or prior owner of any property leased or possessed by any of the 3Q Companies has received any written notice or other written communication (or, to the knowledge of the Company, oral communication) from a Governmental Authority that alleges that such current or prior owner or any of the 3Q Companies is not in compliance with any Environmental Law.  For purposes of this Section 3.21,  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other Applicable Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment (other than office and cleaning supplies which are safely maintained).

3.22                       Customers and Suppliers.

(a)                                 As of the Agreement Date, none of the 3Q Companies has any outstanding disputes concerning its products and/or services with any customer or distributor who, in the 12-month period ended December 31, 2014, was one of the ten largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”).  Each Significant Customer is listed on Schedule 3.22(a) of the Company Disclosure Letter.  As of the Agreement Date, none of the 3Q Companies has received any written notice or other written communication (or, to the knowledge of the Company, oral communication) from any Significant Customer that such customer shall not continue as a customer of any of the 3Q Companies after the Closing or that such customer intends to terminate or materially modify existing Contracts with any of the 3Q Companies.

(b)                                As of the Agreement Date, none of the 3Q Companies has any outstanding dispute concerning products and/or services provided by any supplier who, in the 12-month period ended December 31, 2014, was one of the five largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier is listed on Schedule 3.22(b) of the Company Disclosure Letter.  As of the Agreement Date, none of the 3Q Companies has received any written notice or other written communication (or, to the knowledge of the Company, oral communication) from any Significant Supplier that such supplier shall not continue as a supplier to any of the 3Q Companies after the Closing or that such supplier intends to terminate or materially modify existing Contracts with any of the 3Q Companies.

3.23                       Privacy.  Each of the 3Q Companies has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies are and have been available to users on the Company Websites and each of the 3Q Companies’ privacy practices conform, and at all times have conformed, in all material respects to its respective privacy policies.  Each of the 3Q Companies has complied in all material respects with all Applicable Law relating to (a) consumer privacy, (b) the privacy of users of the Company Products, Services, IP internet protocol related functions and all Internet websites owned, maintained or operated by any of the 3Q Companies (collectively, the “Company Websites”) and (c) the use, collection, storage and transfer of any personally identifiable information collected or used by any of the 3Q Companies or by third parties having authorized access to any of the 3Q Companies’ records.  No claims have been asserted or, to the knowledge of the Company, threatened against any of the 3Q Companies by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of any of the 3Q Companies.  Schedule 3.23 of the Company Disclosure Letter sets forth a list of any non-Governmental

Authority or self regulatory agencies, the policies of which each of the 3Q Companies purports to adhere to with respect to consumer privacy standards or issues.

3.24                       Accounts Receivable.  All accounts receivable of each of the 3Q Companies (a) arose from bona fide transactions entered into by a 3Q Company involving the rendering of services or the sale of goods in the ordinary course of business, and (b) constitute only valid, undisputed claims of a 3Q Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts granted or accrued in the ordinary course of business consistent with past practice.  Allowances in accordance with U.S. GAAP have been reflected in the Company Financial Statements with respect to the accounts receivables shown thereon and, with respect to accounts receivables acquired subsequent to the Balance Sheet Date, allowances have been made on the books of the 3Q Companies in accordance with U.S. GAAP applied in a manner consistent with the Company Balance Sheet.

3.25                       Bank Accounts.  Section 3.25 of the Company Disclosure Letter sets forth (a) the name of each bank, safe deposit company or other financial institution in which each of the 3Q Companies has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of each of the 3Q Companies in favor of any other Person.

3.26                       Disclosure.  No representation or warranty of the Company in Article 3 of this Agreement, or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUB

Acquirer and Merger Sub represent and warrant to the Company as follows:

4.1                              Organization and Good Standing.  Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the [State of Delaware] and has the corporate power and authority to own, operate and lease its assets and properties and to carry on its business as now conducted and as presently proposed to be conducted as, and in places where, such assets and properties are currently owned, operated or held.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Acquirer and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements.  Acquirer is not in breach or violation of or default under its certificate of incorporation or bylaws (or equivalent organizational or governing documents), each as currently in effect.  Merger Sub is not in breach or violation of or default under its certificate of incorporation or bylaws, each as currently in effect.

4.2                              Power, Authorization and Validity

(a)                                 Power and Authority.  Acquirer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquirer Ancillary Agreements and to consummate the Merger.  The execution, delivery and performance by Acquirer of this Agreement, each of the Acquirer Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquirer.  Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)                                No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Acquirer or Merger Sub to enable Acquirer and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Acquirer Ancillary Agreements or to consummate the Merger, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquirer or Merger Sub would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement or the Acquirer Ancillary Agreements.

(c)                                 Enforceability.  This Agreement has been duly executed and delivered by Acquirer and Merger Sub.  On the Closing Date, the Acquirer Ancillary Agreements will have been duly executed and delivered by Acquirer.  This Agreement and each of the Acquirer Ancillary Agreements are, or when executed by Acquirer shall be, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement is the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3                              No Conflict.  Neither the execution and delivery of this Agreement or any of the Acquirer Ancillary Agreements by Acquirer or Merger Sub, as applicable, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, conflicts with, or constitutes a breach or default under:  (a) any provision of the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of Acquirer or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquirer, Merger Sub or any of their respective assets or properties; or (c) any Contract to which Acquirer or Merger Sub is a party or by which Acquirer or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, breach or default would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the Acquirer Ancillary.

4.4                              Financing.  Acquirer has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Securityholders under Article 2.

4.5                              Merger Sub.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

4.6                              Company Representations.  Acquirer and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the Company, the Company Business, the subject matter of this Agreement or any other matter, express, implied or statutory, except as provided in Article 3 (as modified by the Company Disclosure Letter). Except as set forth in Article 3, the Company makes no express, implied or statutory representation or warranty to Acquirer or Merger Sub with respect to any Company estimates, projections, forecasts or similar forward-looking statements relating to future operating or financial performance, or with respect to any other information, document or materials made available to Acquirer and its representatives in Acquirer’s due diligence review, including data rooms (electronic or otherwise) or in information memoranda or management presentations.

ARTICLE 5
COVENANTS

5.1                              Information Statement.

(a)                                 The Company shall, prior to Closing, prepare and mail or cause to be mailed to each Company Stockholder in accordance with Section 228(e) and 262 of the Delaware Law and other Applicable Laws an information statement, in form and substance reasonably acceptable to Acquirer prior to the date hereof, which (i) describes the principal terms of this Agreement, (ii) notifies the Company Stockholders of the occurrence of (A) the approval of the Merger and the adoption of this Agreement by the Company’s Board of Directors, and (B) the Company Stockholder Approval in accordance with Section 228(e) of the Delaware Law, (iii) provides a copy of Section 262 of the Delaware Law and a description regarding the procedures relating to appraisal rights and exercise thereof under the Delaware Law to the extent such appraisal rights are exercisable under the Delaware Law, (iv) provides a copy of Chapter 13 of the California Law and a description regarding the procedures relating to dissenters’ rights and exercise thereof under the California Law to the extent such dissenters’ rights are exercisable under the California Law, (iv) contains such other information as is required to be disclosed to Company Stockholders with respect to the consummation of the transactions contemplated by this Agreement under Applicable Laws (together with any amendments or supplements thereto, the “Information Statement”). Acquirer shall in no way be responsible for any of the content of the Information Statement except for information regarding Acquirer or Merger Sub supplied in writing by Acquirer expressly for inclusion therein. The Company shall, prior to the Closing, provide Acquirer with copies of the Information Statement and any other materials to be distributed to the Company Stockholders.

5.2                              Repayment of Company Closing Debt.  The Company shall deliver, prior to the Closing Date, an executed payoff letter in customary form or final invoice, as applicable, from each lender, noteholder or other counterparty to whom Company Closing Debt is owing.  On or prior to the Closing, the Company shall deliver to Acquirer a final invoice in form and substance reasonably satisfactory to Acquirer from each Person listed in Schedule 5.2 with respect to the Company Merger Expenses to be paid to such Person. Acquirer shall cause such Company Closing Debt and such Company Merger Expenses to be discharged in full upon the Closing.

5.3                              Employee Benefit Matters.  As promptly as reasonably practicable after the Effective Time, Acquirer shall enroll those persons who were employees of the Company immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its subsidiaries or become employees of Acquirer following the Effective Time (“Continuing Employees”) in Acquirer’s employee benefit plans for which such employees are eligible (the “Acquirer Plans”), including its medical plan, dental plan, life insurance plan and disability plan, on substantially similar terms applicable to employees of Acquirer who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Acquirer Plans; provided, however, that Acquirer shall not be obligated to enroll any Continuing Employee in Acquirer Plans if Acquirer maintains in effect a comparable Company Benefit Arrangement for the benefit of such employee following the Closing.  Without limiting the generality of the foregoing, for Continuing Employees so enrolled in Acquirer Plans, Acquirer shall recognize the prior service with the Company of each of the Continuing Employees for purposes of eligibility and vesting, to the extent permitted by the terms of the applicable Acquirer Plans and for purposes of accrual of vacation and time off benefits.  In addition, for purposes of each Acquirer Plan providing health or welfare benefits for the benefit of any Continuing Employees, Acquirer will (i) cause all pre-existing condition exclusions, evidence of insurability requirements, waiting periods and actively-at-work requirements of such Acquirer Plan to be waived (except that, for insured benefit plans, to the extent permitted under the terms of the insurance policy) for such employee and his or her covered dependents and (ii) use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable benefits plan in which such employee participated immediately before the Effective Time ending on the date such employee’s participation in the corresponding Acquirer Plan begins to be taken into account under such Acquirer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Acquirer Plan (except that, for insured benefit plans, to the extent permitted under the terms of the insurance policy).  Notwithstanding anything in this Section 5.3 to the contrary, this Section 5.3 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Acquirer to continue to maintain any employee benefit plan in effect following the Effective Time for Acquirer’s employees, including the Continuing Employees, (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquirer at will at any time, with or without cause, for any reason or no reason, or (d) amend any ERISA plan or create any third party rights of causes of action for any person.

5.4                              Indemnification of Company Directors and Officers

(a)                                 If the Merger is consummated, then until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Acquirer shall cause the Surviving Corporation or its successors to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification, exculpation or expense advancement provisions under the Company Certificate of Incorporation or Company Bylaws (as in effect on the Agreement Date) and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties (the “Company Indemnification Provisions”), with respect to claims arising out of matters, acts or omissions occurring at or prior to the Effective Time (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Effective Time).  Any claims for indemnification made under this Section 5.4(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)                                At or prior to the Effective Time, the Company shall purchase a non-cancellable, prepaid (i.e., “tail”) directors’ and officers’ liability insurance policy or policies (such policy or policies, the “Tail Policy”), which Tail Policy shall cover those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy for an aggregate period of not less than the Tail Period with respect to claims arising from facts or events that occurred at or before the Effective Time, including with respect to the transactions contemplated by this Agreement, 50% of the premium for which shall be treated as a Company Merger Expense.

(c)                                 The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns).  The Surviving Corporation shall, and Acquirer shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Acquirer, the Surviving Corporation or its successors under this Section 5.4.  The obligations of Acquirer, the Surviving Corporation and its successors under this Section 5.4 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).

(d)                                Notwithstanding anything to the contrary herein, no such Company Indemnified Party will have any right of indemnification or right of advancement from the Surviving Corporation or its successors or Acquirer pursuant to this Section 5.4 with respect to any Damages recoverable by any of the Acquirer Indemnified Persons from such Company Indemnified Party in his or her capacity as an Effective Time Holder pursuant to Article 9 of this Agreement.

5.5                              Section 280G Stockholder Approval.  The Company shall solicit the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to Contracts, Company Benefit Arrangement or other arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.6                              Parachute Payment Waivers.  The Company shall use its commercially reasonable efforts to obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under this Section 5.6, a Parachute Payment Waiver from each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under this Section 5.6, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such person’s Company Options or Company Capital Stock in connection with the Merger and/or the termination of employment or service with Acquirer, the Company, the Surviving Corporation or any Subsidiary before, upon or following the Merger, (ii) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Acquirer, the Company, the Surviving Corporation or any Subsidiary before, upon or following the Merger and/or (iii) the receipt of any Company Options or shares of Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 280G of the Code.

5.7                              Resignations.  At the written request of Acquirer, the Company shall request any member of its Board of Directors to tender his or her resignation from such position effective as of the Closing Date.

5.8                              Tax Cooperation and Exchange of Information.  The Representative shall provide Acquirer and the Surviving Corporation, and Acquirer and the Surviving Corporation shall provide the Representative, with such cooperation and information as the other party reasonably may request in filing any tax Return, or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes of the Company.  Notwithstanding anything to the contrary hereto, each of the Company Securityholders and Acquirer shall retain all tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to tax matters of the Company for all Pre-Closing Tax Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such tax Returns and other documents relate

(without regard to extensions) or (ii) six years following the due date (without extension) for such tax Returns.  After such time, before the applicable Company Securityholder shall dispose of any such documents in its possession (or in the possession of its Affiliates), Acquirer shall be given an opportunity to remove and retain all or any part of such documents at its expense.

5.9                              Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by the Company Securityholders, and 50% by Acquirer, when due.  Acquirer shall properly file on a timely basis all necessary tax Returns and other documentation with respect to any Transfer Tax, provided that where such tax Return or other documentation is required to be filed on a joint basis, the Representative shall cooperate in the timely preparation and filing thereof.

ARTICLE 6
CLOSING MATTERS

6.1                              The Closing.  The Closing shall take place immediately following the signing of this Agreement at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California 94104 or at such other time and place as the Company and Acquirer may mutually agree.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquirer, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

6.2                              Exchange.

(a)                                 At the Effective Time, all outstanding Company Capital Stock and Company Options shall, by virtue of the Merger and without further action, cease to exist, and all such securities, to the extent vested immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Capital Stock and Company Options in connection with the consummation of the Merger), shall be converted into the right to receive from Acquirer the cash amount to which the holder thereof is entitled pursuant to Section 2.1(b).

(b)                                On the Closing Date, Acquirer shall deliver to Wilmington Trust, National Association (the “Exchange Agent”) immediately available cash funds in an amount equal to the Stockholder Closing Payment (the “Exchange Fund”).  As soon as reasonably practicable (but no later than two Business Days) after the Effective Time, the Exchange Agent shall cause to be mailed to each holder of record of Company Capital Stock that was outstanding and vested immediately prior to the Effective Time (the certificates or other instruments evidencing such securities being “Company Certificates”) and which were converted into the right to receive cash pursuant to Section 2.1(b) the following:  (i) a letter of transmittal, in the form of Exhibit H hereto (the “Letter of Transmittal”); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash amounts specified in Article 2 (provided that to the extent reasonably practicable, Acquirer will make electronic copies of such letter of transmittal available to holders of Company Certificates in advance of the Closing to allow submission thereof concurrent with the Closing).  Solely upon (1) delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (2) surrender of a Company Certificate for Company Capital Stock for cancellation, or delivery of an affidavit of lost certificate or instrument and an indemnity in form and substance reasonably satisfactory to Acquirer and the Exchange Agent (the “Affidavit”), and (3) delivery of any required Form W-9 or Form W-8, to the Exchange Agent, the Exchange Agent shall pay by wire transfer or check to each tendering holder of a Company Certificate or an Affidavit (each, a “Tendering Company Holder”) the cash amounts to which such Tendering Company Holder is entitled pursuant to Section 2.1(b) as set forth in the Spreadsheet without any interest thereon. Until so surrendered and exchanged, each such Company Certificate shall represent solely the right to receive the Closing Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.1(b), and none of the Exchange Agent, the Representative or the Surviving Corporation shall be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled.

(c)                                 As soon as reasonably practicable (but no later than 15 days) after the Effective Time, the Surviving Corporation shall pay each holder of vested Company Options that is unexpired, unexercised and outstanding immediately prior to the Effective Time the cash amounts to which such holder is entitled pursuant to Section 2.1(b)(ii).  The Surviving Corporation (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 6.2(c)) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 6.2(c) any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law.  To the extent that amounts are so withheld and paid to the relevant Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Optionholders on behalf of whom such deduction and withholding was made.  Furthermore, in order to ensure compliance with all applicable Tax withholding requirements, the Representative shall direct payment of any funds which are to be paid to or for the benefit of the Company Optionholders hereunder (including any portion of the Company Optionholder’s Merger Consideration) to the Surviving Corporation to be paid, in accordance with the written instructions of the Representative specifying the amount payable to each applicable Company Optionholder, through the Surviving Corporation’s payroll system not later than 15 days after the date of receipt of such amounts.  Upon payment of any such amounts to the Surviving Corporation, the Representative or the Exchange Agent, as applicable, shall be relieved of its obligation to pay such amounts to the Company Optionholders.

(d)                                After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock or Company Options that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 6.2.

(e)                                 Until Company Certificates are surrendered or an Affidavit is delivered pursuant to Section 6.2(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the amount of cash which Company Capital Stock shall have been converted pursuant to Section 2.1(b).

(f)                                   If any cash amount payable pursuant to Section 2.1(b) is to be issued or paid to a Person other than the Person to which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other taxes required by reason of the payment of cash in any name other than that of the registered holder of the Company Certificate surrendered, or established to the reasonable satisfaction of Acquirer or any agent designated by it that such tax has been paid or is not payable.

(g)                                Any portion of the Exchange Fund held by the Exchange Agent which have not been delivered to any holders of Company Certificates pursuant to this Section 6.2 within 12 months after the Effective Time shall promptly be returned to Acquirer, and thereafter each holder of a Company Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 6.2 shall look only to Acquirer (subject to abandoned property, escheat and similar laws) for his, her or its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 2.1(b).  Notwithstanding anything to the contrary contained herein, if any Company Certificate or other required instrument has not been surrendered prior to the date on which the merger consideration contemplated by Section 2.1(b) in respect of such Company Certificate or instrument would otherwise escheat to or become the property of any Governmental Authority, any amounts payable in respect of such Company Certificate or instrument shall, to the extent permitted by Applicable Law, become the property of Acquirer, but remaining subject to the claims or interests of any Person previously entitled thereto.

(h)                                 Notwithstanding anything to the contrary contained herein, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

6.3                              Dissenting Shares.  If, in connection with the Merger, holders of Company Capital Stock are entitled to appraisal rights pursuant to Delaware Law or dissenters’ rights pursuant to California Law, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or California Law, respectively.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment of the fair market value of such shares shall receive payment therefor in accordance with Delaware Law or California Law, respectively (but only after the value therefor shall have been agreed upon or finally determined pursuant to such Applicable Law).  In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal or dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 2.1(b) in respect of such shares had such shares never been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 6.2, following the satisfaction of the applicable conditions set forth in Section 6.2, the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.1(b) with respect to such shares.  The Company shall give Acquirer prompt notice of any demand received by the Company for appraisal of Company

Capital Stock or notice of exercise of a Company Stockholder’s appraisal or dissenters’ rights, and Acquirer shall have the right to control all negotiations and proceedings with respect to any such demand.  The Company agrees that, except with Acquirer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal or dissenters’ rights.

6.4                              Closing Payments.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the following transfers of funds will take place at the Closing:

(i)                                     To the Exchange Agent, pursuant to Section 6.2(b), Acquirer shall deliver the Stockholder Closing Payment Amount (such amount as set forth on the Spreadsheet).

(ii)                                  With respect to Company Optionholders, Acquirer shall deliver an amount of funds equal to the Optionholders Closing Consideration (such amount as set forth on the Spreadsheet) to the Company to fulfill the payment obligations of Acquirer to the Company Optionholders pursuant to Section 6.2(c).

(iii)                               To the Escrow Agent, pursuant to Section 2.2, Acquirer shall cause the Escrow Cash to be deposited with the Escrow Agent.

(iv)                              To the Representative, pursuant to Section 2.2, Acquirer shall cause the Expense Cash to be deposited in an account designated by the Representative for the purposes of paying the Representative Expenses of the Representative incurred in connection with the discharge of its duties.

(v)                                 With respect to payment of Company Closing Debt, to the applicable payees set forth on the Closing Financial Certificate, pursuant to Section 5.2, Acquirer shall pay such amounts as set forth on the Closing Financial Certificate.

(vi)                              With respect to Company Merger Expenses, to the applicable payees set forth on the Closing Financial Certificate, pursuant to Section 5.2, Acquirer shall pay such amounts as set forth in the Closing Financial Certificate.

(b)                                For the avoidance of doubt, in no event will Acquirer transfer an amount of funds at Closing in excess of the Closing Merger Consideration.

6.5                              Distributions by the Representative and the Exchange Agent.  None of the Acquirer or Merger Sub (or after the Closing, the Company or the Surviving Corporation), nor any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents shall be liable, responsible or accountable to any Person for any Losses to the extent incurred by reason of any act or failure to act by the Exchange Agent or Representative, including the accuracy of any written instructions delivered to the Surviving Corporation by the Representative pursuant to Section 2.1(b)(iii) specifying amounts payable to the Company Optionholders or amounts set forth on the Closing Financial Certificate or the Spreadsheet.  After the Closing, the Exchange Agent or the

Representative shall be solely responsible for the distribution to the Effective Time Holders of any amounts received by the Exchange Agent or the Representative pursuant to and in accordance with this Agreement and, following payment of such amounts to the Exchange Agent or the Representative, none of the Purchaser or Merger Sub (or after the Closing the Company or the Surviving Corporation), nor any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents shall have any liability whatsoever to the 3Q Companies in respect of any such distribution, or the failure to make any such distribution, by the Exchange Agent or the Representative.

ARTICLE 7
CLOSING CONDITIONS

7.1                              Conditions to Each Party’s Obligations to Effect the Closing.  The respective obligations of the Company and Acquirer to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)                                 Compliance with Law; No Legal Restraints.  There shall not be issued, enacted or adopted by any Governmental Authority of competent jurisdiction any statute, regulation, enactment, or Order (whether temporary, preliminary or permanent) that prohibits or renders illegal the Merger or any other material transaction contemplated by this Agreement.

(b)                                Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by the Escrow Agent.

(c)                                 Company Stockholder Approval.  The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and the Company Certificate of Incorporation and Company Bylaws, each as in effect on the date of such approval.

7.2                              Conditions to the Obligations of the Company to Effect the Closing.  The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company):

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of Acquirer set forth in Article 4 that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent that any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquirer.

(b)                                Performance of Covenants.  Each of Acquirer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquirer.

(c)                                 Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by Acquirer.

7.3                              Conditions to Obligations of Acquirer and Merger Sub to Effect the Closing.  Acquirer’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Acquirer and Merger Sub in a writing signed by Acquirer and that any such waiver shall not affect any rights to indemnification or any remedy hereunder):

(a)                                 Accuracy of Representations and Warranties.  The representations and warranties of Company set forth in Article 3 that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent that any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Acquirer shall have received a certificate to such effect executed by the Company’s Chief Executive Officer.

(b)                                Performance of Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and at the Closing Acquirer shall have received a certificate to such effect executed by the Company’s Chief Executive Officer.

(c)                                 No Legal Restraints; No Litigation.  There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority of competent jurisdiction, any statute, regulation, enactment or Order (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Acquirer’s right (or the right of any Subsidiary of Acquirer) to conduct the Company Business on or after consummation of the Merger.  No Action by any Governmental Authority of competent jurisdiction shall be pending or threatened in writing for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

(d)                                Employment Matters.  The Employment Offer Letter of each of the persons identified on Exhibit B shall continue to be in full force and effect.

(e)                                 Non-Competition Agreements.  The Non-Competition Agreement of each of the persons identified on Exhibit C-1 shall continue to be in full force and effect.

(f)                                   Resignations of Directors and Officers.  The persons holding the positions of a director or officer of the Company in office immediately prior to the Effective Time shall have resigned from such positions in writing effective as of the Effective Time, unless otherwise requested by Acquirer.

(g)                                Closing Financial Certificate and Spreadsheet.  Acquirer shall have received the Closing Financial Certificate and Spreadsheet from the Company.

(h)                                 Company Good Standing Certificates.  Acquirer shall have received a certificate from the Delaware Secretary of State and each other State or jurisdiction in which the Company is qualified to do business certifying that the Company is in good standing in such jurisdiction.

(i)                                     Termination of Company Benefit Arrangements.  The Company shall have delivered a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan, and any other Company Benefit Arrangement requested in writing by Acquirer to be terminated at least five Business Days prior to the Closing Date.

(j)                                     Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by the Representative.

(k)                                  FIRPTA Certificates.  The Company shall have delivered to Acquirer all necessary forms and certificates complying with the requirements of Applicable Law, duly executed and in form and substance reasonably acceptable to Acquirer and Merger Sub, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(l)                                     Letters of Transmittal.  The Stockholder Representative shall have delivered to Acquirer the original, duly completed and validly executed Letters of Transmittal (including, if applicable, executed Forms W-8 or W-9, and all associated Certificates) from Company Stockholders holding not less than 90% of the Fully Diluted Company Capital Stock outstanding as of immediately prior to the Closing.

(m)                             Indemnification Backstop Agreements.  The Company shall have delivered Option Cancellation Agreements or indemnification backstop agreements, in the form attached hereto as Exhibit G (“Indemnification Backstop Agreements”) as applicable, from Effective Time Holders holding not less 95% of the Fully Diluted Capital Stock outstanding as of immediately prior to the Closing.

(n)                                 [Option Cancellation Agreements.  Reserved.]

(o)                                Payoff Letters.  The Company shall have delivered to Acquirer payoff letters from holders of Company Closing Debt that reflect the amounts required in order to pay in full such Company Closing Debt as of the Closing and provide that, upon payment in full of the amounts indicated, all Liens securing such Company Closing Debt shall be terminated and released in full, in each case in a form and substance reasonably satisfactory to Acquirer.

(p)                                Secretary’s Certificate.  The Company shall have delivered to Acquirer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (A) the Company Certificate of Incorporation, (B) the Company Bylaws, (C) the resolutions of the Company’s Board of Directors approving this Agreement and the transactions contemplated thereby, (D) the Company Stockholder Approval and (E) the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement.

ARTICLE 8
[RESERVED]

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

9.1                              Survival.  If the Merger is consummated, the representations and warranties of the Company contained in this Agreement shall survive the Effective Time and remain in full force and effect until 5:00 p.m. Pacific Time on the date that is 18 months after the Closing Date (the “General Survival Period”); provided, however, that the representations and warranties of the Company contained in Section 3.19 (the “Specified Representation”) and in Section 3.1, Section 3.2(a), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.8 (Taxes), and the provisions of Section 3.17 as they relate to compliance by the Company and its Subsidiaries with ERISA (collectively and together with the Specified Representation, the “Fundamental Representations”) will remain operative and in full force and effect until 5:00 p.m. Pacific Time on the 5 year anniversary of the Closing Date; provided further, that no right to indemnification pursuant to Article 9 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the expiration of the applicable Claims Period with five (5) years respect to such representation or warranty shall be affected by the expiration of such representation or warranty. The right of the Acquirer Indemnified Persons to make any Indemnification Claim based on any matter described in Section 9.2(i) below shall survive until the five year anniversary of the Closing. If the Merger is consummated, the representations and warranties of Acquirer contained in this Agreement shall expire and be of no further force or effect as of the Effective Time; provided, however, that the representations and warranties of Acquirer contained in Section 4.6 (Company Representations) will remain operative and in full force and effect until the expiration of the applicable statute of limitations. The covenants and other agreements contained in this Agreement which by their terms do not contemplate performance after the Closing shall survive until the end of the General Survival Period.  The covenants and other agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms.  It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby and conversely if the survival period as contemplated by this Section 9.1 is longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be extended to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2                              Agreement to Indemnify.  Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Acquirer and its subsidiaries, their respective officers, directors, employees, stockholders, agents and representatives (each hereinafter referred to individually as an “Acquirer Indemnified Person” and collectively as “Acquirer Indemnified Persons”) from and against any and all damages, Liability, losses, diminution in value, Actions, claims, costs, penalties, interest, taxes and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation, defense, settlement and court costs) (hereinafter collectively referred to as “Damages”) incurred, suffered or sustained by any Acquired Indemnified Person or for which any Acquired Indemnified Person becomes subject to arising out of, resulting from or relating to the following (the “Indemnifiable Matters”):  (a) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement (as qualified by the Company Disclosure Letter) or the Company Closing Certificates; (b) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement to be performed by the Company prior to the Closing; (c) any inaccuracy in the information required to be set forth in the Spreadsheet or the Closing Financial Certificate per the definitions of such terms; (d) any Dissenting Shares Payments; (e) any taxes of the Company for a Pre-Closing Tax Period; (f) all taxes of any member of any consolidated, combined or unitary or aggregate group of which any of the Company is or has been a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign income tax law); (g) any Transfer Taxes for which the Company Securityholders are responsible as described in Section 5.9; (h) any taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, prior to the Closing; (i) the matter described in Schedule 9.2(i) of this Agreement; or (j) any Fraud or intentional misrepresentation by the Company under this Agreement.

9.3                              Limitations

(a)                                 Notwithstanding anything herein to the contrary, no Acquirer Indemnified Person may recover any amount in respect of any claim for indemnification that is made pursuant to Section 9.2(a) unless and until the aggregate amount of Damages that are indemnifiable pursuant to Section 9.2(a) exceeds $250,000 (the “Deductible”), and once the Deductible has been reached, the Acquirer Indemnified Person may make claims for indemnification for all Damages in excess of the Deductible; provided, however, that the

Deductible shall not apply to any claims made pursuant to (i) Section 9.2(a) in respect of an inaccuracy or breach of Fundamental Representations, or (ii) Sections 9.2(b)-(j).

(b)                                Subject to the limitations set forth in this Article 9, Acquirer is expressly authorized to set off any Damages for which any Acquirer Indemnified Party is entitled to indemnification hereunder against any Earnout Payment that becomes due and payable hereunder.  If the Merger is consummated, recovery by way of such set off against any Earnout Payment that becomes due and payable hereunder shall be the sole and exclusive remedy of the Acquirer Indemnified Persons under this Agreement for the Indemnifiable Matters, except in the case of (i) any failure of any of the Fundamental Representations to be true and correct as aforesaid and (ii) any matters listed in the foregoing clauses (b)-(j) of Section 9.2 (collectively, the “Fundamental Matters”).  In the case of claims related to all Indemnifiable Matters hereunder (other than a Fundamental Matter), the maximum amount that Acquirer may recover by way of set off against any Earnout Payment that becomes due and payable hereunder shall be $8,000,000 (the “Cap”).  In the case of claims related to any Fundamental Matter, each Effective Time Holder shall be liable for such holder’s Pro Rata Indemnification Share of the amount of any Damages resulting therefrom; provided, however, that such liability shall be limited to 100% of the portion of the Total Merger Consideration that such Effective Time Holder actually receives pursuant to Section 2.1(b) (including amounts receivable in respect of Earnout Amounts that may become due and payable).

(c)                                 The Escrow Fund shall be available solely for (i) any failure of the Specified Representation to be true and correct, (ii) the recovery by the Acquirer Indemnified Persons of any Damages that are indemnifiable by the Effective Time Holders hereunder pursuant to Section 9.2(i), and (iii) the recovery of any Shortfall Amount pursuant to Section 2.3, and the Escrow Fund shall not be available as a remedy, or for recourse by any Acquirer Indemnified Person, with respect to any other Indemnifiable Matter or any other matter hereunder. The obligations of the Effective Time Holders in respect of such claims shall be satisfied, first, from the Escrow Fund.

(d)                                If, at the time any Earnout Payment becomes due and payable hereunder, there shall be any outstanding claim for indemnification pursuant to Section 9.2 that is then unresolved or unsatisfied, then Acquirer shall be entitled to hold back a portion of such Earnout Payment in the amount necessary to satisfy such unresolved or unsatisfied claim for indemnification as specified in the relevant Notice of Claim delivered to the Representative prior to the expiration of the relevant survival period for such claim hereunder.  If the amount of such Damages is not reasonably quantifiable at the time the Earnout Payment is otherwise due, Acquirer shall be entitled to withhold the maximum amount of such Earnout Payment which is due, subject to the Cap pursuant to Section 9.3(b), until such amount is finally determined, at which time any portion of such Earnout Payment in excess of such determined amount of Damages shall be immediately released for payment to the Effective Time Holders on a pro rata basis in accordance with their respective Participating Percentages and the balance shall be held back by Acquirer until such indemnification claim is finally resolved.  If the amount of Damages for such indemnification claim, as finally determined to be indemnifiable in accordance with the terms and limitations set forth herein, is less than the amount withheld by Acquirer from such Earnout Payment for such claim, then Acquirer shall promptly pay to the Effective Time Holders the difference in funds so withheld in accordance with their respective Participation Percentages.

(e)                                 The Acquirer Indemnified Persons shall exercise commercially reasonable efforts to mitigate the amount of any Damages.  Without limiting the foregoing, Damages shall be calculated net of actual recoveries under existing insurance policies and contractual indemnification and/or contribution provisions (calculated net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums). To the extent that any such Damages are covered by insurance policies of the Company that are in effect prior to Closing (including the Tail Policy), Acquirer shall use commercially reasonable efforts to obtain recovery of such Damages under such insurance policies provided it is agreed that Acquirer shall not have any obligation to bring a law suit against any insurer to obtain such recovery.

(f)                                   Notwithstanding anything to the contrary in this Agreement, the Effective Time Holders shall not have any liability or indemnification obligation for any taxes of the Company or any of its Subsidiaries, Acquirer or any of its Affiliates (i) resulting from any election made by Acquirer or any of its Affiliates under Section 338 of the Code with respect to the transactions contemplated by this Agreement, (ii) resulting from any action taken after the Closing not contemplated by this Agreement by Acquirer or any of its Affiliates, including the Company and any of its Subsidiaries, (iii) with respect to any taxable period of the Company that is not a Pre-Closing Tax Period, or (iv) attributable to a breach by Acquirer of any of its obligations under this Agreement.

(g)                                Notwithstanding anything to the contrary herein, Damages that are indemnifiable hereunder shall exclude, and no Effective Time Holder shall have liability for, any special, speculative, exemplary or punitive damages or consequential damages that are not reasonably foreseeable, unless and to the extent the same are awarded by an arbitrator or Governmental Authority to a third party and paid to such third party by an Acquirer Indemnified Person.

(h)                                 Notwithstanding anything to the contrary herein, the representations and warranties of the Company contained in this Agreement and in any certificate of the Company delivered to Acquirer hereunder on or prior to the Closing, and the right of an Acquirer Indemnified Party to assert any claim (and recover therefor) pursuant to this Article 9, shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Acquirer Indemnified Party, or the knowledge of any Acquirer Indemnified Party’s officers, directors, stockholders, employees, representatives or agents, or the acceptance by any Acquirer Indemnified Party of a certificate hereunder.

(i)                                     In determining the existence or amount of any Damages in respect of any breach or inaccuracy of any representation or warranty, or the existence or amount of any Damages in respect of any default or breach of any covenant or agreement, any materiality or Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation, warranty, covenant or agreement shall be disregarded and construed as if such qualifier was deleted from the text thereof (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn the use (but the underlying definitions) of references to “Company Material Contract” to “Company Contract” or “Material Adverse Effect” to “Effect” for purposes of calculating Damages)).  For the avoidance of doubt, any such materiality or Material Adverse Effect standard or qualification shall not be disregarded for the purposes of determining whether any breach or inaccuracy of any representation or warranty, or any default or breach of any covenant or agreement, has occurred.

(j)                                     Following the Closing, this Article 9 shall constitute the sole and exclusive liability and responsibility of the Effective Time Holders to the Acquirer Indemnified Persons under or in connection with this Agreement, the Merger or the transactions contemplated hereby (including for any breach of representation or warranty or for any breach of any covenant or obligation or for any other reason) and shall constitute the sole and exclusive remedy for recovery of Damages by the Acquirer Indemnified Persons for all Indemnifiable Matters; provided, however, the foregoing shall in no way limit Acquirer’s right to specific performance or injunctive relief pursuant to Section 10.5 or claims for fraud or intentional misrepresentation by the Company or any Effective Time Holder.

(k)                                  Notwithstanding anything contained herein to the contrary, in no event will any Acquirer Indemnified Person have any right to indemnification (and Damages shall not be deemed to have been incurred) with respect to any matter to the extent that such matter is (i) accrued or reflected or otherwise taken into account in the calculation of Company Net Working Capital, and/or (ii) the merger consideration has been adjusted for such matter pursuant to this Agreement.

(l)                                     Nothing herein shall limit the liability of an Effective Time Holder for any Fraud or intentional misrepresentation personally committed by such Effective Time Holder.

9.4                              Notice of Claim

(a)                                 As used herein, the term “Claim” means a claim for indemnification of Acquirer or any other Acquirer Indemnified Person for Damages under this Article 9.  Acquirer may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquirer Indemnified Person, and Acquirer shall give written notice of a Claim (a “Notice of Claim”) to the Representative promptly after Acquirer becomes aware of the existence of any actual or potential claim by an Acquirer Indemnified Person for indemnification from the Effective Time Holders under this Article 9, arising out of or resulting from (i) any Indemnifiable Matter listed in the foregoing clauses (a)-(j) of Section 9.2 or (ii) the assertion, whether orally or in writing, against Acquirer or any other Acquirer Indemnified Person of a claim, demand or Action brought by a third party against Acquirer or such other Acquirer Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any Indemnifiable Matter listed in the foregoing clauses (a)-(j) of Section 9.2; provided, that any delay in providing such notice shall not result in an Acquirer Indemnified Person losing its rights under this Article 9 except to the extent the Effective Time Holders are materially prejudiced thereby.

(b)                                Each Notice of Claim by Acquirer given pursuant to Section 9.4 shall contain the following information:

(i)                                     that Acquirer or another Acquirer Indemnified Person has incurred, paid or sustained, or reasonably anticipates that it will incur, pay or sustain, Damages in an aggregate stated amount arising from such Claim (to the extent such amount of Damages is known and quantifiable, or can be reasonably estimated) (which amount may be the amount of damages claimed by a third party in an action brought against any Acquirer Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Acquirer Indemnified Person under this Article 9); and

(ii)                                  a brief description, in reasonable detail (to the extent reasonably available to Acquirer), of the facts, circumstances or events giving rise to such Damages based on Acquirer’s good faith belief thereof, including (x) the basis for such anticipated liability and the nature of the breach to which such Damages are related, (y) the identity of any third party claimant and (z) copies of any formal written demand or complaint from any third party claimant.

(c)                                 Acquirer hereby covenants and agrees to provide the Representative with reasonable access, during normal business hours, to all applicable books, records and employees, and other applicable information in the custody or control of Acquirer or the Surviving Corporation in connection with any claim for indemnification by any Indemnified Party under this Article 9 and the discharge of the Representative’s duties hereunder; provided, that, the Representative shall treat confidentially and not use or disclose any nonpublic information from or about Acquirer or the Surviving Corporation to anyone (except to the Effective Time Holders or the Representative’s attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree in writing to treat such information confidentially, and for which the Acquirer shall expressly be a third party beneficiary of any such confidentiality obligations); and provided, further, that Acquirer shall not be obligated to provide information or access to information to the extent that such information is subject to attorney-client privilege.  The Representative shall enter into a separate customary confidentiality agreement in customary form prior to being provided access to such information if requested by Acquirer.

9.5                              Defense of Third-Party Claims

(a)                                 Subject to Section 9.5(c), Acquirer shall determine and conduct the defense and the settlement, adjustment or compromise of any Third-Party Claim. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim (except to the extent that receipt of such documents by the Representative would affect any legal privilege of the Acquirer Indemnified Person).  The Representative may participate at its own expense in, but not determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(b)                                Acquirer will not agree to any settlement or compromise of any Third-Party Claim except with the written consent of the Representative, such consent not be unreasonably withheld or delayed (it being understood and agreed that it shall be reasonable for the Representative to withhold consent to any requested settlement if the Representative believes in good faith that there is not any underlying basis for indemnification under Section 9.2 with respect to such settlement); provided, however, if the Representative withholds such consent, Acquirer may settle such Third-Party Claim without such consent and for purposes of indemnification hereunder the amount of such settlement shall not be determinative of the existence of an Indemnifiable Matter or the amount of any Damages in respect of an Indemnifiable Matter for purposes of this Agreement); provided, further, that this Section 9.5(b) shall not be applicable to any claim based on the failure of the Specified Representation to be true and correct (a “Specified Indemnifiable Claim”) which Specified Indemnifiable Claim shall be governed by Section 9.5(c) below exclusively.  Neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision of this Article 9 to the amount of any claim by or on behalf of any Acquirer Indemnified Person for indemnification with respect to such settlement that the Representative has consented to as provided herein.

(c)                                 Acquirer shall deliver a Notice of Claim in accordance with Section 9.4(b) to the Representative as promptly as practicable after Acquirer becomes aware of the existence of any actual or potential claim by an Acquirer Indemnified Person with respect to a Specified Indemnifiable Claim. Notwithstanding anything herein to the contrary, the Representative shall determine, conduct and control the defense and the settlement, adjustment or compromise of any Third-Party Claim related to the Specified Indemnifiable Claim; provided, however, that Acquirer and the Surviving Corporation shall reasonably cooperate with the Representative with respect to the Representative’s defense or handling of the Specified Indemnifiable Claim.  Acquirer shall have the right to participate at its own expense in, but not to determine or conduct, any defense of a Specified Indemnifiable Claim or settlement negotiations with respect to a Specified Indemnifiable Claim, and shall not settle any Specified Indemnifiable Claim without the prior written consent of the Representative, which consent shall not be unreasonably conditioned, withheld or delayed.  The Representative shall not effect any settlement or compromise of any Specified Indemnifiable Claim without the prior written consent of Acquirer, which consent shall not be unreasonably conditioned, withheld or delayed, except that Acquirer’s consent shall not be required for any such settlement or compromise that (i) does not involve a finding or admission of wrongdoing on the part of any Acquirer Indemnified Person, (ii) includes an unconditional written release by the claimant or plaintiff of the Acquirer Indemnified Persons from all liability in respect of such Specified Indemnifiable Claim, (iii) does not impose equitable remedies on any Acquirer Indemnifiable Person, and (iv) does not result in the payment of money damages to any third party in excess of the amount then remaining in the Escrow Fund, or the imposition of any other material liability or obligation on any Acquirer Indemnifiable Person.  In the event of any settlement, judgment, order or award with respect to a Specified Indemnifiable Claim that results in the payment of money damages or a monetary settlement to a third party (the “Specified Indemnfiable Award”), the amount of the Specified Indemnifiable Award shall be paid from the Escrow Fund to the extent of any amount then remaining in the Escrow Fund, and Acquirer and the Representative shall deliver a joint written instruction to the Escrow Agent to release from the Escrow Fund the Specified Indemnifiable Award to the Representative for the discharge of the Specified Indemnifiable Award.  In the event that any amount of the Escrow Fund remains following discharge of any Specified Indemnifiable Award hereunder, provided that the Final Closing Merger Consideration has been determined, and any Shortfall Amount (if any) paid to Acquirer, pursuant to Section 2.3, Acquirer and the Representative shall deliver a joint written instruction to the Escrow Agent to release from escrow all of such remaining portion of the Escrow Fund to the Effective Time Holders pursuant to and in accordance with Section 2.1(b)(1)(B) and Section 2.1(b)(3)(B) hereof (the “Early Escrow Release”).

9.6                              Resolution of Notice of Claim.  Each Notice of Claim given by Acquirer shall be resolved as follows:

(a)                                 Uncontested Claims.  If, within 45 days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquirer as provided in Section 9.6(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquirer Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 9, including the forfeiture of Escrow Cash.

(b)                                Contested Claims.  If the Representative gives Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 45 day period specified in Section 9.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, by binding litigation between Acquirer and the Representative in accordance with the terms and provisions of Section 9.6(c).

(c)                                 Litigation of Contested Claims.  Either Acquirer or the Representative may bring suit in the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware to resolve the Contested Claim.

9.7                              Appointment of Representative

(a)                                 By executing the Indemnification Backstop Agreement, or otherwise voting in favor of the Merger or participating in the conversion of Company Capital Stock or Company Options, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this Article 9, matters related to the Earnout Payment, the Tax Refund Amount and the Tax Credit Amount, the Adjustment Amount, the calculation of Company Net Working Capital and the Final Closing Merger Consideration and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to (a) give and receive notices and communications to or from Acquirer (on behalf of itself of any other Acquirer Indemnified Person) relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the set-off by Acquirer of any portion of the Earnout Payment in satisfaction of any indemnification claims pursuant to this Article 9 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, the Earnout Payment, the Tax Refund Amount, the Tax Credit Amount, the Adjustment Amount and the calculation of Company Net Working Capital and the Final Closing Merger Consideration and any claims related thereto and any indemnification claims by Acquirer or any other Acquirer Indemnified Person pursuant to this Article 9; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.  The Representative shall have authority and power to act on behalf of each Effective

Time Holder with respect to the disposition, settlement or other handling of all claims with respect to the Earnout Payment and all indemnification claims under this Article 9.  The Effective Time Holders shall be bound by all actions and decisions taken, and consents and instructions given by, the Representative in connection with this Article 9, and Acquirer and other Acquirer Indemnified Persons shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative.  Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.  The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest in the Earnout Payment upon not less than ten days prior written notice to Acquirer, which notice shall specify the Person replacing the Representative, the effective date of such replacement, the mailing address and telephone and facsimile numbers for such Person and other information reasonably requested by Acquirer.

(b)                                In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative.  Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative (“Representative Expenses”).

(c)                                 The Expense Cash shall be held by the Representative as an expense fund to be governed by the provisions set forth herein.  The Expense Cash shall be used by the Representative solely for the payment of, or reimbursement to the Representative for, any Representative Expenses reasonably and actually incurred by the Representative.  The remaining balance of the Expense Cash (if any) shall be paid by the Representative to the Effective Time Holders promptly (and in any event within ten Business Days) after the expiration of the General Survival Period in accordance with each such Effective Time Holder’s Pro Rata Share; provided, that, if there are any then pending but unresolved indemnification claims of any Acquirer Indemnified Person, then the Representative shall continue to retain such remaining balance of the Expense Cash until all indemnification claims have been finally resolved and the Representative has been reimbursed in full for all Representative Expenses reasonably and actually incurred and thereafter any remaining Expense Cash shall be paid by the Representative to the Effective Time Holders in accordance with their respective Pro Rata Shares.  In the event such Representative Expenses exceed the remaining amount of Expense Cash, the Representative shall be entitled to recover such expenses from the Effective Time Holders severally according to their respective Pro Rata Shares.  No provision of this Agreement shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement.

(d)                                The Representative shall have reasonable access to the books and records of the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Representative shall treat confidentially and not use or disclose the terms of this

Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Effective Time Holders or the Representative’s, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially and for which the Acquirer shall expressly be a third party beneficiary of any such confidentiality obligations); provided, however, that neither Acquirer nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege.  The Representative shall enter into a separate customary confidentiality agreement in customary form prior to being provided access to such information if requested by Acquirer.

9.8                              Treatment of Indemnification Payments.  The Company Securityholders, the Representative and Acquirer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 9 as adjustments to the Total Merger Consideration for all tax purposes, to the maximum extent permitted by Applicable Law.

ARTICLE 10
MISCELLANEOUS

10.1                       Governing Law.  The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware, and the Federal courts of the United States of America located in Wilmington in the State of Delaware (or appellate court thereof located within such city) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 9.6(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in Wilmington in the State of Delaware.

10.2                       Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Acquirer, including any successor to, or assignee of, all or substantially all of the business and assets of Acquirer. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Acquirer may assign this Agreement without the consent of the Representative to (a) one or more of its Affiliates, (b)

any lenders for the purposes of creating a security interest herein or otherwise assign as collateral, or (c) in connection with the disposition or transfer of all or any portion of the business of the Surviving Corporation or its Subsidiaries or their respective businesses in any form of transaction following the expiration of the Measurement Period and the payment by Acquirer of any Earnout Payment due hereunder subject to any set-off right of Acquirer pursuant to Article 9.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.3                       Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.  The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission or a pdf attachment to electronic media of such party’s signature, or a photocopy of such facsimile transmission or such pdf attachment to electronic media, and such facsimile or pdf signature shall be deemed to constitute the original signature of such party hereto.

10.5                       Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction without the posting of a bond or undertaking, this being in addition to any other remedy to which they are entitled to at law or equity.  None of the parties shall oppose the granting of an injunction, specific performance or equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law. However, notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Acquirer Indemnified Person, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby and, upon the Closing, Article 9 shall be the exclusive remedy of the Acquirer Indemnified Persons for any matter under this Agreement.

10.6                       Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company, the Representative and Acquirer.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Acquirer, by written action signed by authorized persons of each of the Company and Acquirer, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7                       Expenses.  Except as otherwise provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

10.8                       [RESERVED]

10.9                       Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:

If to Acquirer, Merger Sub or the Surviving Corporation:

Harte Hanks, Inc.

9601 McAllister Freeway
Suite 610
San Antonio, TX 78216
Attention:  Doug Shepard, EVP/Chief Financial Officer

Facsimile No.: (210) 829-9403

Telephone No.: (210) 829-9120

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:  Richard B. Aldridge

Facsimile No.:  (215) 963-5001

Telephone No.: (215) 963-4829

If to the Representative:

Maury Domengeaux

130 Cardinal Lane
Los Gatos, CA 95032
Telephone No.: (408) 356-1115

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  Scott Joachim and Lynda Twomey
Facsimile No.:  (650) 988-8500
Telephone No.: (650) 938-5200

10.10                Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11                Company Disclosure Letter References.  The parties hereto agree that the disclosure of any fact or item in a particular section of a Company Disclosure Letter shall be deemed to be disclosure with respect to (a) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement that is specifically identified (by cross reference or otherwise) in the applicable section of the Company Disclosure Letter, and (b) any other representation or warranty of the Company that is contained in this Agreement if the relevance of such disclosure to such representation or warranty is readily apparent on the face of such disclosure.  The inclusion of an item in the Disclosure Letters shall not be deemed an admission by either party that such item is material or represents a material fact, event or circumstance, would or is likely to result in a Material Adverse Effect, exceeds specified monetary thresholds or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for purposes of this Agreement.  No disclosure on any section of the Company Disclosure Letter relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

10.12                No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 10.12.

10.13                Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.14                Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, stockholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 5.2 is intended to benefit the Company Indemnified Parties and Article 9 is intended to benefit the Acquirer Indemnified Persons.

10.15                Public Announcement.  Upon execution of this Agreement, Acquirer shall issue a press release announcing the proposed Merger in the form mutually agreed between Acquirer and the Company. Prior to the publication of such initial press release, and after such publication but prior to the Closing, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law or rules or regulations of any applicable securities exchange or stock market) without the prior consent of the other party.  Following the Closing, Acquirer may issue such press releases, and make such other public statements regarding the Merger, as it reasonably determines are required under Applicable Law or regulatory rules (including any listing agreement with any securities exchange or stock market) or otherwise in the best interest of Acquirer, but the Representative shall not, and shall cause the Effective Time Holders not to, issue any press release or make any public statement regarding the Merger or Acquirer or Acquirer’s business without first consulting with Acquirer (including by providing Acquirer the opportunity to review and comment thereon) and obtaining Acquirer’s agreement to such press release or public statement, except as the Representative reasonably determines is required by Applicable Law (in which case it shall notify Acquirer a reasonable time in advance of any such press release or public statement and shall limit such press release or public statement to that which is required by law after consideration of any comments received from Acquirer).

10.16                Confidentiality.  The Company and Acquirer each confirm that they have entered into the NDA and that they are each bound by, and shall abide by, the provisions of such NDA.  If this Agreement is terminated, the NDA shall remain in full force and effect.  The existence and terms of this Agreement, the Company Ancillary Agreements, Acquirer Ancillary Agreements and the documents and instruments contemplated hereby and thereby, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under such NDA.

10.17                Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements and the Acquirer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.18                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.19                Representation of Company Securityholders and the Company.  Each of the parties to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of each of its Affiliates and its and their directors, members, partners, officers, employees and affiliates, that (i) Fenwick & West LLP (“Fenwick”) represents and has represented the Company and various of the Company Securityholders in other matters, (ii) Fenwick may serve as counsel to each and any Company Securityholder and its respective Affiliates in the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, and (iii) following consummation of the Merger and other transactions contemplated hereby, Fenwick (or any successor) may serve as counsel to any Company Securityholder and/or any director, member, partner, officer, employee or affiliate of any Company Securityholder or the Stockholders’ Agent, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Merger and other transactions contemplated hereby notwithstanding such representation, any continued representation of any Company Securityholder and/or any of their Affiliates in matters relating to the Company, its subsidiaries, the Merger and other transactions contemplated hereby and/or in any other matters, and each of the parties hereto, to the fullest extent permitted by law, consents to the foregoing and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause each of its Affiliates and its and their directors, members, partners, officers, employees and Affiliates to consent to waive any conflict of interest arising from such representation.  Fenwick is an intended third party beneficiary of this Section 10.19.

10.20                Privileged Information.  Acquirer, for itself, Merger Sub, the Company and its and their respective successors and assigns, hereby acknowledges and agrees that all attorney-client privileged communications between the Company Securityholders, the Company and their respective counsel, including, without limitation, Fenwick, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising solely in connection with this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company Securityholders and/or their counsel and would not be subject to disclosure to Acquirer or the Surviving Corporation in connection with any process relating to a dispute arising under or in connection with this Agreement, shall continue after the Closing to be privileged communications with such counsel and neither Acquirer, the Surviving Corporation nor any Person purporting to act on behalf of or through Acquirer or the Surviving Corporation, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company, and not the Company Securityholders (it being understood that the foregoing shall not apply to any communications between the Company (and its Subsidiaries) and their respective counsel not made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising solely in connection with, this Agreement).  Other than as explicitly set forth in this Section 10.20, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company (as the case may be), and not the Company Securityholders, after the Closing.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTE HANKS, INC.

By:	/s/ Douglas Shepard
Name:	Douglas C. Shepard
Title:	Executive Vice President and
Chief Financial Officer

HARTE HANKS SMART, INC.

By:	/s/ Robert L.R. Munden
Name:	Robert L.R. Munden
Title:	Executive Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

3Q DIGITAL, INC.

By:	/s/ David Rodnitzky
Name:	David Rodnitzky
Title:	CEO

REPRESENTATIVE

By:	/s/ Maury Domengeaux
Name:	Maury Domengeaux

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

LIST OF EXHIBITS

Exhibit A                                          Form of Certificate of Merger

Exhibit B                                          List of Signatories to Employment Offer Letter

Exhibit C-1                               List of Signatories to Non-Competition Agreement

Exhibit C-2                               Form of Non-Competition Agreement

Exhibit D                                         Form of Stockholder Written Consent

Exhibit E                                          Form of Option Cancellation Agreement

Exhibit F                                           Form of Escrow Agreement

Exhibit G                                         Form of Indemnification Backstop Agreement

Exhibit H                                          Form of Letter of Transmittal

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

HARTE HANKS SMART, INC.

(a Delaware corporation)

WITH AND INTO

3Q DIGITAL, INC.

(a Delaware corporation)

In accordance with Section 251(c) of the Delaware General Corporation Law (the “DGCL”), 3Q Digital, Inc., a Delaware corporation (the “Company”), having approved an agreement and plan of merger in accordance with the DGCL, does hereby certify the following:

FIRST:        The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) to the Merger (as defined below) are as follows:

Name	State of Incorporation
3Q Digital, Inc.	Delaware
Harte Hanks Smart, Inc.	Delaware

SECOND:                                    An Agreement and Plan of Merger, dated as of March 16, 2015 (the “Agreement”), by and among the Company,  Harte Hanks, Inc. (“Acquirer”), a Delaware corporation, Harte Hanks Smart, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”), and Maury Domengeaux, an individual, as Representative, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD:                                                      The name of the surviving entity shall be 3Q Digital, Inc., a Delaware corporation (the “Surviving Corporation”), which will continue its existence as such surviving corporation under its present name upon the effective date of the Merger pursuant to the provisions of the DGCL.

FOURTH:                                        The executed Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 155 Bovet Rd., Suite 480, San Mateo, CA 94402.

FIFTH:                                                         A copy of the executed Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

SIXTH:                                                       Pursuant to the Agreement, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time (as defined below) to read in its entirety as set forth on Exhibit I attached hereto, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

SEVENTH:                               The Merger of the Constituent Corporations shall become effective at the time of filing local time in the State of Delaware on the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

[Signature page to follow]

IN WITNESS WHEREOF, the Surviving Corporation hereto has caused this Certificate of Merger to be signed by its authorized officer as of this      day of March, 2015.

3Q DIGITAL, INC.

By:
Name: David Rodnitzky
Title: Chief Executive Officer

[Signature Page to Certificate of Merger]

Exhibit I

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

3Q Digital, Inc.

Under Section 102 of the

General Corporation Law

of the State of Delaware

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:  The name of the Corporation is 3Q Digital, Inc. (the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:  The aggregate number of shares of stock that the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH:  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:  The Corporation shall indemnify each of the Corporation’s directors in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification.  The Corporation may indemnify each of the Corporation’s officers as permitted by Section 145, to the extent the Board of Directors of the Corporation deems advisable.  The Corporation may, in the sole discretion of the Board of Directors of the Corporation and as permitted by Section 145, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors of the Corporation deems advisable.  The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

NINTH:  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law.  All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the rights reserved in this Article.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit B

List of Signatories to Employment Offer Letter

1.             David Rodnitzky

2.             Scott Rayden

3.             Brian Grabowsk

4.             Maury Domeneaux

Exhibit C-1

List of Signatories to Non-Competition Agreement

1.             David Rodnitzky

2.             Scott Rayden

3.            Brian Grabowski

4.             Maury Domeneaux

5.             Weizhin Lin

6.             Charles Hentrich

7.             David Yoo

Exhibit C-2

Form of Non-Competition Agreement

FORM OF NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), is made and entered into as of March 16, 2015, by and among HARTE HANKS, INC., a Delaware corporation (“Acquirer”) and                        (“Seller”).

WHEREAS, Acquirer is a party to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), between Acquirer, [Merger Sub], a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), 3Q Digital, Inc., a Delaware corporation (the “Company”), and [Agent], as Representative, pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company as the Surviving Corporation; and

WHEREAS, the Company and its Subsidiaries are an online digital performance marketing agency offering search engine marketing, search engine optimization, paid social & mobile advertising and ad display advertising services (the “Business”); and

WHEREAS, Seller, as a direct holder of capital stock of the Company, derives substantial economic and other benefits from the consummation of the transactions contemplated by the Merger Agreement, and solely as a result thereof, Seller is receiving a significant amount of proceeds in respect of Seller’s equity interests held in the Company (the “Merger Proceeds”); and

WHEREAS, Seller further acknowledges that: (i) the protections set forth in this Agreement constitute an essential premise of the willingness of the Acquirer to enter into the transactions contemplated under the Merger Agreement and pay the Merger Proceeds, (ii) without such Merger Agreement transaction Seller would not be entitled to any Merger Proceeds, (iii) the Merger Proceeds are in an amount equal to or in excess of the fair market value in respect of Seller’s equity interests held in the Company, (iv) it is essential to the success of the Acquirer after the Closing Date that Seller enter into the protections set forth herein and the business of the Acquirer would suffer significant and irreparable harm by Seller competing with the business of the Company for a period of time after the Closing Date, and (v) the Acquirer would be unwilling to enter into the transaction contemplated under the Merger Agreement in the absence of the protections set forth herein and in the absence of Seller’s agreement to execute this Agreement, and

WHEREAS, by the transactions pursuant to the Merger Agreement, the entirety of Seller’s goodwill with respect to the Company, is being transferred to the Acquirer; and

WHEREAS, the Acquirer seeks to preserve and protect the goodwill of the Company following the Closing of the transactions pursuant to the Merger Agreement; and

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WHEREAS, Seller agrees that the restrictions set forth herein are reasonable, lawful and necessary in order to protect the goodwill, confidential information and other legitimate business interests of the Company after the Closing Date; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein and not defined herein have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                     Noncompetition/Nonsolicitation.  From the date of this Agreement until the earlier of (i) the day the Acquirer and its successors and assigns are no longer conducting the Business and (ii) the [three-year For all but David R]] [four-year [for David R]] anniversary of the date of this Agreement (the “Restricted Period”):

a.           Seller shall not directly, or indirectly through another entity, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business directly, or indirectly through another entity, competing with the Business of the Company and its Subsidiaries, within any state in the United States (collectively, the “Territory”); and

b.            Seller shall not during the Restricted Period directly or indirectly through another entity induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries as of the Closing Date to cease doing business with the Company or such other Subsidiary; and

c.             Seller shall not during the Restricted Period directly or indirectly through another entity induce or attempt to induce the employees of the Company or any of its Subsidiaries to leave the employ of the Company or such other Subsidiary (excluding public advertisements of employment not specifically targeted at employees of the Company or its Subsidiaries in general).

2.                                     Certain Exceptions.  Notwithstanding anything herein to the contrary, Section 1 shall not prohibit or be deemed to prohibit Seller from, and Seller will not be deemed in breach of Section 1 resulting from, owning or acquiring an investment of not more than one percent (1%) of the then-outstanding capital stock of any publicly-held Person whose stock is traded on a securities exchange.

3.                                     Extension.  Notwithstanding anything herein to the contrary, any time period set forth in Section 1 shall be extended for a period of time equal to any time period that Seller is in material breach of Section 1 that is not known to and acquiesced to by Acquirer; provided that any such extension shall not exceed one additional year.

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4.                                     Acknowledgment.  Seller acknowledges that the Recitals and the information found in the Recitals form part of this Agreement.  The necessity of protection against the prohibited activities of Seller against the Company as set forth herein, and the nature and scope of such protection have been carefully considered by the parties hereto.  Seller acknowledges that the term, scope, and geographic areas applicable to the covenants described in Section 1 are fair, reasonable, lawful and necessary under the circumstances (e.g., in connection with the disposition of his ownership interests in the Company and its Subsidiaries and his goodwill related thereto in connection with the transactions described in the Merger Agreement, in return for which Seller is receiving cash) to protect the legitimate business interests and goodwill of the Company after the Closing and that fair and adequate compensation has been received, directly or indirectly, by Seller for such obligations.

5.                                     Modification.  It is expressly understood and agreed that although Seller and the Company consider the restrictions contained in this Agreement to be reasonable and lawful, if a final judicial determination is made by a court of competent jurisdiction that the time or Territory or any other restriction contained in this Agreement is an unenforceable restriction against him, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

6.                                     Independent Provisions.  The covenants of Seller contained in Section 1 will be construed as ancillary to and, except that such covenant is a material inducement for Acquirer to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, independent of any other provision of the Merger Agreement, and the existence of any claim or cause of action of Seller against Acquirer or the Company or any of their respective Affiliates, whether predicated on the Merger Agreement or otherwise, shall not constitute a defense to the enforcement by Acquirer of the covenants of Seller contained in this Section 1.  Notwithstanding the foregoing, if Acquirer does not pay the Earnout Amount to Seller in breach of the Merger Agreement, Seller shall be relieved of its obligations hereunder.

7.                                     Independent Consultation.  Seller (i) has had the opportunity to independently consult with counsel of Seller’s own choice and after such consultation agrees that the covenants set forth in this Agreement are reasonable and proper, (ii) has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and (iii) will not contest the validity or unenforceability of this Agreement during the Restricted Period.

8.                                     Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out

4

below and receipt is confirmed, (c) when transmitted by electronic mail if the sender on the same day sends a confirming copy such notice delivered prepaid by a reputable national overnight air courier service guarantying next day delivery, (d) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service guarantying next day delivery or (e) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to Seller:

To Seller’s address as set forth on the signature page hereto.

Notices to Acquirer:

Harte Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

Attention:  General Counsel

Facsimile:  (210) 829-9139

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:  Richard B. Aldridge

Facsimile No.:  (215) 963-5001

9.                                     Amendment and Waiver.  Except as provided herein, any provision of this Agreement may be amended only in a writing signed by Acquirer and Seller.  Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement, or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under the agreement shall operate as a waiver thereof, or as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

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10.                              Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by Acquirer or Seller without the prior written consent of the other party; provided, however, that Acquirer may assign this Agreement to any Subsidiary or an Affiliate (as such terms are defined in the Merger Agreement) without the consent of Seller.

11.                              Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.                              Complete Agreement.  This Agreement, together with the Merger Agreement, contains the complete agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.                              Governing Law; Jurisdiction.  The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware, and the Federal courts of the United States of America located in Wilmington in the State of Delaware (or appellate court thereof located within such city) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in Wilmington in the State of Delaware.

14.                              Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  Any

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counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

15.                              Remedies.  Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto and (ii) the other parties hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to preliminary seek and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

16.                              Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.

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IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement on the date first written above.

HARTE HANKS, INC.

By:
Name:
Title:

SELLER:

Name:

Address:

Fax:

1

Exhibit D

Form of Stockholder Written Consent

ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

3Q DIGITAL, INC.

Pursuant to Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Bylaws of 3Q Digital, Inc., a Delaware corporation (the “Company”), the undersigned Stockholders, constituting the holders of outstanding shares of the capital stock of the Company (the “Company Capital Stock”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company entitled to vote thereon were present and voted hereby, pursuant to this Action by Written Consent of the Stockholders (the “Action by Written Consent”), vote all shares of the capital stock of the Company held of record by them for the adoption and approval of the following resolutions without a formal meeting and without prior notice. Capitalized terms used but not otherwise defined in this Action by Written Consent shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) approved the merger of Harte Hanks Smart, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Harte Hanks, Inc., a Delaware corporation (“Acquirer”), (ii) approved that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Acquirer, Merger Sub, the Company and Maury Domengeaux as the Representative (the “Representative”), in the form attached hereto as Exhibit A (the “Merger Agreement”), (iii) approved the other transactions contemplated by the Merger Agreement, (iv) determined that the Merger Agreement, the Merger,  and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, the Company and its stockholders, and (v) recommended that all of the stockholders of the Company adopt and approve the Merger and the Merger Agreement;

WHEREAS, pursuant to the Merger, and subject to the terms and conditions of the Merger Agreement, (a) each share of vested Company Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and taking into account any acceleration of vesting of Company Class A Common Stock in connection with the consummation of the Merger) will be cancelled and converted into the right to receive the consideration set forth in Section 2.1(b)(1) of the Merger Agreement, (b) each share of unvested Company Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and taking into account any acceleration of vesting of

Company Class A Common Stock in connection with the consummation of the Merger) will be cancelled without consideration upon the Effective Time, (c) each vested Company Option outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) will be cancelled and converted into the right to receive the consideration set forth in Section 2.1(b)(3) of the Merger Agreement, and (d) each unvested Company Option that is outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) will be cancelled without consideration upon the Effective Time;

WHEREAS, pursuant to the Merger Agreement, each Effective Time Holder may be entitled to receive such Effective Time Holder’s pro rata portion of (a) up to $35,000,000 (the “Earnout Amount”) dependent on the growth rate of the Surviving Corporation’s Revenue over a three year period beginning on March 1, 2015, but subject to an Acquirer right of set-off with respect to any indemnifiable Damages arising under the Merger Agreement, (b) any tax refunds received by the Company after the Closing that relate to pre-Closing Tax periods, and (c) the amount of a certain Company tax credit to the extent that such credit is applied by Acquirer or its Affiliates against any tax obligations that relate to post-Closing Tax periods;

WHEREAS, pursuant to the Merger Agreement, each Effective Time Holder may be entitled to receive such Effective Time Holder’s pro rata portion of the Adjustment Amount based on the level of the Company Net Working Capital as determined pursuant to the Merger Agreement following the Closing;

WHEREAS, pursuant to Article 9 of the Merger Agreement, (a) the Effective Time Holders will have certain indemnification obligations to Acquirer and other Acquirer Indemnified Persons for Indemnifiable Matters with respect to Damages (which in certain circumstances are required to be in excess of $250,000) and that arise out, result from or are related to any inaccuracy or breach of any representation or warranty made by the Company in the Merger Agreement or the Company Closing Certificates or with respect to any Damages arising out of the other Indemnified Matters;

WHEREAS, an aggregate of $750,000 will be withheld from the merger consideration otherwise payable to the Effective Time Holders in the Merger and will be placed into escrow by the Acquirer as security for certain indemnification obligations of the Effective Time Holders as set forth in the Escrow Agreement and the Merger Agreement (the “Escrow Cash”);

WHEREAS, in the event that the Acquirer Indemnified Persons incur Damages that become indemnifiable under the Merger Agreement, Acquirer will have the right to set off such Damages against the Earnout Amount, subject to a set off cap of $8,000,000 with respect to Damages that arise out, result from or are related to any inaccuracy or breach of representations or warranties made by the Company in the Merger Agreement or the Company Closing Certificates (other than the Fundamental Representations);

WHEREAS, the Effective Time Holders will be severally liable to indemnify the Acquirer Indemnified Persons for such Effective Time Holder’s pro rata share of any Damages arising from any breach of Fundamental Representations and certain other Indemnifiable Matters subject to a cap of the amount of consideration received by such Effective Time Holder in the Merger;

WHEREAS, pursuant to the Merger Agreement, $250,000 of the consideration otherwise payable to the Effective Time Holders (the “Expense Cash”) will be paid to the Representative to hold as an expense fund for the payment or reimbursement to the Representative of any Representative Expenses incurred by the Representative in the performance of his duties as the Representative under the Merger Agreement;

WHEREAS, by adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, the undersigned will be approving and ratifying, among other things, (i) the escrow and indemnification provisions of the Merger Agreement, (ii) the deposit of the Escrow Cash with Wilmington Trust (the “Escrow Agent”) and the escrow treatment thereof, and (iii) the deposit of the Expense Cash with the Representative for the discharge of any Representative Expenses;

WHEREAS, for all purposes, the approval of shares representing a majority of the Company Common Stock voting together as a single class, a majority of the Company Class A Common Stock voting together as a single class and a majority of the Company Class B Common Stock voting together as a single class, is required by the Company’s Restated Certificate of Incorporation to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger; and

WHEREAS, each undersigned Stockholder (a) has been advised to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Merger, the Merger Agreement, and the execution of this Action by Written Consent, (b) acknowledges that to the extent so desired, he, she or it has availed himself, herself or itself of such right and opportunity, (c) has carefully reviewed and considered the Merger, the Merger Agreement, and the transactions contemplated thereby, and (d) is competent to execute this Action by Written Consent free from coercion, duress or undue influence.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Merger Agreement is hereby adopted and the Merger as set forth in the Merger Agreement, including the filing of the Certificate of Merger with the Delaware Secretary of State and all the other transactions contemplated in the Merger Agreement, including, without limitation, (i) the execution, delivery and performance of the Escrow Agreement and the other agreements, instruments, certificates and documents required to be executed by the Company pursuant to the Merger Agreement, (ii) the allocation and distribution of the Total Merger

Consideration as set forth in the Merger Agreement, and (iii) the indemnification and escrow arrangements set forth in the Merger Agreement and Escrow Agreement, are hereby approved, subject to such changes and modifications as the officers of the Company may consider necessary or appropriate.

RESOLVED FURTHER, that the undersigned stockholders have determined that the consideration payable in the Merger to the stockholders is fair and reasonable.

RESOLVED FURTHER, that the officers of the Company, and each of them with full authority to act without the others, are hereby authorized to execute and deliver the Merger Agreement and all ancillary agreements, certificates, instruments and other documents on behalf of the Company and to do all things necessary or desirable, in their sole discretion, to effect the Merger, to carry out the Company’s obligations under the Merger Agreement and to otherwise carry out the purposes and intent of the foregoing resolutions.

APPROVAL UNDER SECTION 144 OF THE DELAWARE GENERAL CORPORATION LAW

WHEREAS, Section 144 of the DGCL provides that a transaction between a corporation and one or more of its directors shall not be void or voidable provided that either: (i) the material facts of that transaction are disclosed or known to the board of directors of the corporation and the board authorizes the transaction by a majority of the disinterested directors of the board; (ii) the material facts of that transaction are disclosed or known to the stockholders and the stockholders authorize the transaction by a vote of the stockholders; or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that David Rodnitzky (a director and the chief executive officer of the Company) is a Company Stockholder, Will Lin (a director of the Company) is a Company Stockholder, Brian Grabowski (a director and officer of the Company) is a Company Stockholder, Scott Rayden (a director and officer of the Company) is a Company Stockholder, Maury Domengeaux (the Chief Financial Officer of the Company) is a Company Stockholder, Charles Hentrich (the Chief Technology Officer of the Company) and David Yoo (the Chief Operating Officer of the Company) is a Company Stockholder, and (i) will each directly or indirectly receive proceeds as a result of the Merger akin to the other Company Stockholders, (ii) in the case of Mr. Rodnitzky, Mr. Grabowski, Mr. Rayden and Mr. Domengeaux, such directors and/or officers will receive cash bonuses upon consummation of the Merger and will become employed with Acquirer upon the Effective Time and will receive new compensation packages, severance protection and other additional benefits from Acquirer in such capacity, (iii) in the case of Mr. Lin, Mr. Hentrich and Mr. Yoo, such directors or officers will receive cash bonuses upon consummation of the Merger and severance in connection with termination of such person’s positions with the Company upon the closing of the Merger, and (iv) in the case of Mr. Yoo, such officer will be entitled to acceleration of vesting on a portion of the Company Capital Stock held by Mr. Yoo upon the closing of the Merger, and as a result of the Merger, and as a result of such interests, each of the directors of the Company is (or may be deemed to be) an interested director and the Merger is (or may be deemed to be) an interested director transaction under Section 144 of the DGCL; and

WHEREAS, the undersigned stockholders are aware of the material facts related to the Merger and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationship, and/or interest of the directors and officers of the Company with and in the Company in connection with the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders in good faith deem the Merger and the Merger Agreement (including without limitation, the allocation of the Merger Consideration and the escrow, expense cash and indemnification obligations as set forth therein) as may be amended, supplemented, or modified from time to time in accordance with its terms, to be fair, just and reasonable, and in the best interests of the Company and its stockholders.

RESOLVED FURTHER, that the Merger and the Merger Agreement (including without limitation, the allocation of the Merger Consideration and the escrow, expense cash and indemnification obligations as set forth therein) as may be amended, supplemented, or modified from time to time in accordance with its terms, are hereby authorized, approved, and ratified for all purposes, including without limitation for purposes of each provision and subsection of Section 144 of the DGCL.

AUTHORIZATION AND APPOINTMENT OF THE REPRESENTATIVE

RESOLVED FURTHER that the undersigned stockholders approve the designation and appointment of Maury Domengeaux as the Representative under the Merger Agreement to act as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under Article 9 of the Merger Agreement and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Merger Agreement, including the exercise of the power to (a) give and receive notices and communications to or from Acquirer (on behalf of itself or any other Acquirer Indemnified Person) relating to the Merger Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (b) authorize the set-off by Acquirer of any portion of the Earnout Payment in satisfaction of any indemnification claims pursuant to Article 9 of the Merger Agreement (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, the Earnout Payment, other amounts payable under the Merger Agreement and any claims related thereto and any indemnification claims by Acquirer or any other Acquirer Indemnified Person pursuant to

Article 9 of the Merger Agreement; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.

RESOLVED FURTHER, that the undersigned stockholder acknowledges that the undersigned stockholder will be bound by all actions and decisions taken, and consents and instructions given by, the Representative in connection with the Merger Agreement and the Escrow Agreement, and Acquirer and other Acquirer Indemnified Persons shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative.

RESOLVED FURTHER, that the undersigned stockholder will severally (based on such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties under the Merger Agreement and the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative (“Representative Expenses”).

RESOLVED FURTHER, that the undersigned stockholder acknowledges that the Expense Cash will be held by the Representative as an expense fund to be used by the Representative for the payment of, or reimbursement to the Representative for, any Representative Expenses incurred by the Representative.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, excerpts of which are attached hereto as Exhibit C, or by following procedures prescribed by Chapter 13 of the California General Corporate Law (“CCC”), excerpts of which are attached hereto as Exhibit D, exercise appraisal rights under the DGCL, or exercise dissenters’ rights under the CCC, as applicable to receive cash in an amount equal to the fair value of such stockholder’s shares of Company Capital Stock as to which such stockholder has exercised such appraisal or dissenters’ rights.

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL or the CCC or suffer the termination or waiver of such appraisal or dissenter’s rights.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned, with respect only to himself, herself or itself, and any shares of Company Capital Stock held by him, her or it in such capacity, hereby unconditionally waives any appraisal rights, dissenter rights or similar rights in connection with the Merger and the transactions contemplated by the Merger Agreement under any applicable law.

Termination of Certain Agreements

RESOLVED FURTHER, that each undersigned stockholder hereby agrees that, to the extent such stockholder is a signatory to or bound by the terms of any agreement set forth on Exhibit B attached hereto (collectively, the “Stockholder Agreements”), the Stockholder Agreements shall be terminated, effective as of, and contingent upon, the Effective Time of the Merger and shall have no further legal effect following the Effective Time of the Merger and no party thereto shall have any further liability thereunder.

Waiver of Notice Requirements

RESOLVED, that each undersigned Stockholder hereby waives any and all notice requirements applicable to the Merger, the Merger Agreement and any of the transactions contemplated therein pursuant to the Certificate of Incorporation of the Company, the Company Bylaws, any contract between the Company and the undersigned stockholder or otherwise, including but not limited to the Stockholder Agreements.

General Authority; Effectiveness

RESOLVED, that all acts and deeds of the officers, directors and agents of the Company, taken prior to the date hereof, to carry out the intent and to accomplish the purposes of the foregoing resolutions are hereby approved, adopted, ratified and confirmed in all respects as the acts and deeds of the Company;

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized, empowered, and directed for, on behalf of and in the name of the Company, to take all such further actions as such officer may approve or deem necessary, appropriate or advisable to effect or implement the intent and purposes of the foregoing resolutions and the transactions contemplated thereby, all such actions, executions, deliveries, filings and payments to be conclusive evidence of such determination; and

RESOLVED FURTHER, that this Action by Written Consent of the Stockholders shall be effective and binding on all stockholders upon its execution by the minimum number of stockholders holding shares representing a majority of the Company Common Stock voting together as a single class, a majority of the Company Class A Common Stock voting together as a single class, and a majority of the Company Class B Common Stock voting together as a single class.

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IN WITNESS WHEREOF, the undersigned stockholders have executed this Action by Written Consent of the Stockholders in multiple counterparts, each of which shall be deemed one and the same instrument, as of the dates set forth below.

STOCKHOLDER:

Print name of Stockholder

Signature

Date of signature

Name of signer (for entities)

By:

Name:

Number of Shares of Company Common Stock Held by Stockholder:

Number of Shares of Company Class A Common Stock Held by Stockholder:

Series 1-A Common Stock:

Series 1-B Common Stock:

Series 2 Common Stock:

Series 3 Common Stock:

Series 4 Common Stock:

Number of Shares of Company Class B Common Stock Held by Stockholder:

[SIGNATURE PAGE TO WRITTEN CONSENT OF STOCKHOLDERS]

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

EXHIBIT B

TERMINATED STOCKHOLDER AGREEMENTS

1.             Stockholder Agreement by and among the Company and the Stockholders listed on Schedule 1 attached thereto, dated March 5, 2014.

EXHIBIT C

Delaware General Corporate Law Section 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), § 252, § 254, §255, §256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, §251(h), §253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT D

Chapter 13 of the CCC

CHAPTER 13.  DISSENTERS’ RIGHTS

Section 1300.

(a)        If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b).  The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)        As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:  (1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)        As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

Section 1301.

(a)        If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)        Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)        The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

Section 1302.   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.

(a)        If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)        Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.

(a)        If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)        Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)        On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305.

(a)        If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)        If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)        Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)        Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308.   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)        The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)        The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)        The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)        The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

Section 1310.   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312.

(a)        No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)       If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Section 1313.   A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Exhibit E

Form of Option Cancellation Agreement

OPTION CANCELLATION, INDEMNITY BACKSTOP AGREEMENT AND RELEASE

THIS OPTION CANCELLATION, INDEMNITY BACKSTOP AGREEMENT AND RELEASE (this “Agreement”) is entered into as of March 16, 2015, by and between 3Q Digital, Inc., a Delaware corporation (the “Company”), and [Insert Optionholder] (the “Optionholder”).

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 16, 2015, by and among the Company, Harte Hanks, Inc., a Delaware corporation (“Acquirer”), Harte Hanks Smart, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (the “Merger Sub”), and Maury Domengeaux as Representative (the “Representative”), pursuant to which the Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has adopted, approved and declared advisable, and in the best interests of the Securityholders of the Company, the Merger Agreement and the transactions contemplated thereby, including the Merger, and has recommended that the holders of capital stock of the Company adopt the Merger Agreement;

WHEREAS, the Optionholder acknowledges and agrees that it is an inducement to Acquirer’s entering into the Merger Agreement and the consummation of the transactions thereunder that the Effective Time Holders holding not less than 95% of the shares of the Fully Diluted Company Capital Stock outstanding immediately prior to Closing execute and deliver this Agreement prior to Closing;

WHEREAS, the Optionholder acknowledges and agrees that is is an inducement to Acquirer’s entering into the Merger Agreement and the consummation of the transactions thereunder that the Optionholders execute and deliver this Agreement prior to Closing;

WHEREAS, the Optionholder desires to enter into this Agreement and be bound by the terms hereof and the indemnification obligations of the Effective Time Holders set forth in Article IX of the Merger Agreement, in satisfaction of the conditions to Closing set forth in Section 7.3(m) of the Merger Agreement

WHEREAS, the Company maintains the 3Q Digital, Inc. 2014 Stock Plan (the “Stock Plan”) under which the Company has granted options to purchase shares of the Company’s common stock (“Company Common Stock”);

WHEREAS, the Optionholder and the Company are parties to the stock option grant agreement(s) listed on Appendix I hereto (collectively, the “Option Agreement”), pursuant to which the Company granted the Optionholder options to purchase shares of the Company’s Common Stock under the Stock Plan (collectively, the “Company Options”);

WHEREAS, in connection with the Merger, and pursuant to the terms of the Merger Agreement, at the Effective Time, each vested Company Option that is issued and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) (each, a “Vested Company Option”) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided in the Merger Agreement), be converted into and represent the right to receive (A) an amount of cash, without interest, payable at Closing equal to the product of (1) the number of shares of Company

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Common Stock subject to such Vested Company Option multiplied by (2) the amount by which the Common Closing Amount Per Share exceeds the exercise price per share attributable to such Vested Company Option, (B) to the extent that any Escrow Cash is distributed to the Representative or the Exchange Agent at the Representative’s direction in accordance with Section 2.3 of the Merger Agreement, an amount of cash equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Escrow Amount Per Share, (C) to the extent any Adjustment Amount is paid to the Representative or the Exchange Agent at the Representative’s direction pursuant to Section 2.3 of the Merger Agreement, an amount of cash equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Adjustment Amount Per Share, (D) an amount of cash equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Earnout Amount Per Share, if any, subject to any Acquirer right of set-off as set forth in Section 9.3 of the Merger Agreement, to the extent payable to the Representative or the Exchange Agent at the Representative’s direction pursuant to Section 2.7 of the Merger Agreement and (E) an amount of cash, upon release of the Expense Cash and subject to Article 9, equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option multiplied by (2) the Expense Amount Per Share; provided, however, that the Surviving Corporation and Acquirer shall be entitled to deduct and withhold from such payment made to the holder of a Vested Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by Section 2.1(b)(2) of the Merger Agreement.  The provisions of Section 2.1(b)(2) of the Merger Agreement are subject to the provisions of Section 2.2 of the Merger Agreement (regarding the withholding of Expense Cash);

WHEREAS, each unvested Company Option that is issued and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting of Company Options in connection with the consummation of the Merger) (each, an “Unvested Company Option”) will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration;

WHEREAS, in accordance with the terms of this Agreement and the Stock Plan, effective as of the Effective Time, the Optionholder and the Company desire and agree to cancel all Company Options granted to the Optionholder and terminate the Option Agreement in exchange for the Optionholder’s portion of the Total Merger Consideration, if any, as determined in accordance with the terms of the Merger Agreement; and

WHEREAS, the Optionholder desires to appoint the Representative as its sole and exclusive agent and representative, and attorney-in-fact with full power and authority to act for and on its behalf for all purposes under the Merger Agreement, including as described in Section 9.7 thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Cancellation of Options.  Effective as of the Effective Time, the Optionholder hereby surrenders and cancels all of the Optionholder’s rights, title and interests arising under the Option Agreement in exchange for the portion of the Total Merger Consideration, if any, as they become payable and any other amount

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that is subsequently distributed to which the Optionholder is entitled, as determined in accordance with the terms of the Merger Agreement (provided that the Company shall reduce such payments, if any, by all applicable federal, state and local withholding taxes).  From and after the Effective Time, (a) the Option Agreement shall be terminated and be of no further force and effect, and (b) none of the Company Options held by the Optionholder (whether Vested Company Options or Unvested Company Options) shall be outstanding, be in force or effect, or entitle the Optionholder to any rights other than the Optionholder’s right to receive the portion of the Total Merger Consideration with respect to any Vested Company Options, if any (as adjusted or to be adjusted pursuant to the terms of the Merger Agreement) as they become payable and any other amount that is subsequently distributed to which the Optionholder is entitled (whether pursuant to the Merger Agreement or otherwise), as determined in accordance with the terms of the Merger Agreement.  Without limiting the foregoing, effective as of the Effective Time, the Optionholder acknowledges that the Optionholder (i) releases any right, by virtue of the Company Options or Option Agreement, to receive any equity, including rights to acquire equity, in the Surviving Corporation or any of its Affiliates, and (ii) hereby waives any rights the Optionholder may have arising from the Company Options that in any way conflict with or otherwise prohibit or restrict the transactions contemplated hereby, including without limitation, any notice requirements or any right to be able to exercise the Company Options at or prior to the Closing.  If the Merger Agreement is terminated for any reason, then the Company Options shall not be cancelled pursuant hereto and shall remain in full force and effect in accordance with its terms.

Vested Company Options. Pursuant to Section 2.1(b)(2) of the Merger Agreement and as described in the recitals to this Agreement, the Optionholder is entitled to receive a portion of the Total Merger Consideration with respect to any Vested Company Options.

Unvested Company Options. The Optionholder acknowledges that, pursuant to Section 2.1(b)(2) of the Merger Agreement and as described in the recitals to this Agreement, the Optionholder is not entitled to receive any portion of the Total Merger Consideration with respect to any Unvested Company Options.  Such Unvested Company Options will be automatically cancelled in connection with the Closing of the Merger.

Escrow Fund.  The Optionholder acknowledges that the Escrow Cash shall be delivered to the Escrow Agent as security for the Effective Time Holders’ obligations under Section 2.3 of the Merger Agreement, and that the Optionholder shall only receive distributions with respect to the Escrow Cash if and to the extent that any portion of such Escrow Cash is distributed by the Escrow Agent to the Company Stockholders pursuant to the terms of the Merger Agreement and Escrow Agreement.

Representations and Warranties of the Optionholder.  The Optionholder hereby represents and warrants that, as of the date hereof and as of the Effective Time, (a) the Optionholder has full legal right, power and authority to execute and deliver this Agreement and perform the Optionholder’s obligations hereunder, (b) the Optionholder owns the Company Options free and clear of any Encumbrance (other than any applicable federal or state securities law restrictions), with good and marketable title to such Company Options, (c) other than Company Capital Stock for which a duly executed Letter of Transmittal is being delivered simultaneously herewith, the undersigned does not own any security of the Company other than the Company Options, and (d) this Agreement has been duly and validly executed and delivered by the Optionholder and constitutes a legal, valid and binding obligation of the Optionholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to creditors’ rights generally and general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Releases.  The Optionholder hereby acknowledges and agrees that effective as of Closing, on behalf of himself, herself, or itself and his, her or its respective heirs, beneficiaries, successors, assigns, representatives and agents (the “Releasing Parties”), he, she or it hereby absolutely and fully irrevocably

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releases, remises, relieves, relinquishes, waives and forever discharges Acquirer, Merger Sub, the Company, the Surviving Corporation and each of their respective current and former officers, directors, employees, agents, direct and indirect equity holders, lenders, advisors, representatives, successors and assigns (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, costs, expenses and obligations to, or any claims by it, of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties or any of them, had, has, or may have had at any time in the past until and up through (and including) the date of Closing, against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of the Company Options (whether Unvested Company Options or Vested Company Options) or such Releasing Party’s prior relationship with the Company (or with any predecessor of the Company or any subsidiary of the Company) or its rights or status as a stockholder, warrantholder, optionholder, equity holder, employee, manager, officer or director of the Company, and further including without limitation any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement and the performance of any of the transactions contemplated by the Merger Agreement (collectively, “Causes of Action”); provided, however, that the foregoing release shall not apply to or encompass (i) any claim the undersigned or the undersigned’s representative may have, in his or her capacity as an employee, director or officer of the Company, for indemnification, whether pursuant to an indemnification agreement, under the Company’s Certificate of Incorporation and By-Laws as in effect immediately prior to the Closing or pursuant to Applicable Law, (ii) any claim the undersigned may have under the Merger Agreement and any other certificate, document or instrument executed pursuant to the terms of the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement, (iii) any claim the undersigned might have to enforce his, her or its rights under this Agreement, (iv) any rights that arise after the date of Closing with respect to actions or omissions that occur after Closing, and (v) any claim for vested benefits and unpaid compensation accrued prior to the date hereof, or reimbursable business expenses incurred by the undersigned. The undersigned hereby represents that he, she or it (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party and (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above).  Furthermore, the undersigned further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action. The undersigned hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the covenants and releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.  The undersigned further represents and warrants that he, she or it has not relied upon the Company, Acquirer or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

ARTICLE 1THIS RELEASE AND WAIVER APPLIES TO, AND IS INTENDED TO BE A BAR TO, ALL CAUSES OF ACTION THAT EXIST AS OF THE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN BY THE UNDERSIGNED.  THE UNDERSIGNED SPECIFICALLY ACKNOWLEDGES THAT HE, SHE OR IT IS AWARE OF AND FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, (OR ANY OTHER LAWS OF SIMILAR EFFECT, DOMESTIC OR FOREIGN) WHICH PROVIDE AS FOLLOWS:

ARTICLE 2”A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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ARTICLE 3The undersigned acknowledges that he, she or it may later discover Causes of Action or facts in addition to or different from those which the undersigned now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, the undersigned hereby waive any Causes of Action that might arise as a result of such different or additional Causes of Action or facts.

Merger Agreement.  The Optionholder hereby acknowledges receipt of the Merger Agreement and that the Optionholder has had the opportunity to review the Merger Agreement.  The Optionholder hereby (a) irrevocably consents to the adoption of the Merger Agreement and the other transactions contemplated thereby, (b) accepts the portion of the Total Merger Consideration, if any, and Earnout Amount, if any, each as determined in accordance with the terms of the Merger Agreement, as the sole consideration to which the Optionholder will be entitled in its capacity as a holder of Vested Company Options, as applicable, in accordance with the terms and conditions set forth in the Merger Agreement, (c) acknowledges that the Unvested Company Options will automatically be cancelled and terminate in accordance with the terms of the Merger Agreement and the Optionholder will forfeit all rights with respect to the Unvested Company Options, (d) acknowledges and agrees that at or prior to Closing, Acquirer shall deposit (or cause to be deposited) the Escrow Cash with the Escrow Agent as security for the Effective Time Holders’ obligations under Section 2.3 and for certain obligations of the Effective Time Holders under Section 9.2(i) of the Merger Agreement; (e) acknowledges and agrees that at or prior to Closing, Acquirer shall deposit (or cause to be deposited) the Expense Cash in an account designated by the Representative for the purposes of paying Representative Expenses incurred by the Representative in connection with the discharge of his duties under the Merger Agreement and the Escrow Agreement; (f) acknowledges and agrees that the undersigned shall be entitled to a portion of the Escrow Cash, if any, and a portion of the Expense Cash, if any, only as and when such amount or amounts are payable to the undersigned in accordance with the provisions of the Merger Agreement and the Escrow Agreement; (g) acknowledges and agrees to be bound by the provisions, terms and conditions of the Merger Agreement including but not limited to obligations pursuant to Section 2.3 of the Merger Agreement and Article IX of the Merger Agreement and for the periods set forth in the Merger Agreement and subject to the terms, conditions and limitations set forth in the Merger Agreement, such Optionholder is obligated to indemnify and hold harmless the Acquirer Indemnified Persons in the manner described in Article IX of the Merger Agreement, and (e) such Optionholder shall be entitled to a portion of the Earnout Amount, if any, only as and when such amount or amounts are payable to the Effective Time Holders in accordance with the provisions of the Merger Agreement.

Representative. By executing this Agreement, the undersigned hereby consents and agrees to, ratifies, confirms and acknowledges: (i) the appointment of Representative as the representative for the undersigned and the other Effective Time Holders, with the power and authority to act on the undersigned’s behalf as set forth in Section 9.7 of the Merger Agreement; (ii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by all that the Representative, pursuant to Section 9.7 of the Merger Agreement, shall already have done or caused to be done and shall do or cause to be done, by virtue of his appointment as the Representative; (iii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by any delivery by the Representative of any waiver, amendment, agreement, certificate or other documents executed by the Representative pursuant to Section 9.7 of the Merger Agreement, as fully as if he, she or it had executed and delivered such documents; (iv) that the Representative shall receive reimbursement from the Effective Time Holders and be indemnified by the Effective Time Holders (including the undersigned), in accordance with the Merger Agreement; (v) that the Effective Time Holders are bound by the terms of Section 9.7 of the Merger Agreement, including (but not limited to) the terms with respect to indemnification of the Representative; and (vi) subject to the terms of the Merger Agreement, upon depositing any amounts payable to the Effective Time Holders in

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accordance with the terms of the Merger Agreement with the Representative, the Paying Agent and/or the Escrow Agent (in accordance with the terms of the Escrow Agreement), as applicable, Acquirer, Merger Sub and the Surviving Corporation shall thereafter have no further liability to any Effective Time Holder for any such payment so deposited.

Termination of Stockholder Agreement.  The Optionholder hereby agrees that, to the extent applicable, the Stockholders Agreement, dated March 5, 2014, by and among the Company and the stockholders listed on Schedule 1 thereto, shall be terminated as of the Effective Time and shall have no further force or effect as of the Effective Time and, as of the Effective Time, the Optionholder waives any and all rights he, she or it may have under such agreement.

Amendment.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Surviving Corporation, the Representative and the Optionholder.

Third-Party Beneficiaries.  Except for Acquirer, Merger Sub and the Surviving Company and the other Release Parties, who are intended third-party beneficiaries of this Agreement, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties.

Additional Documents and Actions.  The Optionholder shall, upon the reasonable request of the Representative, the Paying Agent, Acquirer, the Company or the Surviving Corporation, execute and deliver any additional document and take such action reasonably deemed by the Representative, the Exchange Agent, Acquirer, the Company or the Surviving Corporation to be necessary to effect the purposes and objectives of this Agreement or the Merger Agreement.

Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall

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be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

3Q DIGITAL, INC.

By:
Name:
Title:

OPTIONHOLDER:

[NAME]

Appendix I

Option Agreement Date	Number of Shares	Unvested Shares	Vested Shares	Exercise Price	Payment Received for Vested Shares

Exhibit F

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this 16th day of March, 2015 (the “Escrow Agreement”), is entered into by and among Harte Hanks, Inc., a Delaware corporation (“Acquirer”), Maury Domengeaux, in his capacity as Representative under the Merger Agreement referenced below (the “Representative”) (Acquirer and Representative collectively, the “Parties,” and individually, a “Party”), and Wilmington Trust, National Association, a national banking association, as escrow agent (“Escrow Agent”). Any capitalized term used but not defined in this Escrow Agreement shall have the meaning ascribed to it in the Merger Agreement

RECITALS

WHEREAS, 3Q Digital, Inc., a Delaware corporation (the “Company”), Acquirer, Harte Hanks Smart, Inc., a Delaware corporation and wholly-owned subsidiary of Acquirer, and the Representative have entered into an Agreement and Plan of Merger. dated March 16, 2015 (the “Merger Agreement”);

WHEREAS, Section 2.2 of the Merger Agreement provides that, at the closing of the merger contemplated by the Merger Agreement, a cash amount equal to $750,000 shall be deposited into escrow to be held in accordance with the terms of this Escrow Agreement for the purpose of establishing a source of funds to secure any purchase price adjustment as a result of the Company’s net working capital at the Closing and certain indemnification obligations of the Effective Time Holders to Acquirer under the Merger Agreement;

WHEREAS, Acquirer agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement;

WHEREAS, pursuant to the Merger Agreement, each of the Effective Time Holders appointed the Representative as agent and attorney-in-fact for each such Effective Time Holder, for and on behalf of each such Effective Time Holder, with full power and authority to represent each Effective Time Holder and such Effective Time Holder’s successors and assigns with respect to all matters arising under this Escrow Agreement, and all actions taken by the Representative under this Escrow Agreement will be binding upon each such Effective Time Holder and such Effective Time Holder’s successors and assigns as if expressly ratified and confirmed in writing by each of them; and

WHEREAS, in order to facilitate payments to the Company Stockholders pursuant to the Merger Agreement, Acquirer has appointed Wilmington Trust, National Association as “Paying Agent” under that certain Paying Agent Agreement dated as of even date herewith by and among the Acquirer and the Paying Agent (the “Paying Agent Agreement”).

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NOW, THEREFORE, in consideration of the promises and agreements of the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.                       Receipt of Escrow Property and Establishment of Escrow Account.  Pursuant to the Merger Agreement, on the terms and conditions set forth therein and upon consummation of the Merger, Acquirer shall deposit the sum of $750,000 (the “Escrow Property”) into an account (the “Escrow Account”) established with Escrow Agent.

Section 1.2.                       Appointment of and Acceptance by Escrow Agent; Investments.

The Parties hereby appoint the Escrow Agent to serve as escrow agent hereunder.  The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Property by wire transfer of immediately available funds in accordance with Sections 1.1, the Escrow Agent agrees to hold, invest and disburse the Escrow Property in accordance with this Agreement.

The Escrow Agent shall invest the Escrow Property, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Acquirer and the Representative.  In the absence of written investment instructions from the Parties, the Escrow Agent shall invest the Escrow Property, including any and all interest and investment income, in a Manufacturers & Traders Trust Company Corporate Deposit Account.  The Parties acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with the terms hereof.

The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

Section 1.3.                       Disbursements.

The Escrow Property shall only be disbursed as follows:

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upon receipt by the Escrow Agent of any final judgment or order providing for the disbursement of the Escrow Property, issued by a court of competent jurisdiction located in Delaware upon receipt by the Escrow Agent of any joint written instruction from Acquirer and the Representative to disburse the Escrow Property.

The Parties understand that (i) any investment earnings included in such Escrow Property transferred to the Paying Agent shall have been or shall be reported for tax reporting purposes, to the extent required by applicable Internal Revenue Service (“IRS”) regulations, by the Paying Agent as provided in Section 1.5 below and (ii) such Escrow Property shall be disbursed by the Paying Agent pursuant to the terms of the Paying Agent Agreement.

Section 1.4.                       Income Tax Allocation and Reporting.

(a)                                 The Parties agree that, for U.S. federal income tax purposes, Acquirer shall be considered the owner of the Escrow Property. All interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the IRS, be reported by the Escrow Agent as having been earned by Acquirer, whether or not such income was disbursed during such calendar year.  Acquirer shall be responsible for paying taxes (including any penalties and interest thereon) on all interest earned on the Escrow Property and for filing all necessary tax returns with respect to such income. Neither the Representative nor the Paying Agent or Escrow Agent shall have any obligation to file or prepare any tax returns concerning matters covered by this Escrow Agreement. For each calendar year, the Escrow Agent will distribute to Acquirer, upon written direction, on or before March 15 of the following year and on or before final disbursement of the Escrow Property an amount equal to the product of (i) 40% and (ii) the income allocated to Acquirer for such period.

(b)                                The Parties agree that if all or a portion of the distributions to be made to the Company Stockholders by the Paying Agent constitute a return of principal such that IRS Form 1099B is required to be prepared, then the Company or the Representative shall provide specific instructions to the Paying Agent as to the amount and character of such distribution and the required IRS form to be used to report such distribution.

(c)                                 Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(d)                                To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  Acquirer and the Representative (solely on behalf of the Effective Time Holders and in his capacity as the Representative, and not in his personal capacity) shall, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or

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other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.5(d) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                       Termination.  This Escrow Agreement shall terminate upon the disbursement of all of the Escrow Property, including any investment earnings thereon when credited, and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 1.5(d), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.                       Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, including specifically but not limited to the Merger Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement, including specifically but not limited to the Merger Agreement.

Section 2.2.                       Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees.

Section 2.3.                       Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall

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deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement.

Section 2.4.                       Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                       No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                       Indemnification.

Acquirer and the Representative (solely on behalf of the Effective Time Holders and in his capacity as the Representative, and not in his personal capacity) hereby agree to indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other reasonable, documented out-of-pocket expenses, fees or charges (including, without limitation, reasonable attorney’s fees and expenses), which an Indemnified Party may incur by reason of acting as or on behalf of the Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account (collectively, “Losses”), except to the extent the same shall be caused by the Escrow Agent’s gross negligence or willful misconduct, provided, however, that in all events (i) one-half of the Losses specified in the foregoing provisions of this paragraph to be paid by Acquirer and the Stockholder Representative shall be paid by Acquirer and (ii) one-half of the Losses specified in the foregoing provisions of this paragraph to be paid by Acquirer and the Representative shall be paid by the Representative (on behalf of the Effective Time Holders). The Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder.  The terms of this paragraph shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

The Parties agree that neither the payment by the Representative or Acquirer of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Property in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Representative and the Acquirer, the respective rights and obligations of the Representative and the Effective Time Holders, on the one hand, and Acquirer, on the other hand, under the Merger Agreement

Section 3.2.                       Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL

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DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                       Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed by the Parties with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                       Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by Acquirer. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account that remain unpaid for a period of thirty (30) days after providing the Parties with an invoice for such amounts.

Section 3.5.                       Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Property until the Escrow Agent (i) receives a final order of a court of competent jurisdiction directing disbursement of the Escrow Property, or receives a written agreement executed by each of the Parties directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (ii) files an interpleader action in any court of

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competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry or consent.

Section 3.6.                       Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                       Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8.                       Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1.                       Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior

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written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                       Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.                       Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service,  (d) by mail or by certified mail, return receipt requested, and postage prepaid, or (e) by electronic transmission; including by way of e-mail (as long as such email is accompanied by a PDF or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth in Exhibit A-1 or A-2, as applicable), with e-mail confirmation of receipt.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  Any notice given shall be deemed given upon the actual date of such delivery.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Acquirer:

Harte Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

Attention:  General Counsel

Facsimile:  (210) 829-9139

If to the Representative:

Attention:

Telephone:

Facsimile:

Email address:

If to the Escrow Agent:

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Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention:

Telephone:

Facsimile:

Email address:

Section 4.4.                       Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.                       Entire Agreement.  This Escrow Agreement and the Merger Agreement sets forth the entire agreement and understanding of the Parties related to the Escrow Property.

Section 4.6.                       Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                       Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                       Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                       Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

HARTE HANKS, INC.

By:
Name:
Title:

REPRESENTATIVE:

By:
Name: Maury Domengeaux

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

S-1

EXHIBIT A-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Harte Hanks, Inc. and are authorized to initiate and approve transactions of all types for the Escrow Account established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Harte Hanks, Inc.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT A-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signature shown below is the specimen signature of the individual who has been designated as the authorized Representative of the Effective Time Holders and is authorized to initiate and approve transactions of all types for the Escrow Account established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Effective Time Holders.

Name / Title	Specimen Signature

Maury Domengeaux
Name	Signature

EXHIBIT B

FEES OF ESCROW AGENT

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent — includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Escrow Agent Annual Administration Fee:	$3,500

For ordinary administrative services by Escrow Agent — includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

Wilmington Trust’s bid is based on the following assumptions:

•                  Number of Escrow Accounts to be established: One (1)

•                  Est. Term: 15 months

•                  Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost

Exhibit G

Form of Indemnification Backstop Agreement

INDEMNIFICATION BACKSTOP AGREEMENT AND RELEASE

This INDEMNIFICATION BACKSTOP AGREEMENT AND RELEASE (this “Agreement”) is entered into as of March 16, 2015 by and between the undersigned holders (each, a “Backstop Securityholder” and collectively, the “Backstop Securityholders”) of capital stock (and/or options exercisable for capital stock) of 3Q Digital, Inc., a Delaware corporation (the “Company”) and Harte-Hanks, Inc., a Delaware corporation (“Acquirer”).

•                  RECITALS:

A.                                   The Company and Acquirer have entered into the Agreement and Plan of Merger attached hereto as Annex A (the “Merger Agreement”), by and among Acquirer, Harte Hanks Smart, Inc., a Delaware corporation (“Merger Sub”), the Company and Maury Domengeaux, as the Representative, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as the Surviving Corporation and continuing as a wholly-owned subsidiary of Acquirer (the “Merger”).

B.                                   The Board of Directors of the Company has adopted, approved and declared advisable, and in the best interests of the securityholders of the Company, the Merger Agreement and the transactions contemplated thereby, including the Merger, and has recommended that the holders of capital stock of the Company adopt the Merger Agreement.

C.                                   The Backstop Securityholders acknowledge and agree that it is an inducement to Acquirer’s entering into the Merger Agreement and the consummation of the transactions thereunder that the Effective Time Holders holding not less than 90% of the shares of the Fully Diluted Company Capital Stock outstanding immediately prior to Closing execute and deliver this Agreement prior to Closing.

D.                                  The Backstop Securityholders desire to enter into this Agreement and be bound by the terms hereof and the indemnification obligations of the Effective Time Holders set forth in Article IX of the Merger Agreement, in satisfaction of the conditions to Closing set forth in Section 7.3(m) of the Merger Agreement.

E.                                   All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

ACKNOWLEDGEMENT AND AGREEMENT OF INDEMNIFICATION OBLIGATIONS AND DISTRIBUTION OF PROCEEDS

Each Backstop Securityholder understands, agrees to and acknowledges the following:

at or prior to Closing, Acquirer shall deposit (or cause to be deposited) the Escrow Cash with the Escrow Agent as security for the Effective Time Holders’ obligations under Section 2.3 and for certain obligations of the Effective Time Holders under Section 9.2(i) of the Merger Agreement;

at or prior to Closing, Acquirer shall deposit (or cause to be deposited) the Expense Cash in an account designated by the Representative for the purposes of paying Representative Expenses incurred by the Representative in connection with the discharge of his duties under the Merger Agreement and the Escrow Agreement;

such Backstop Securityholder shall be entitled to a portion of the Escrow Cash, if any, and a portion of the Expense Cash, if any, only as and when such amount or amounts are payable to the Backstop Securityholder in accordance with the provisions of the Merger Agreement and the Escrow Agreement;

such Backstop Securityholder shall be entitled to a portion of the Earnout Amount, if any, only as and when such amount or amounts are payable to the Backstop Securityholder in accordance with the provisions of the Merger Agreement; and

such Backstop Securityholder understands, agrees to and acknowledges that such Backstop Securityholder agrees to be bound by the terms of the Merger Agreement as an Effective Time Holder for the purposes of Article IX of the Merger Agreement, and for the periods set forth in the Merger Agreement and subject to the terms, conditions and limitations set forth in the Merger Agreement, such Backstop Securityholder is obligated to indemnify and hold harmless the Acquirer Indemnified Persons in the manner described in Article IX of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP SECURITYHOLDERS

Each Backstop Securityholder hereby represents and warrants to Acquirer, severally, and only as to itself, as follows:

Ownership of Holdings.  Such Backstop Securityholder is the record, legal and beneficial owner of all of the Company Capital Stock set forth opposite such Backstop Securityholder’s name on Schedule 3.4(a) to the Merger Agreement.  Such Backstop Securityholder has not granted any rights to purchase any interests of any kind in such Company Capital Stock to any other individual or entity, except as set forth in the Stockholders Agreement.  The Company Capital Stock set forth opposite such Backstop Securityholder’s name on Schedule 3.4(a) to the Merger Agreement constitutes all Company Capital Stock owned of record, beneficially or legally by such Backstop Securityholder, and such Backstop Securityholder has no other rights to acquire, or obligations to divest or otherwise transfer, any shares of Company Capital Stock.

Authority.  If such Backstop Securityholder is an entity, such Backstop Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Such Backstop Securityholder has the legal capacity (or, if such Backstop

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Securityholder is an entity, the requisite power and authority) to enter into, execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by such Backstop Securityholder and constitutes a valid and binding obligation of such Backstop Securityholder enforceable against it in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

No Conflict.  Neither the execution nor delivery of this Agreement by such Backstop Securityholder (i) conflicts with, or constitutes a breach or default under any provision of the organizational documents of such Backstop Securityholder, to the extent applicable, (ii) violates in any material respect any Applicable Law applicable to the Backstop Securityholder or any of its assets or properties, (iii) will result in a breach or default of, renders void or results in the withdrawal or cancelation of any right, interest or option under, or requires any notice pursuant to any Backstop Securityholder Contract or Governmental Permit that, in each case, would have an effect on the ability of the Backstop Securityholder to perform its obligations under this Agreement or (iv) results in the creation or imposition of any Encumbrances with respect to any of the assets or properties of or by which its, his or her properties or assets are bound.

Litigation.  There is no Action by any Governmental Authority of competent jurisdiction pending, or to the Backstop Securityholder’s knowledge threatened, in writing for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated hereby or by the Merger Agreement.

RELEASE

By execution and delivery of this Agreement, the undersigned hereby acknowledges and agrees that effective as of Closing, on behalf of himself, herself, or itself and his, her or its respective heirs, beneficiaries, successors, assigns, creditors, representatives, agents and affiliates (the “Releasing Parties”), he, she or it hereby irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges Acquirer, Merger Sub, the Company, the Surviving Corporation and each of their respective current and former officers, directors, employees, agents, affiliates, direct and indirect equity holders, lenders, advisors, representatives, successors and assigns (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties or any of them, had, has, or may have had at any time in the past until and up through (and including) the date of Closing, against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company (or with any predecessor of the Company or any Subsidiary of the Company) or its rights or status as a stockholder, warrantholder, optionholder, equity holder, employee, manager, officer or director of the Company, or any rights arising out of or pursuant to the Agreement and Plan of Merger, dated as of February 25, 2014, between 3Q

4

Digital, LLC, iSearch Merger Sub, Inc., iSearch Media, Inc., Maury Domengeaux as Stockholder Representative and the other stockholders signatory thereto, and further including without limitation any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement and the performance of any of the transactions contemplated by the Merger Agreement (collectively, “Causes of Action”); provided, however, that the foregoing release shall not apply to or encompass (i) any claim the undersigned or the undersigned’s representative may have, in his or her capacity as a director or officer of the Company, for indemnification, whether pursuant to an indemnification agreement, under the Company’s Certificate of Incorporation and By-Laws as in effect immediately prior to the Closing or pursuant to Applicable Law, (ii) any claim the undersigned may have under the Merger Agreement or any other agreement entered into by the undersigned contemplated by or in connection with the Merger Agreement, (iii) if the undersigned is an employee, officer, director or contractor of the Company, for compensation due and owing for performance of services for the Company or reimbursable business expenses incurred by the undersigned or any rights under any other employment benefits earned or accrued by or for the benefit of the undersigned, and (iv) any claim the undersigned might have to enforce his, her or its rights under this Agreement.  The undersigned hereby represents that he, she or it (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, the undersigned further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action. The undersigned hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the covenants and releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.  The undersigned further represents and warrants that he, she or it has not relied upon the Company, Acquirer or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

This release and waiver applies to, and is intended to be a bar to, all Causes of Action that exist as of the date of this Agreement, whether known or unknown by the undersigned.  The undersigned specifically acknowledges that he, she or it is aware of and familiar with the provisions of California Civil Code Section 1542, (or any other laws of similar effect, domestic or foreign) which provide as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The undersigned acknowledges that he, she or it may later discover Causes of Action or facts in addition to or different from those which the undersigned now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time

5

of executing this Agreement, may have materially affected its terms.  Nevertheless, the undersigned hereby waive any Causes of Action that might arise as a result of such different or additional Causes of Action or facts.

ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

a.                                                                                     The Backstop Securityholder waives any and all rights to notice with respect to the Merger, including under the Company’s Certificate of Incorporation, Bylaws, and the Stockholders Agreement and under applicable Law.  The Backstop Securityholder consents to the termination of the Stockholders Agreement, effective as of the Effective Time.

b.                                                                                    By executing this Agreement, the undersigned hereby consents and agrees to, ratifies, confirms and acknowledges: (i) the appointment of Representative as the representative for the undersigned and the other Company Stockholders, with the power and authority to act on the undersigned’s behalf as set forth in Section 9.7 of the Merger Agreement; (ii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by all that the Representative, pursuant to Section 9.7 of the Merger Agreement, shall already have done or caused to be done and shall do or cause to be done, by virtue of his appointment as the Representative; (iii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by any delivery by the Representative of any waiver, amendment, agreement, certificate or other documents executed by the Representative pursuant to Section 9.7 of the Merger Agreement, as fully as if he, she or it had executed and delivered such documents; (iv) that the Representative shall receive reimbursement from the Company Stockholders and be indemnified by the Company Stockholders (including the undersigned), in accordance with the Merger Agreement; (v) that the Company Stockholders are bound by the terms of Section 9.7 of the Merger Agreement, including (but not limited to) the terms with respect to indemnification of the Representative; and (vi) subject to the terms of the Merger Agreement, upon depositing any amounts payable to the Company Stockholders in accordance with the terms of the Merger Agreement with the Representative, the Paying Agent and/or the Escrow Agent (in accordance with the terms of the Escrow Agreement), as applicable, Acquirer, Merger Sub and the Surviving Corporation shall thereafter have no further liability to any Company Stockholder for any such payment so deposited.

c.                                                                                     The Backstop Securityholder (i) waives, and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Backstop Securityholder may have under the Delaware Law or the California Corporations Code, (ii) agrees not to assert any such rights of appraisal or dissent, and (iii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action, in each case with respect to any claim, suit, action or proceeding, derivative or otherwise, against Acquirer, Merger Sub, the Company or any of their respective successors and assigns relating to the negotiation, approval, execution or delivery of this Agreement, the Merger Agreement or any Company Ancillary Agreement or the consummation of the Merger, including any claim, suit, action or proceeding (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or any Company Ancillary Agreement, or (B) alleging a breach of any fiduciary duty of any Person in connection with the approval of this Agreement, the other Company Ancillary Agreements or the Merger Agreement or the transactions contemplated hereby and thereby

6

d.                                                                                    The Backstop Securityholder agrees to cooperate with the Company, Acquirer and the Representative in order to consummate the Merger and the other transactions contemplated by the Merger Agreement and each of the other ancillary agreements to which the Backstop Securityholder is a party solely in his, her or its capacity as a holder of Company Capital Stock, including (whether prior to or after the Closing) by executing such further documents prepared at Acquirer’s expense, and performing such further reasonable acts, in connection therewith as may be reasonably requested by Acquirer and the Representative.

e.                                                                                     This Agreement applies to the Backstop Securityholder solely in his or her capacity as a holder of Company Capital Stock, and not to any Backstop Securityholder serving as a director or officer of the Company in such fiduciary capacity.

f.                                                                                       The Backstop Securityholder confirms that he, she or it has had a reasonable time and opportunity to consult with such Backstop Securityholder’s financial, legal, tax and other advisors, if desired, before signing this Agreement.

g.                                                                                    The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware, and the Federal courts of the United States of America located in Wilmington in the State of Delaware (or appellate court thereof located within such city) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in Wilmington in the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

h.                                                                                     Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties

7

shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction without the posting of a bond or undertaking, this being in addition to any other remedy to which they are entitled to at law or equity.  None of the parties shall oppose the granting of an injunction, specific performance or equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law. However, notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Acquirer Indemnified Person, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

i.                                                                                         This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and the Acquirer Indemnified Parties referenced in Section 1 of this Agreement and their respective successors and permitted assigns (if any); provided, however, that the Backstop Securityholder may not assign or transfer this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any person without Acquirer’s prior written consent and any assignment or transfer in violation of this proviso shall be null and void.  The Acquirer Indemnified Parties are express third party beneficiaries of this Agreement, and shall be entitled to enforce this Agreement as if they were parties hereto.

j.                                                                                         The Backstop Securityholder acknowledges that Acquirer and Merger Sub will be relying on such Backstop Securityholder’s execution and delivery to Acquirer of this Agreement and such Backstop Securityholder’s agreement to be bound by the terms hereof, in determining whether the conditions to Acquirer’s and Merger Sub’s obligations to consummate the Merger have been satisfied.

k.                                                                                      This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.  The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission or a pdf attachment to electronic media of such party’s signature, or a photocopy of such facsimile transmission or such pdf attachment to electronic media, and such facsimile or pdf signature shall be deemed to constitute the original signature of such party hereto.

l.                                                                                         Any amendment or modification of, or to any provision of this Agreement, and any consent to any departure from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by each of the Company, Acquirer, the Representative and the Backstop Securityholder.

m.                                                                                 The Backstop Securityholder agrees that all authority conferred in this Agreement shall survive the dissolution, liquidation, winding up, death, or incapacity of the Backstop Securityholder, and all obligations of Backstop Securityholder under this Agreement and the Merger Agreement shall be binding on the heirs, personal representatives, successors, and assigns of the Backstop Securityholder unless and until the Merger Agreement is terminated in accordance with its terms.

(Remainder of page intentionally left blank)

8

IN WITNESS WHEREOF, the undersigned have executed this Indemnification Backstop Agreement and Release to be effective as of the date first set forth above.

BACKSTOP SECURITYHOLDER:

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this Indemnification Backstop Agreement and Release to be effective as of the date first set forth above.

ACQUIRER:

HARTE-HANKS, INC.

By:
Name:
Title:

Annex A

Agreement and Plan of Merger

3

Exhibit H

Form of Letter of Transmittal

4

LETTER OF TRANSMITTAL

TO ACCOMPANY CERTIFICATES FORMERLY REPRESENTING SHARES OF

3Q DIGITAL, INC.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING TAX FORMS ARE COMPLETED AND SUBMITTED.

NO STOCKHOLDER WHO INTENDS TO EXERCISE STATUTORY APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW OR IF APPLICABLE, DISSENTERS’ RIGHTS PURSUANT TO CHATPER 13 OF THE CALIFORNIA CORPORATIONS CODE SHOULD EXECUTE THIS LETTER OF TRANSMITTAL OR SURRENDER HIS, HER OR ITS CERTIFICATES FORMERLY REPRESENTING SHARES OF 3Q DIGITAL, INC.

THIS LETTER OF TRANSMITTAL AND ENCLOSED IRS FORM W-9 OR THE APPLICABLE IRS FORM W-8 (AVAILABLE ONLINE AT WWW.IRS.GOV) SHOULD BE COMPLETED, SIGNED AND SUBMITTED TO 3Q DIGITAL, INC. PURSUANT TO THE GENERAL INSTRUCTIONS INCLUDED IN THIS LETTER OF TRANSMITTAL ON PAGE 8.

In connection with the Agreement and Plan of Merger dated as of March 16, 2015 (as amended, supplemented, or modified from time to time, the “Merger Agreement”), by and among 3Q Digital, Inc., a Delaware corporation (the “Company”), Harte Hanks, Inc., a Delaware corporation (“Acquirer”), Harte Hanks Smart, Inc., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Sub”), Maury Domengeaux as Representative (the “Representative”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”).  Capitalized terms used herein but not defined shall have the meaning set forth in the Merger Agreement.

In connection with the Merger, the undersigned, being the registered holder of the stock certificate(s) identified in the table below on page 10 (the “Certificate(s)”), which represent all of the shares of capital stock, par value $0.00001 per share, of the Company owned by the undersigned, encloses herewith, delivers and surrenders the Certificate(s).

In accordance with the terms of the Merger Agreement, from and after the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares held by dissenting stockholders) shall be cancelled and shall cease to exist, and be converted into the right to receive, without duplication, the consideration set forth in the Merger Agreement.

The Board of Directors of the Company has approved the Merger Agreement, the Merger and the transactions contemplated thereby.  Company Stockholders holding that number of shares of Company Capital Stock constituting the Company Stockholder Approval have adopted the Merger Agreement by written consent pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s certificate of incorporation, and the Stockholders Agreement (as defined below), thereby approving the Merger and the transactions contemplated by the Merger Agreement.  Accordingly, the Merger Agreement has been adopted by all necessary action on the part of the Company and the Company Stockholders.  However, in order to receive your share of the consideration set forth in the Merger Agreement, you will need to execute and deliver this Letter of Transmittal.  For your information and convenience, a copy of the Merger Agreement (without Exhibits and Schedules) is enclosed herewith as Exhibit A.

Section 228 of the DGCL requires that prompt notice of the taking of corporate action, such as approving the Merger Agreement and the transactions contemplated thereby, including the Merger, without a meeting by less than unanimous written consent of stockholders shall be given to those Company Stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.  This Letter of Transmittal constitutes the notice required to be given to the stockholders who did not execute the written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, as required by Section 228 of the DGCL.

In lieu of receiving the consideration payable to a Company Stockholder pursuant to the terms of the Merger Agreement, provided that you have not executed the written consent approving the Merger Agreement, you have the right to seek appraisal of the fair value of your shares of Company Capital Stock, as determined by the Delaware Court of Chancery, but only to the extent you comply with all requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit B and if applicable, Chapter 13 of the California General Corporation Law, the full text of which is attached as Exhibit C to this Letter of Transmittal.  The appraisal amount you would receive could be more than, the same as or less than the amount you would be entitled to receive under the terms of the Merger Agreement.  If you intend to exercise such appraisal rights then you must, among other things, submit a written demand for an appraisal to the Company within the time period specified by Section 262 of the DGCL and if applicable, Chapter 13 of the California General Corporation Law.  Your failure to follow exactly the procedures specified in Section 262 of the DGCL and if applicable, Chapter 13 of

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the California General Corporation Law will result in the loss of your appraisal rights.  This Letter of Transmittal is intended to serve as notice to you, as a stockholder, of your appraisal rights, as required by Section 262(d) of the DGCL and Chapter 13 of the California General Corporation Law.

Because of the complexity of Section 262 of the DGCL and Chapter 13 of the California General Corporation Law, you should consult with your advisors, including legal counsel, in connection with any demand for appraisal.  Any demand for an appraisal should be sent to the Company at the following address:

3Q Digital, Inc.

155 Bovet Rd., Suite 480

San Mateo, CA 94402

Attention: Corporate Secretary

ATTACHED HERETO ARE A COPY OF THE MERGER AGREEMENT AS EXHIBIT A, A COPY OF SECTION 262 OF THE DGCL OUTLINING THE PROCEDURE REQUIRED TO DISSENT AS EXHIBIT B AND A COPY OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.  YOU ARE ENCOURAGED TO READ ALL OF THE AFOREMENTIONED DOCUMENTS PROVIDED BY THE COMPANY PRIOR TO DELIVERING THIS LETTER OF TRANSMITTAL TO THE COMPANY.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES
(Forming a part of the terms and conditions of the transaction)

(A)                               The undersigned hereby represents and warrants to each of Acquirer, Merger Sub and the Company that:

(a)                                 the undersigned is an individual, or a partnership, a limited liability company or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite power, authority and legal capacity to execute and deliver this Letter of Transmittal and to perform the undersigned’s obligations hereunder, including the surrender of the Certificate(s), free and clear of all Encumbrances;

(b)                                the undersigned is the sole lawful record and beneficial owner(s) of the shares of Company Capital Stock held by the undersigned and identified in Box B on page 10 below, has good title to such Company Capital Stock, free and clear of any Encumbrances and with no restriction on the voting rights (if applicable) and other incidents of record and beneficial ownership pertaining thereto other than as set forth in that certain Stockholders Agreement, dated March 5, 2014 (the “Stockholders Agreement”), by and among the Company and the stockholders listed on Schedule 1 thereto;

(c)                                 the undersigned is not the subject of any bankruptcy, reorganization or similar proceeding, lawsuit, claim or action;

(d)                                the undersigned has not sold, transferred, assigned, optioned or hypothecated such Company Capital Stock to any Person and has not entered into any agreement to do the foregoing;

(e)                                 there are no voting trusts, irrevocable proxies or other contracts or understandings to which the undersigned is a party or is bound with respect to the voting or consent of the shares of Company Capital Stock (other than the Stockholders Agreement, to the extent that the undersigned is a party thereto);

(f)                                   this Letter of Transmittal has been duly authorized, approved, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies;

(g)                                neither the execution and the delivery of this Letter of Transmittal, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof or thereof will (a) contravene, conflict with, or result in a violation of any Applicable Law or any order of any Governmental Authority to which any of the undersigned’s assets, including the shares of Company Capital Stock, are subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, permit, certificate, order, injunction, judgment, ruling or other arrangement to which the undersigned is a party or by which the undersigned is bound or to which any of the undersigned’s assets, including the shares of Company Capital Stock, are subject;the undersigned is not a party to any proceeding, lawsuit, claim or action, nor is there any proceeding, lawsuit, claim or action pending or, to the knowledge of the undersigned, threatened, against the undersigned relating to this Letter of Transmittal or the transactions contemplated hereby, including, without limitation, the Merger; and

(h)                                 the undersigned has consulted, or had the opportunity to consult, with its legal counsel or other advisors with respect to, and fully understands the meaning and intent of, this Letter of Transmittal, including, but not limited to, the final and binding effect of this Letter of Transmittal and the surrender of the Certificate(s) and the shares of Company Capital Stock, and the acknowledgments, releases, waivers and appointments contained herein.

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ARTICLE 5  COVENANTS AND ACKNOWLEDGMENTS
(Forming a part of the terms and conditions of the transaction)

The undersigned hereby understands, acknowledges and agrees, as applicable, that:

(a)                                 the undersigned has received a copy of and has reviewed the Merger Agreement permitting, to the extent applicable, the cancellation of each of his, her or its shares of Company Capital Stock in exchange for the right to receive the consideration set forth in the Merger Agreement, and has received related materials provided with this Letter of Transmittal; including, but not limited to the notification required pursuant to section 262 of the DGCL that appraisal rights are available and pursuant to Chapter 13 of the California General Corporation Law that dissenters’ rights may be available, which notice outlines the appraisal rights to which the undersigned may be entitled, together with a copy of section 262 of the DGCL and Chapter 13 of the California General Corporation Law;

(b)                                pursuant to Sections 228 and 251 of the DGCL, the undersigned, in its capacity as a stockholder of the Company, hereby (a) approves and consents to the Merger Agreement (and the transactions contemplated thereby, including the Merger) and (b) irrevocably waives any and all rights to demand appraisal and all other rights provided pursuant to Section 262 of the DGCL and if applicable, Chapter 13 of the California General Corporation Law;

(c)                                 neither Acquirer nor Merger Sub shall have any liability whatsoever with respect to the allocation of proceeds among the Company Stockholders resulting from any payments made to such Company Stockholders pursuant to the Merger Agreement or any payments made by the Representative;

(d)                                an escrow account has been established as security for the Effective Time Holders’ obligations under Section 2.2 of the Merger Agreement;

(e)                                 (a) the undersigned’s surrender of the Certificate(s) and the shares of Company Capital Stock is not made in acceptable form until receipt by the Company of this Letter of Transmittal, duly completed and manually signed, together with the Certificate(s), (b) all questions as to validity, form and eligibility of any surrender of the Certificate(s) and the shares of Company Capital Stock will be determined in the reasonable discretion of Acquirer, (c) Acquirer reserves the right to reject incomplete or irregular presentations, and (d) the undersigned will, upon reasonable request, execute and deliver any additional documents deemed by Acquirer, the Company or the Representative, in its reasonable discretion, to be necessary in connection with the surrender of the Certificate(s) and the shares of Company Capital Stock to the extent such documents are in the possession of, or can be readily produced by, the undersigned;

(f)                                   unless and until the undersigned surrenders the Certificate(s) and the shares of Company Capital Stock in accordance with the terms of this Letter of Transmittal and the Merger Agreement, the undersigned shall not be entitled to receive his, her or its portion of the Total Merger Consideration; when the undersigned shall be entitled to receive any such payment it shall be paid by check or wire transfer (as applicable at the address) or to the account, as the case may be, of the undersigned indicated herein;

(g)                                any amounts required to be paid to the undersigned pursuant to the Merger Agreement [and/or Escrow Agreement], shall be paid in accordance with the terms of such agreements, as applicable (including with respect to timing, manner of payment in accordance with Section 2.1 of the Merger Agreement);

(h)                                 by execution and delivery of this Letter of Transmittal, all agreements (other than the Merger Agreement and any agreements entered into in connection with the Merger Agreement, including but not limited to the Escrow Agreement and this Letter of Transmittal) by and between the undersigned and the Company relating in any manner to the undersigned’s equity interests in the Company (including, without limitation, to the extent that the undersigned is a party thereto, the Stockholders Agreement) shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect (other than any restrictive covenants and confidentiality obligations of the undersigned set forth therein and such provisions related thereto);

(i)                                     no public release or public announcement related to the Merger Agreement or the transactions contemplated therein or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by the undersigned without the joint approval of Acquirer and the Representative unless required by law, in which case Acquirer and the Representative shall have the right to review such press release or public announcement prior to issuance, distribution or publication;

(j)                                     all authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any obligation of the undersigned shall be binding upon his, her or its successors, assigns, heirs, executors, administrators and legal representatives;

(k)                                  all covenants, representations and warranties contained herein or made in writing by the undersigned in connection herewith shall survive the execution and delivery of this Letter of Transmittal and the consummation of the transactions contemplated hereby and thereby;

(l)                                     in the event of any inconsistency between the terms of this Letter of Transmittal and the Merger Agreement, the Merger Agreement shall control;

(m)                             the terms and provisions of Sections 10.1 through 10.20 of the Merger Agreement are hereby incorporated by reference herein as if fully set forth herein, mutatis mutandis; and

(n)                                 the language of all parts of this Letter of Transmittal shall in all cases be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against any particular person.

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ARTICLE 6  RELEASE
(Forming a part of the terms and conditions of the transaction)

By execution and delivery of this Letter of Transmittal, the undersigned hereby acknowledges and agrees that effective as of Closing, on behalf of himself, herself, or itself and his, her or its respective heirs, beneficiaries, successors, assigns, creditors, representatives, agents and affiliates (the “Releasing Parties”), he, she or it hereby irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges Acquirer, Merger Sub, the Company, the Surviving Corporation and each of their respective current and former officers, directors, employees, agents, affiliates, direct and indirect equity holders, lenders, advisors, representatives, successors and assigns (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties or any of them, had, has, or may have had at any time in the past until and up through (and including) the date of Closing, against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company (or with any predecessor of the Company or any Subsidiary of the Company) or its rights or status as a stockholder, warrantholder, optionholder, equity holder, employee, manager, officer or director of the Company, or any rights arising out of or pursuant to the Agreement and Plan of Merger, dated as of February 25, 2014, between 3Q Digital, LLC, iSearch Merger Sub, Inc., iSearch Media, Inc., Maury Domengeaux as Stockholder Representative and the other stockholders signatory thereto, and further including without limitation any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement and the performance of any of the transactions contemplated by the Merger Agreement (collectively, “Causes of Action”); provided, however, that the foregoing release shall not apply to or encompass (i) any claim the undersigned or the undersigned’s representative may have, in his or her capacity as a director or officer of the Company, for indemnification, whether pursuant to an indemnification agreement, under the Company’s Certificate of Incorporation and By-Laws as in effect immediately prior to the Closing or pursuant to Applicable Law, (ii) any claim the undersigned may have under the Merger Agreement or any other agreement entered into by the undersigned contemplated by or in connection with the Merger Agreement, (iii) if the undersigned is an employee, officer, director or contractor of the Company, for compensation due and owing for performance of services for the Company or reimbursable business expenses incurred by the undersigned or any rights under any other employment benefits earned or accrued by or for the benefit of the undersigned, and (iv) any claim the undersigned might have to enforce his, her or its rights under this Agreement.  The undersigned hereby represents that he, she or it (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, the undersigned further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action. The undersigned hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the covenants and releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.  The undersigned further represents and warrants that he, she or it has not relied upon the Company, Acquirer or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

This release and waiver applies to, and is intended to be a bar to, all Causes of Action that exist as of the date of this Agreement, whether known or unknown by the undersigned.  The undersigned specifically acknowledges that he, she or it is aware of and familiar with the provisions of California Civil Code Section 1542, (or any other laws of similar effect, domestic or foreign) which provide as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The undersigned acknowledges that he, she or it may later discover Causes of Action or facts in addition to or different from those which the undersigned now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the undersigned hereby waive any Causes of Action that might arise as a result of such different or additional Causes of Action or facts.

ARTICLE 7  WAIVER OF APPRAISAL RIGHTS
(Forming a part of the terms and conditions of the transaction)

THE UNDERSIGNED UNDERSTANDS THAT SUBMISSION OF THIS LETTER OF TRANSMITTAL TO THE COMPANY WILL CONSTITUTE A WAIVER OF HIS, HER OR ITS RIGHT TO DEMAND APPRAISAL OF THE FAIR VALUE OF THE

8

SHARES OF COMPANY CAPITAL STOCK PURSUANT TO THE PROVISIONS OF THE DGCL. THE UNDERSIGNED FURTHER UNDERSTANDS THAT IF HE, SHE OR IT HAS FILED A DEMAND FOR APPRAISAL WITH RESPECT TO THE SHARES OF COMPANY CAPITAL STOCK FORMERLY REPRESENTED BY THE CERTIFICATE(S) SUBMITTED AND SURRENDERED HEREWITH, THE UNDERSIGNED, BY SUBMISSION OF THIS LETTER OF TRANSMITTAL, HEREBY WITHDRAWS SUCH DEMAND FOR APPRAISAL AND AGREES THAT THE FAIR VALUE OF SUCH SHARES OF COMPANY CAPITAL STOCK IS NOT MORE THAN THE CONSIDERATION PAYABLE PURSUANT TO THE MERGER AND ACQUIRER AND THE COMPANY HEREBY ACCEPT SUCH WITHDRAWAL.

ARTICLE 8  APPOINTMENT OF REPRESENTATIVE
(Forming a part of the terms and conditions of the transaction)

By executing this Letter of Transmittal, the undersigned hereby consents and agrees to, ratifies, confirms and acknowledges: (i) the appointment of Representative as the representative for the undersigned and the other Company Stockholders, with the power and authority to act on the undersigned’s behalf as set forth in Section 9.7 of the Merger Agreement; (ii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by all that the Representative, pursuant to Section 9.7 of the Merger Agreement, shall already have done or caused to be done and shall do or cause to be done, by virtue of his appointment as the Representative; (iii) that, subject to Section 9.7 of the Merger Agreement, he, she or it shall be bound by any delivery by the Representative of any waiver, amendment, agreement, certificate or other documents executed by the Representative pursuant to Section 9.7 of the Merger Agreement, as fully as if he, she or it had executed and delivered such documents; (iv) that the Representative shall receive reimbursement from the Company Stockholders and be indemnified by the Company Stockholder (including the undersigned), in accordance with the Merger Agreement; (v) that the Company Stockholders are bound by the terms of Section 9.7 of the Merger Agreement, including (but not limited to) the terms with respect to indemnification of the Representative; and (vi) subject to the terms of the Merger Agreement, upon depositing any amounts payable to the Company Stockholders in accordance with the terms of the Merger Agreement with the Representative, the Paying Agent and/or the Escrow Agent (in accordance with the terms of the Escrow Agreement), as applicable, Acquirer, Merger Sub and the Surviving Corporation shall thereafter have no further liability to any Company Stockholder for any such payment so deposited.

THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT MAY BE TAXABLE TO THE COMPANY STOCKHOLDERS.  NONE OF ACQUIRER, MERGER SUB, THE REPRESENTATIVE OR THE COMPANY IS GIVING ANY TAX ADVICE IN CONNECTION WITH THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY AGREEMENTS, CERTIFICATES OR DOCUMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT.  COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH TRANSACTIONS.

THIS LETTER OF TRANSMITTAL CONSTITUTES THE VALID AND BINDING AGREEMENT OF THE UNDERSIGNED ENFORCEABLE AGAINST THE UNDERSIGNED IN ACCORDANCE WITH ITS TERMS AND, ONCE SUBMITTED, IS IRREVOCABLE.

NO COMPANY STOCKHOLDER WHO INTENDS TO EXERCISE STATUTORY APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL OR IF APPLICABLE, CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW SHOULD EXECUTE THIS LETTER OF TRANSMITTAL OR SURRENDER HIS, HER OR ITS CERTIFICATES FORMERLY REPRESENTING SHARES.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING TAX FORMS ARE COMPLETED.

If you have questions regarding this Letter of Transmittal or the surrender of your shares of Company Capital Stock or if you require additional copies of this Letter of Transmittal, please contact Maury Domengeaux at maury@3qdigital.com.

PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS CAREFULLY IN THEIR ENTIRETY.  THIS LETTER OF TRANSMITTAL (OR A COPY HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE COMPLETED AND MAILED OR DELIVERED IN THE ENCLOSED PREPAID ENVELOPE TO THE FOLLOWING ADDRESS:

3Q Digital, Inc.

155 Bovet Rd., Suite 480

San Mateo, CA 94402

Email: maury@3qdigital.com

Attention: Corporate Secretary

9

THE COMPANY KINDLY ASKS THAT YOU COMPLETE AND RETURN THE REQUISITE DOCUMENTS AS PROMPTLY AS POSSIBLE BUT NOT LATER THAN MARCH 16, 2015 IN ORDER TO ENSURE PROMPT PAYMENT FOLLOWING THE CLOSING.  FAILURE TO RETURN THE REQUISITE DOCUMENTS BY SUCH DATE COULD RESULT IN A DELAY OF PAYMENT FOLLOWING THE CLOSING.

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10

General Instructions For Stockholders

Please read this information carefully.

•                  BOX A - Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of a registered stockholder or entity your signature must include your legal capacity.  Signatures on the Letter of Transmittal must correspond in every particular way with the registered name(s) of such holder(s) on such Certificate(s).  If any shares of Company Capital Stock are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.  When the Letter of Transmittal is signed by the registered holder(s) of the Company Capital Stock, no endorsements of Certificate(s) or separate share powers are required.  If this Letter of Transmittal is signed by or on behalf of a person other than the registered holder(s) of the Company Capital Stock listed, any Certificate(s) must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Certificate(s).  In case the Letter of Transmittal is executed by an attorney, executor, administrator, guardian, or other fiduciary, or by an officer of a corporation, the person executing the Letter of Transmittal must give his full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with the Letter of Transmittal and Certificate(s) surrendered.  If any shares of Company Capital Stock are registered in different names on different Certificate(s), it will be necessary to complete, sign, and submit as many separate copies of this Letter of Transmittal and any necessary or required documents as there are different registrations of Certificate(s).

•                  BOX B - Certificate Detail: List all certificate numbers and shares of Company Capital Stock submitted in Box B. Your original certificate(s) have previously been delivered by the Company’s transfer agent on your behalf directly to the Company.

•                  BOX C - New Registration: Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Shares. Signature must be that of the new registration indicated.  All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment is to be made to anyone other than the registered holder of your Shares and this transaction results in proceeds at or above $14,000,000.00 in value to such party, please contact Wilmington Trust, N.A. at 612-217-5664 or Equityholdercontact@wilmingtontrust.com The paying agent will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

•                  BOX D - Current Name and Address of Registered Stockholder: Please provide the address that should be used for all future communications.

•                  BOX E - Wire Instructions: Complete Box E in its entirety.  Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•                  BOX F — Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box A and D. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•                  IRS Form W-9 or W-8:  U.S. federal income tax law generally requires that if your shares are accepted for payment, you or your assignee (in either case, the “Payee”), must provide the Company with the Payee’s correct TIN if you are a U.S. person (as defined in the instructions to the enclosed IRS Form W-9), which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Company is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a penalties imposed by the Internal Revenue Service (“IRS”) and backup withholding at a rate of 28 percent on the gross proceeds received pursuant to the Merger.  Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided the required information is timely furnished to the IRS.

To prevent backup withholding, each Payee that is a U.S. person (as defined in the instructions to the enclosed IRS Form W-9) must provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). If the shares are held in more than one name or are not held in the name of the actual owner, consult the W-9 instructions for information on which TIN to report.

Exempt Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee should fill in the “Exempt payee code” field, if any, on IRS Form W-9. See the W-9 Specific Instructions for additional instructions.

In order for a nonresident alien, foreign trust, foreign estate or foreign entity to qualify as exempt, such person or entity must submit an appropriate and properly completed IRS Form W-8 signed under penalties of perjury attesting to such exempt status. IRS Forms W-8 may be obtained from the IRS at its Internet website: www.irs.gov.

TO PREVENT BACKUP WITHHOLDING ON PROCEEDS, EACH PAYEE SHOULD COMPLETE AND PROVIDE THE COMPANY WITH THE ENCLOSED IRS FORM W-9 (FOR PAYEES THAT ARE U.S. PERSONS, INCLUDING U.S. RESIDENT ALIENS) OR AN APPROPRIATE IRS FORM W-8 (FOR PAYEES THAT ARE NOT U.S. PERSONS, AVAILABLE AT WWW.IRS.GOV). CONSULT THE INSTRUCTIONS TO THE ENCLOSED IRS FORM W-9 FOR THE DEFINITION OF “U.S. PERSON.”

11

•                  Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

•                  Returning Certificate(s): Return this Letter of Transmittal to the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method and insured. Delivery of this instrument to an address other than as set forth below does not constitute valid delivery.

By Mail, Overnight Courier or Hand-Delivery to:

3Q Digital, Inc.

155 Bovet Rd., Suite 480

San Mateo, CA 94402

Email: maury@3qdigital.com

Attention: Corporate Secretary

Questions:  If you have questions regarding this Letter of Transmittal or the surrender of your shares of Company Capital Stock or if you require additional copies of this Letter of Transmittal, please contact Maury Domengeaux.

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12

SIGNATURE BLOCK FOR STOCKHOLDERS

All stockholders must complete Boxes A, B, D and E.

Please also read the “General Instructions” on page 8

BOX A — Signature of Registered Stockholder(s)	BOX B — Certificate(s) Enclosed
(Must be signed by all registered stockholders; include legal capacity if signing on behalf of an entity)	Share Certificate Number(s) (Attach additional signed list, if necessary)	Number of Shares Represented by Each Certificate

Signature

Signature (if joint registration or requires multiple signatures)

«Name»		«

Print Name(s)

Telephone Number	Total Shares Surrendered:	«Total»

BOX C — New Registration Instructions

To be completed ONLY if the wire transfer is to be made to the account of someone other than the registered Stockholder(s) in Box A and D.

ISSUE TO:

Name:

Street Address,

City, State, Zip

Please remember to complete and sign the Form W-9 attached hereto or, if applicable, a Form W-8BEN (available online at www.irs.gov).

BOX D — Name and Address of Registered Stockholder(s)

Please insert your full mailing address below

«Name»

«Street»

«City_», «State»  «ZIP»

13

BOX E —Bank Wire Instructions
(NOTE: This wire request is mandatory.)

NOTE: This wire request is optional. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F.  If you complete Box E and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

Name of Registered Stockholder

ABA Routing Number

Bank Name

Bank Address

Bank Account Name

Bank Account Number

Further Credit To Name

Further Credit To Account Number

SWIFT or IBAN (if applicable)

By completion of Box E, the registered stockholder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing payments of the portion of the Total Merger Consideration, payable with respect to such registered stockholder(s) shares of Company Capital Stock represented by this Letter of Transmittal to be made to the bank account listed above.

BOX F — Medallion Guarantee

If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box E (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution.

Note: A notarization by a notary public is not acceptable

NOTICE TO NON-RESIDENT ALIEN INDIVIDUALS OR FOREIGN ENTITIES (e.g. foreign corporation, partnership or trusts): DO NOT COMPLETE THE FOLLOWING FORM W-9.  OBTAIN AN APPLICABLE IRS FORM W-8 AT www.irs.gov.  COMPLETE AND RETURN THE APPLICABLE IRS FORM W-8 CERTIFICATION OF FOREIGN STATUS.  FAILURE TO DO SO WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT APPLICABLE RATE.

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[W-9 Form]

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EXHIBIT A

Merger Agreement

See attached.

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EXHIBIT B

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights (Effective Aug. 15, 2013)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

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(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7.

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EXHIBIT C

Chapter 13 of the California General Corporation Law. Dissenters’ Rights

Section 1300.

(a)        If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b).  The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)        As used in this chapter, “dissenting shares” means shares to which all of the following apply:  (1) That were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).  (2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.  (3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.  (4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)        As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

Section 1301.

(a)        If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)        Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision

(b) of Section 1300 , not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)        The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

Section 1302.   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.

(a)        If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)        Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.

(a)        If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)        Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)        On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305.

(a)        If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)        If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)        Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)        Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

Section 1306.   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308.   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)        The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)        The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)        The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d)        The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

Section 1310.   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312.

(a)        No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Section 1313.   A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.